SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          NORTHERN STATES POWER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                   NSP [LOGO]



March 20, 1998


Dear Shareholder:


     This is your invitation to attend the Annual Meeting of Shareholders of Northern States Power Company on Wednesday, April 22, 1998, at 10:00 a.m., at Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota.

     The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe matters to be acted upon at the meeting. We will also report on current operations and on our future plans. At the conclusion of voting, you will have an opportunity to ask questions.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO ASSURE THAT YOUR PROXY WILL BE VOTED. YOUR VOICE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

     IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ADMISSION CARD AND WE WILL SEND YOU DIRECTIONS AND PARKING INSTRUCTIONS.

     Our annual meetings have been helpful in maintaining communications and understanding between our Board of Directors and shareholders. We would like you to join us.

Sincerely,

/s/ James J. Howard

James J. Howard
CHAIRMAN, PRESIDENT &
CHIEF EXECUTIVE OFFICER

                         NORTHERN STATES POWER COMPANY
                           (A MINNESOTA CORPORATION)


                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS


     The Annual Meeting of Shareholders of NORTHERN STATES POWER COMPANY, a Minnesota corporation, will be held on Wednesday, April 22, 1998, at 10:00 a.m., at Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota for the following purposes:

     (1) To elect three directors to Class III until the Annual Meeting of Shareholders in 2001;

     (2) To vote on a proposal to amend the Company's Restated Articles of Incorporation to increase the number of shares of authorized common stock from 160 million shares to 350 million shares;

     (3) To approve amendments to the Company's Executive Long-Term Incentive Award Stock Plan;

     (4)  To approve the Company's Executive Annual Incentive Award Plan;

     (5) To ratify the appointment of Price Waterhouse, Certified Public Accountants, as independent auditors of the Company for 1998;

     (6) To vote on a shareholder proposal entitled, "Shareholder Resolution on Conversion of Prairie Island Nuclear Plant to Natural Gas Plant," if properly presented at the meeting; and

     (7) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 2, 1998, will be entitled to notice of, and to vote at, this Annual Meeting.


  Minneapolis, Minnesota                   By order of the Board of Directors
  March 20, 1998                                    John P. Moore, Jr.
                                                        SECRETARY


                 PLEASE REMEMBER TO SIGN AND RETURN YOUR PROXY

                         NORTHERN STATES POWER COMPANY
                               414 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55401

                                PROXY STATEMENT


     This proxy statement is furnished in connection with the solicitation of the enclosed proxy by the Company's Board of Directors for use at the Annual Meeting or any adjournment thereof. The proxy statement and the enclosed proxy card were mailed on or about March 20, 1998.


     When proxies are returned properly executed, the shares represented will be voted according to shareholders' direction. A proxy may be revoked at any time before it is exercised by giving written notice of the revocation to John P. Moore, Jr., Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota 55401, by filing another proxy with him, or by attending the meeting and voting in person.


     Owners of record at the close of business on March 2, 1998 of each outstanding share of NSP common stock are entitled to one vote and of each outstanding share of NSP preferred stock are entitled to one vote (other than NSP preferred stock of the series designated "Cumulative Preferred Stock, $3.60 Series" (the "$3.60 Series Preferred Stock"), which is entitled to three votes per share) upon each matter presented at the Annual Meeting. On the Record Date, there were 74,861,502 shares of common stock, 275,000 shares of $3.60 Series Preferred Stock and 1,725,000 shares of other NSP preferred stock outstanding.

     First Trust N.A., the Trustee for the Company's Employee Stock Ownership Plan, holds approximately 7.48% of the Company's common stock for the benefit of Plan participants, none of whom has a total beneficial interest of more than
 .009% of the Company's outstanding voting securities. No other person holds of record or, to the knowledge of management, owns beneficially more than 5% of any class of the outstanding voting securities of the Company.


     The cost of preparing, assembling and mailing proxies will be borne by the Company. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and telegram. In addition, Georgeson & Company, Inc. has been retained to assist in the solicitation of proxies for the 1998 Annual Meeting, at a fee of approximately $10,000 plus associated costs and expenses. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to principals and obtaining their proxies.


     The Company mailed its annual report for the year 1997 on or about March 13, 1998, to all shareholders of the Company of record on March 2, 1998. The following portions of the Annual Report are incorporated herein and made a part of this proxy statement: the information under the caption Management's Discussion and Analysis of Results; and the consolidated financial statements and notes thereto, including the Report of Management and the Report of Independent Public Accountants.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

GENERAL INFORMATION

     The Company's Bylaws currently provide that the Board of Directors shall consist of at least seven, but no more than fifteen directors, as determined by the Board. The Board of Directors is divided into three classes as nearly equal in number as possible with staggered terms of office so that one class of directors will be elected at each annual meeting for a term of three years.

     At the Annual Meeting, the following three individuals are the nominees to be elected to the Board of Directors to serve in Class III until the Annual Meeting of Shareholders in the year 2001 and until their successors are elected and have qualified: H. Lyman Bretting, David A. Christensen and Dr. Margaret R. Preska. Each of these nominees is currently a director of the Company whose term is scheduled to expire at this Annual Meeting.

     All of the nominees have indicated a willingness to serve. Should any of the nominees become unavailable prior to this Annual Meeting, your proxy will be voted for such person or persons as shall be recommended by a proxy committee appointed by the Board.

     Shareholders are entitled to vote cumulatively for the election of directors. Each shareholder is entitled to a number of votes for such election equal to the number of votes entitled to be cast with respect to the shares held by such shareholder multiplied by the number of directors of each class to be elected, and may cast all votes for one nominee or distribute the votes among the nominees. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) will have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES NAMED BELOW.

               CLASS III -- NOMINEES FOR TERMS EXPIRING IN 2001

[PHOTO]
DIRECTOR SINCE 1990

H. LYMAN BRETTING, age 61, is President and Chief Executive Officer of C.G. Bretting Manufacturing Co. in Ashland, Wisconsin. Mr. Bretting joined C.G. Bretting Manufacturing Co., a family owned business, in 1958 and shifted the scope of the business from repairing and manufacturing mining equipment to manufacturing automated paper tissue, towel and napkin folding equipment.
     In 1989, he was named "Wisconsin Small Business Person of the Year" and also the nation's "Small Business Person of the Year" by President George Bush.
     A graduate of the University of Notre Dame in South Bend, Indiana, Mr. Bretting is involved in numerous community activities. He is also chairman of the board and director of M&I National Bank of Ashland, and a director of NSP-Wisconsin, a subsidiary of the Company, and president and director of the Ashland Foundation.

[PHOTO]
DIRECTOR SINCE 1976

DAVID A. CHRISTENSEN, age 62, is President, Chief Executive Officer and a director of Raven Industries, Inc. of Sioux Falls, South Dakota, a diversified manufacturer that supplies plastics, electronics and special apparel products to various markets. He has been associated with Raven Industries since 1962. Before joining Raven Industries, he worked at John Morrell & Co. and served in the U.S. Army Corps of Engineers.
     He received his bachelors degree in industrial engineering from South Dakota State University, which later honored him with its distinguished engineer, distinguished service, and distinguished alumni awards. He also was honored in 1993 as South Dakotan of the Year by the University of South Dakota and South Dakota Sales and Marketing Executive of the Year.
     Mr. Christensen also serves as a director of Norwest Corporation, Minneapolis; Beta Raven, Inc., St. Louis, Missouri; Aerostar International, Inc., Sioux Falls, South Dakota; and Glassite, Inc., Dunnell, Minnesota.
     A strong advocate for his community and state, he has served in many volunteer activities. He is a past director of the South Dakota Symphony and Sioux Falls Downtown Development Corp., as well as a past chairman of the Sioux Empire United Way.

[PHOTO]
DIRECTOR SINCE 1980

DR. MARGARET R. PRESKA, age 60, is the Distinguished Senior Fellow for Academic Affairs of the Minnesota State Colleges and Universities and the Distinguished Service Professor for the Minnesota State Universities. She was President of Mankato State University from 1979 until 1992. She had served as its Vice President for Academic Affairs and Equal Opportunity Officer from 1975 until 1979. She previously was academic dean, instructor, assistant and associate professor of history and government at LaVerne College in LaVerne, California.
     Dr. Preska earned a bachelor of science degree at SUNY Brockport, where she graduated SUMMA CUM LAUDE. She earned a masters at The Pennsylvania State University, a Ph.D. at Claremont Graduate University, and further studied at Manchester College of Oxford University.
     She is an advisory board member of Norwest Bank Minnesota South Central, N.A. in Mankato and a member of Women Directors and Officers in Public Utilities. She served as national president of Camp Fire Boys and Girls, Inc., from 1985-87. She is a charter member of the board of directors of Executive Sports, Inc., a division of Golden Bear International. She is affiliated with several organizations, including: the Retired Presidents Association of the American Association of State Colleges and Universities, the St. Paul/ Minneapolis Committee on Foreign Relations, Rotary, Minnesota Women's Economic Roundtable and the American Historical Association.

               CLASS II -- DIRECTORS WHOSE TERMS EXPIRE IN 2000

[PHOTO]
DIRECTOR SINCE 1997

GIANNANTONIO FERRARI, age 58, is a Director and President and Chief Operating Officer of Honeywell, Inc. From January 1992 to April 1997, he was President of Honeywell Europe. From 1988 to 1992, Mr. Ferrari was Vice President for Western Europe, the Middle East and Africa. Prior thereto, he served as Controller and Vice President of Finance and Director of Distribution of Honeywell Europe.
     Mr. Ferrari holds a degree as a chartered accountant from the Catholic University of Milan, Italy. He is on the Board of Governors of the National Electrical Manufacturers Association and the European American Industrial Council located in Belgium. He is also a member of the Board of Directors of the National Association of Manufacturers.

[PHOTO]
DIRECTOR SINCE 1990

RICHARD M. KOVACEVICH, age 54, is the Chairman and Chief Executive Officer of Norwest Corporation, in Minneapolis, a holding company for banking institutions. Mr. Kovacevich joined Norwest Corporation as Vice Chairman of the Board and Chief Operating Officer of the Banking Group in March 1986, became President and Chief Operating Officer of the Norwest Corporation on January 1, 1989, became President and Chief Executive Officer of Norwest Corporation on January 1, 1993 and assumed the additional position of Chairman on May 1, 1995.
     Before joining Norwest Corporation, Mr. Kovacevich was group executive and a member of the policy committee of Citicorp in New York. Previously, he was in charge of Citibank USA, including its nationwide MasterCard and Visa division and its New York City banking division.
     Mr. Kovacevich holds a bachelors and a masters degree in industrial engineering and a masters of business administration degree, all from Stanford University.
     He also serves as a director of Dayton Hudson Corporation, PETsMART, Inc., ReliaStar Financial Corp. and The Bankers Roundtable. He also is vice chairman of the American Bankers Council, vice chairman of the board of the Greater Minneapolis Metropolitan Housing Corporation, director and vice president of the Walker Art Center, director and member of the executive committee of the Minnesota Business Partnership, Inc., and 1998 vice chair of Leadership Giving for the United Way of Minneapolis Area.

[PHOTO]
DIRECTOR SINCE 1991

DOUGLAS W. LEATHERDALE, age 61, is Chairman, President and Chief Executive Officer of The St. Paul Companies, Inc., a worldwide property and liability insurance organization, having served in such capacity since 1990. Mr. Leatherdale joined The St. Paul Companies in 1972 and has held numerous executive positions with the Company, including President and Chief Executive Officer, Executive Vice President and Senior Vice President of Finance. Before joining The St. Paul Companies, Mr. Leatherdale was employed by the Lutheran Church of America in Minneapolis where he served as Associate Executive Secretary on the Board of Pensions. Prior to his four years at the Lutheran Church of America, he served as Investment Analyst Officer at Great West Life Assurance Company in Winnipeg.
     A native of Canada, Mr. Leatherdale attended United College in Winnipeg and later completed additional studies at Harvard Business School and the University of California-Berkeley.
     Mr. Leatherdale also serves as a director of The John Nuveen Company and United HealthCare Corporation. He is also vice chairman of the board of directors and a trustee of Carleton College. He is a member of the Twin City Society of Security Analysts and the Financial Executive Institute.

[PHOTO]
DIRECTOR SINCE 1985

A. PATRICIA SAMPSON, age 49, currently operates The Sampson Group, Inc., a management development and strategic planning consulting business. Prior to that she served as a consultant with Dr. Sanders and Associates, a management and diversity consulting company. Prior to her current endeavors, Ms. Sampson served as Chief Executive Officer of the Greater Minneapolis Area Chapter of the American Red Cross from July 1993 until January 1, 1995. She also previously served successively as Executive Director from October 1986 until July 1993, Assistant Executive Director-Services (April 1985), and Assistant Manager (July
1984) of the Greater Minneapolis Area Chapter. Prior to the above, she served as the Director of Service to Military Families and Veterans and Director of Disaster Services for the St. Paul Area Chapter of the American Red Cross.
     Mrs. Sampson received a masters degree from the University of Pennsylvania and a bachelors degree from Youngstown State University.
     She is a director on the Minnesota Women's Economic Roundtable and the Utility Women's Conference Board. She is active in Christian education. She previously served on the boards of the Greater Minneapolis Area United Way, Minneapolis Urban League and the Minnesota Orchestral Association.

                CLASS I -- DIRECTORS WHOSE TERMS EXPIRE IN 1999

[PHOTO]
DIRECTOR SINCE 1974

W. JOHN DRISCOLL, age 68, was associated with the Rock Island Co. in St. Paul, a private investment company, from 1973 until his retirement as Chairman and Chief Executive Officer in 1994. From 1978 to 1986, Mr. Driscoll was Chairman and a director of First National Bank in Palm Beach, Florida. In 1967, he was a co-founder of the Minnesota North Stars National Hockey League team and served as its Chairman until 1978. Earlier, he was General Manager of the Rock Island Corp., a retail lumber, wood millwork and particle board manufacturer and distributor, and worked in sales and sales management for the Weyerhaeuser Co., a wood products firm.
     He earned a bachelors degree at Yale University. He served in the Marine Corps from 1951 to 1954, which included a tour of duty in Korea.
     Mr. Driscoll also serves as a director of Comshare, Inc., The John Nuveen Company, The St. Paul Companies, Inc., and Weyerhaeuser Co.
     Also active in the community, he is a former chairman of the Northwest Area Foundation; former chairman and a life trustee of the Minneapolis Society of Fine Arts; a former chairman and honorary trustee of Macalester College, St. Paul; and a trustee and former president of the Minnesota Landscape Arboretum Foundation.

[PHOTO]
DIRECTOR SINCE 1978

DALE L. HAAKENSTAD, age 69, retired in 1989 as President and Chief Executive Officer at Western States Life Insurance. He began his career there in 1949, became Executive Vice President and Actuary in 1963, President in 1968, Chairman and Chief Executive Officer in 1981 and, in 1986, President and Chief Executive Officer.
     Mr. Haakenstad attended North Dakota State University at Fargo and earned a bachelors degree from the University of Michigan.
     Mr. Haakenstad serves the Red River Valley community as trustee and committee chairman of the North Dakota State University Development Foundation. He is also a director of the Pelican Group of Lakes Improvement District. His professional associations include the American Council of Life Insurance, Society of Actuaries and American Academy of Actuaries.

[PHOTO]
DIRECTOR SINCE 1987

JAMES J. HOWARD, age 62, is Chairman, President and Chief Executive Officer of NSP and has served in such capacity since December 1, 1994. Mr. Howard graduated from the University of Pittsburgh, receiving a bachelor's degree in 1957. He was awarded a Sloan Fellowship to the Massachussetts Institute of Technology and received a master of science degree in 1970.
     Mr. Howard was president and chief operating officer of Ameritech, the Chicago-based parent of the Bell companies serving Illinois, Indiana, Michigan, Ohio and Wisconsin, prior to joining NSP as its president and chief executive officer in 1987. Mr. Howard has served as NSP's chairman of the board and chief executive officer since 1988, and in 1994, was also named president.
     Mr. Howard is also a director of Walgreen Company, Ecolab, Inc., Honeywell, Inc., ReliaStar Financial and the Federal Reserve Bank of Minneapolis. He also serves on the board of overseers for the Carlson School of Management, University of Minnesota, the Board of Trustees for the University of St. Thomas, and the Board of Visitors for the University of Pittsburgh, Joseph M. Katz School of Business.
     Mr. Howard is former chairman and a board member of the Edison Electric Institute and current chairman of the Nuclear Energy Institute, both located in Washington, D.C.
     Mr. Howard serves the community as a board member and past chairman (1994-1995) of the United Way of Minneapolis Area; the Minnesota Business Partnership; the Jeremiah Program; Capitol City Partnership; the Minneapolis Center for Corporate Responsibility; and the Danny Thompson Memorial Leukemia Foundation.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     There are four committees of the Board of Directors whose duties and responsibilities are described below.

     THE CORPORATE MANAGEMENT COMMITTEE has responsibility for Board organization, director selection and compensation, senior management organization, performance and compensation, corporate structure, mergers and acquisitions, human resource policies, corporate ethics and long-range planning and strategy for the Company. Current members of the Committee are W. John Driscoll (Chairman), David A. Christensen, Douglas W. Leatherdale and Margaret
R. Preska. The Committee held three meetings during 1997.

     Any shareholder may make recommendations to the Corporate Management Committee for membership on the Board of Directors by sending a written statement of the qualifications of the recommended individual to the Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota 55401.

     THE AUDIT COMMITTEE has responsibility for overseeing internal and external audit activities. In performing these functions, the Committee reviews auditing activities by internal and external auditors; financial reporting, internal controls and accounting policies and practices; matters affecting protection and recovery of assets of the Company; and oversight of the management of assets of dedicated funds, including ERISA plans and nuclear decommissioning funding. Current members of the Committee are A. Patricia Sampson (Chairperson), H. Lyman Bretting, Dale L. Haakenstad and Richard M. Kovacevich. The Committee held three meetings during 1997.

     THE POWER SUPPLY COMMITTEE has responsibility for oversight and recommendations for all generation requirements for the Company, including nuclear, hydro, coal and alternative sources of power supply; bulk power supply planning; power supply permits and license compliance; major power supply facility construction and construction budgets; nuclear plant safety, reliability and operations. Current members of the Committee are David A. Christensen (Chairman), W. John Driscoll, Giannantonio Ferrari, Douglas W. Leatherdale and Margaret R. Preska. The Committee held three meetings during 1997.

     THE FINANCE COMMITTEE has responsibility for oversight and recommendations regarding the financial management of the Company. In performing these functions, the Committee oversees corporate capital structure, capital budgets and financial plans, dividend policy and dividend recommendations, insurance coverages, banking relationships and investor relations. Current members of the Committee are Richard M. Kovacevich (Chairman), H. Lyman Bretting, Giannantonio Ferrari, Dale L. Haakenstad, and A. Patricia Sampson. The Committee held three meetings during 1997.

DIRECTOR MEETINGS

     There were 9 meetings of the Board of Directors in 1997. Each director attended at least 80% of the total number of meetings of the Board and Committees on which such director served during 1997.

DIRECTOR COMPENSATION

     Employees of the Company receive no separate compensation for service as a director. During 1997, directors not employed by the Company received a $20,000 annual retainer, or a pro rata portion thereof if service was less than 12 months, $1,200 for attendance at each Board meeting and $1,000 for each Committee meeting attended, and a grant of stock equivalent units under the Stock Equivalent Plan for Non-Employee Directors established in 1996 and described below. A $2,500 annual retainer was paid to each elected Committee Chairperson. Prior to January 1, 1998, directors also were eligible to participate in a retirement plan which continued payment of the director's retainer at 1.2 times the rate in effect for the calendar quarter immediately preceding the director's retirement. Effective January 1, 1998, certain changes were made to the directors' compensation program, including an increase in the amount of the annual retainer to $25,000 and an increase in the Committee meeting fee to $1,200. The remaining changes in the directors' compensation program are discussed below.

     In 1996, a Stock Equivalent Plan for Non-Employee Directors (the "Stock Equivalent Plan") was established to more closely align directors' interests with those of NSP's shareholders. Under the Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of common stock of the Company. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of common stock of the Company fluctuates. Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on common stock of the Company. On June 26, 1997, non-employee directors received an award of
97.859 stock equivalent units totaling approximately $5,000 in cash value. Additional stock equivalent units were accumulated during 1997 as dividends were paid on common stock of the Company. The number of stock equivalents for each non-employee director is listed in the share ownership chart which is set forth below. For 1998, each non-employee director will receive an award of stock equivalent units totaling approximately $20,800 in cash value. This cash value amount reflects the $5,000 award included in the Stock Equivalent Plan prior to January 1, 1998, the amount of $9,700 which replaces the directors' retirement plan compensation as discussed below, and an additional amount of $6,100 to raise the overall compensation for directors to a competitive level.

     As stated previously, prior to January 1, 1998, directors were eligible to participate in a retirement plan which continued payment of the director's retainer at 1.2 times the rate in effect for the calendar quarter immediately preceding the director's retirement. Benefits under the retirement plan continued for a period equal to the number of calendar quarters served on the Board, up to 40 calendar quarters. As part of its continuing effort to align directors' interests with those of NSP shareholders, effective January 1, 1998, the Company suspended the retirement plan. Directors who retired prior to January 1, 1998 will continue to receive their benefits under the retirement plan. Active non-employee directors were given a one-time irrevocable option to remain in the retirement plan and receive their accrued benefits under the retirement plan or to cease participation in the retirement plan and instead receive a one-time grant of stock equivalent units equal to the value of their accrued benefits on December 31, 1997. Mr. Bretting, Mr. Christensen, Mr. Driscoll, Mr. Kovacevich, Mr. Leatherdale, Dr. Preska and Mrs. Sampson elected to convert the value of their accrued benefits under the retirement plan and received 3101.774, 4652.662, 4652.662, 3101.774, 2688.204, 4135.699 and 4135.699
stock equivalents, respectively. Mr. Haakenstad elected to remain under the retirement plan and will receive his retirement benefits in accordance with the plan.

     Finally, directors may participate in a deferred compensation plan which provides for deferral of director retainers and meeting fees until after retirement from the Board of Directors. Effective January 1, 1998, the Stock Equivalent Plan has been amended to permit a director to defer director retainer and meeting fees into the Stock Equivalent Plan.

      SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS


     The following table lists the beneficial ownership of NSP common stock owned as of March 2, 1998, by (i) the Company's directors and nominees, (ii) the executive officers named in the Summary Compensation Table that follows and
(iii) all the directors and executive officers of the Company as a group. None of these individuals owns any shares of NSP Preferred Stock.


                                                                         ACQUIRABLE
                                                         STOCK             WITHIN       RESTRICTED
     NAME OF BENEFICIAL OWNER        COMMON STOCK     EQUIVALENTS(1)      60 DAYS(2)       STOCK        TOTAL
---------------------------------   --------------   ----------------   ------------   -----------   ----------

H. Lyman Bretting ...............        1,416             3,361                --            --        4,777
David A. Christensen ............          500             4,932                --            --        5,432
W. John Driscoll ................        2,000             4,932                --            --        6,932
Giannantonio Ferrari ............           --               131                --            --          131
Dale L. Haakenstad ..............          801               220                --            --        1,021
James J. Howard .................       31,000                --           116,067        14,326      161,393
Richard M. Kovacevich ...........        1,000             3,361                --            --        4,361
Douglas W. Leatherdale ..........          300             3,096                --            --        3,396
Margaret R. Preska ..............          600             4,409                --            --        5,009
A. Patricia Sampson .............          433             4,409                --            --        4,842
Paul E. Anders ..................           --                --                --            --           --
Edward J. McIntyre ..............       10,758                --            38,364         3,265       52,387
Loren L. Taylor .................        7,016                --            25,219         2,913       35,148
Edward L. Watzl .................        6,162                --            13,221         2,349       21,732
---------------------------------   --------------   ----------------   ------------   -----------   ----------
Directors and executive
 officers as a group ............       89,791            28,851           295,404        35,537      449,583



(1) Represents stock units awarded under the Stock Equivalent Plan for Non-employee Directors as of March 2, 1998.


(2) Represents exercisable options and performance units under the current Executive Long-Term Incentive Award Stock Plan (LTIP) as of March 2, 1998. Options to purchase common stock of the Company which are exercisable within the next 60 days are 114,071 option shares for Mr. Howard, 13,167 option shares for Mr. Watzl, 37,727 option shares for Mr. McIntyre, 24,969 option shares for Mr. Taylor and -0- option shares for Mr. Anders. The number of shares that would have been payable upon the exercise of performance units on March 2, 1998 are: 1,996 for Mr. Howard, 54 for Mr. Watzl, 637 for Mr. McIntyre, 250 for Mr. Taylor and -0- for Mr. Anders.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 1997, for services in all capacities to the Company and its subsidiaries, to the Chief Executive Officer and the next four highest compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                              ----------------------------------------------- -------------------------------------
                                                                                        AWARDS             PAYOUTS
                                                                              --------------------------- ---------
             (a)                (b)      (c)          (d)            (e)           (f)           (g)         (h)         (i)
                                                                                              NUMBER OF
                                                                    OTHER      RESTRICTED    SECURITIES
                                                                   ANNUAL         STOCK      UNDERLYING      LTIP     ALL OTHER
                                                                COMPENSATION     AWARDS        OPTIONS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)(1)      ($)(2)        ($)(3)     AND SARs (#)    ($)(4)      ($)(5)
----------------------------- ------ ----------- ------------- -------------- ------------ -------------- --------- -------------

JAMES J. HOWARD               1997    672,000       197,000        11,705       477,120        17,708        0          23,429
Chairman, President &         1996    622,000       401,000         7,610       478,940        15,264        0          20,056
Chief Executive Officer       1995    565,000       400,000         8,476       328,830        15,522        0           5,930

EDWARD J. MCINTYRE            1997    260,000        58,000           961       109,200         5,755        0          11,412
Vice President & Chief        1996    241,000       105,000           985       108,450         4,968        0           4,378
Financial Officer             1995    222,000       102,000         3,165        75,369         5,123        0           3,274

LOREN L. TAYLOR               1997    232,000        65,000         1,134        97,440         5,135        0          15,537
President, NSP Electric       1996    215,000        84,000         1,312        96,750         4,432        0           5,201
                              1995    200,000        93,000         2,008        67,900         4,615        0          10,763

EDWARD L. WATZL               1997    223,667        63,000         3,077        92,068         3,351        0          13,913
President, NSP                1996    175,000        85,000         1,986        56,000         2,920        0           4,584
Generation                    1995    160,000        82,000           818        38,800         2,989        0           9,910

PAUL E ANDERS(6)              1997    183,334       236,000        12,651             0             0        0           5,671
Vice President and
Chief Information
Officer



------------------

(1) This column consists of awards made to each named executive under the Company's current Annual Executive Incentive Compensation Plan and, with respect to Mr. Anders, also includes an additional payment of $150,000 to replace compensation opportunities that Mr. Anders forfeited when he left his previous employer and a $50,000 payment in lieu of a restricted stock grant.


(2) This column consists of reimbursements for taxes on certain personal benefits received by the named executives.

(3) Amounts shown in this column reflect the market value of the shares of restricted stock awarded under the LTIP, and are based on the closing price of the Company's common stock on the date that the awards were made. Restricted shares earned for 1997 under the Company's LTIP were granted on January 28, 1998 based on the performance period ending September 30, 1997. As of December 31, 1997, the named executives held the following as a result of grants under the LTIP: Mr. Howard held 14,302 restricted shares at a market value of $833,091; Mr. McIntyre held 3,248 restricted shares at a market value of $189,196; Mr. Anders held -0- restricted shares at a market value of $0; Mr. Taylor held 2,905 restricted shares at a market value of $169,216 and Mr. Watzl held 1,676 restricted shares at a market value of $97,627. The restricted stock awards vest one year after the date of grant with respect to fifty (50%) of the shares and two years after such date with respect to the remaining shares, conditioned upon the continued employment of the recipient with the Company. Regular dividends are paid on the restricted shares.


    Mr. Watzl received an additional 1,600 shares of restricted stock during 1994, which as of December 31, 1997, had a market value of $55,337. These additional shares vested with respect to 50% of the shares on October 26, 1996. The remainder of the shares will vest on October 26, 1998.


    The total number of restricted shares awarded during the years 1995, 1996 and 1997 are as follows: 21,909 shares for Mr. Howard, 5,135 shares for Mr. McIntyre, -0- shares for Mr. Anders, 4,290 shares for Mr. Taylor and 2,179 shares for Mr. Watzl.

(4) The Company had no LTIP payouts in 1997.


(5) This column consists of the following: $1,811.95 was contributed by the Company for the Employee Stock Ownership Plan (ESOP) for each named executive officer, excluding Mr. Anders (the Company contribution on behalf of all ESOP participants, including the named executive officers, excluding Mr. Anders, was equal to 1.13% of their covered compensation); the value to each named executive of the remainder of insurance premiums paid under the Officer Survivor Benefit Plan by the Company: $15,794 for Mr. Howard, $720 for

    Mr. McIntyre, $2,147 for Mr. Watzl, $-0- for Mr. Taylor and $4,298 for Mr. Anders; imputed income as a result of life insurance paid by the Company on behalf of each named executive: $3,417 for Mr. Howard, $519 for Mr. McIntyre, $943 for Mr. Watzl, $623 for Mr. Taylor and $473 for Mr. Anders; Company matching 401(k) plan contribution of $900 to each named executive; and, earnings accrued under the Company Deferred Compensation Plan to the extent such earnings exceeded the market rate of interest (as prescribed pursuant to the SEC rules), which was $1,506 for Mr. Howard, $7,461 for Mr. McIntyre, $8,111 for Mr. Watzl, $12,202 for Mr. Taylor and $-0- for Mr. Anders.


(6) Mr. Anders joined the Company in May 1997.


                 OPTIONS AND STOCK APPRECIATION RIGHTS (SARs)

     The following table indicates for each of the named executives (i) the extent to which the Company used stock options and SARs for executive compensation purposes in 1997 and (ii) the potential value of such options and SARs as determined pursuant to the SEC rules.

                       OPTIONS AND SARs GRANTED IN 1997

-----------------------------------------------------------------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                                                                                         OF STOCK PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                             FOR OPTION TERM
------------------------------------------------------------------------------------   --------------------------------
         (a)                   (b)              (c)            (d)           (e)             (f)               (g)
                                            % OF TOTAL
                                            OPTIONS AND
                            OPTIONS/           SARs        EXERCISE
                              SARs          GRANTED TO      OR BASE
                           GRANTED(1)        EMPLOYEES       PRICE       EXPIRATION
         NAME                  (#)            IN 1997       ($/Sh)          DATE          5%($)(2)         10%($)(2)
---------------------   ----------------   ------------   ------------   -----------   ---------------   --------------
J. Howard               17,708 options     6.18%          47.4375         01/22/07        528,286         1,338,781
E. McIntyre              5,755 options     2.01%          47.4375         01/22/07        171,690           435,096
E. Watzl                 3,351 options     1.17%          47.4375         01/22/07         99,971           253,346
L. Taylor                5,135 options     1.79%          47.4375         01/22/07        153,193           388,222
P. Anders                    0 options        0%             N/A             N/A            N/A               N/A
All Shareholders(3)           N/A              N/A           N/A             N/A       5,336,600,601      8,497,644,565


------------------

(1) Options were granted on January 22, 1997 and vested on January 22, 1998. No SARs were awarded for 1997.

(2) The hypothetical potential appreciation shown in columns (f) and (g) for the named executives is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipated future performance of the Company's common stock level of appreciation.

(3) Potential realizable values during the ten year period commencing January 22, 1997, are based on the market price ($47.4375) and the outstanding shares (69,063,712) of common stock of the Company on that date.

     The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 1997.
                  AGGREGATED OPTION AND SAR EXERCISES IN 1997
                          AND FY-END OPTION/SAR VALUE

----------------------------------------------------------------------------------------------------------------
     (a)             (b)            (c)                    (d)                                (e)
                                                  NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
                    SHARES                    OPTIONS AND SARs AT 12/31/97            OPTIONS AND SARs AT
                 ACQUIRED ON     REALIZED       (#) -- EXERCISABLE (EX)/       12/31/97 ($) -- EXERCISABLE (EX)/
NAME             EXERCISE(#)     VALUE($)         UNEXERCISABLE (UNEX)               UNEXERCISABLE (UNEX)*
-------------   -------------   ----------   ------------------------------   ----------------------------------
J. Howard           N/A             N/A                98,359 (ex)                      1,675,260 (ex)
                                                       17,708 (unex)                      191,468 (unex)

E. McIntyre         N/A             N/A                32,611 (ex)                        553,368 (ex)
                                                        5,755 (unex)                       62,226 (unex)

E. Watzl            N/A             N/A                 9,874 (ex)                        125,610 (ex)
                                                        3,351 (unex)                       36,233 (unex)

L. Taylor           N/A             N/A                20,089 (ex)                        292,081 (ex)
                                                        5,135 (unex)                       55,522 (unex)

P. Anders           N/A             N/A                    -- (ex)                             -- (ex)
                                                           -- (unex)                           -- (unex)

------------------
*Share price on December 31, 1997 was $58.25. Unexercisable options were granted on January 22, 1997 at a price of $47.4375. No SARs were granted in 1997.

                     CORPORATE MANAGEMENT COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     CORPORATE MANAGEMENT COMMITTEE. The Committee is composed entirely of outside directors of the Company and makes recommendations to the Board concerning total compensation for executive officers of the Company. The Committee is the sole administrator of the executive annual and long-term incentive plans with full authority to establish and interpret the terms of the plans and to make payment of the awards.

     COMPENSATION STRATEGY. NSP's executive compensation goals for 1997 were:
(i) to provide a competitive compensation package that enables NSP to attract and retain key executives and (ii) to align the executive's interests with those of NSP's stockholders and with NSP's performance. The 1997 compensation of NSP's executives was comprised primarily of base salary, annual incentive awards and long-term incentive awards.

     To achieve the compensation goal of providing a competitive compensation package, the Committee seeks to set base salary and the target amounts of the annual and long-term awards at the median of a combined group of major utilities and industrial companies (the "Peer Group"). For 1997, the Peer Group consisted of twelve industrial companies, with regional representation and average revenues of $2.6 billion, and twelve utilities, all of which operate nuclear facilities, with average revenues of $3.9 billion. The utilities included in this group are also part of the Edison Electric Institute 100 utilities ("EEI 100") index used in the Total Shareholder Return Comparison in this proxy statement, but all of the companies in such index are not included in the Peer Group for purposes of compensation review. The twenty-four companies in the Peer Group were selected primarily because they are viewed as representative of the types of companies with which NSP competes in attracting and retaining executive officers.


     The annual and long-term incentive portions of an executive's compensation are intended to achieve NSP's goal of aligning an executive's interests with NSP's shareholders and with NSP performance. These portions of an executive's compensation are placed at risk and are limited to the accomplishment of specific results that are designed to benefit NSP's shareholders and NSP, both in the long and short term. As a result, during years of excellent performance, executives are provided the opportunity to earn a highly-competitive level of compensation and, conversely, in years of below-average performance, their compensation may be below competitive levels. Generally, higher level executive officers have a greater level of compensation placed at risk.


     In 1993, a Federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Compensation increases that reflected market levels of compensation and the regular operation of the Company's incentive plans, fully described below, caused Mr. Howard's 1997 compensation to become partially non-deductible under this law. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For this reason and the reasons discussed in Proposal No. 3 and Proposal No. 4 herein, the Committee determined that the Company should modify its long-term and annual incentive plans beginning in 1998, so that certain compensation payable thereunder would qualify for the "performance based compensation" exception to the $1,000,000 deduction limit, thereby ensuring that, beginning in 1998 for the annual plan and beginning in 2001 for the long-term plan, such compensation will be deductible under the Code.

     Accordingly, the Board has amended, effective January 1, 1998, its current long-term incentive plan and adopted, effective January 1, 1998, a new annual incentive plan, in each case subject to shareholder approval at this Annual Meeting.

     BASE PAY. The level of base pay is not directly related to the Company's financial performance. Instead, target levels for base pay are established for each executive officer based on the median base pay level for that position within the Peer Group. The target level of base pay is subject to some adjustment (15% either way) to reflect individual and corporate performance. In deciding whether to make base pay adjustments, the Corporate Management Committee considers the base pay target level established for each officer, the general contribution of each officer to overall corporate performance and the achievement level of specific annual goals established for each officer. While individual, business area and corporate goals are considered regarding base pay adjustments, achievement of these goals is primarily rewarded through the Company's annual and long-term incentive programs. Generally, in 1997 base pay levels for executive officers, including Mr. Howard, were increased in accordance with comparable market movement as reflected within the Peer Group and solid individual and corporate performance results during 1996. The 1997 base pay amounts for the named executives are reflected in the salary column of the Summary Compensation Table.


     ANNUAL INCENTIVE. For 1997, annual incentive awards for the executive officers were made in accordance with the Company's Executive Incentive Compensation Plan (the "Plan"). Under the Plan, annual incentive awards were established with target awards (expressed as a percentage of base pay) commensurate with annual incentive awards for comparable positions at the median level within the Peer Group. In 1997, target awards for executive officers ranged from 30% to 50% of their base pay. Individuals could realize from 0% to 188% of their target awards dependent on the performance of the Company, the individual and the individual's group in certain predetermined areas. These areas were Company financial performance (based on EPS), customer satisfaction, service reliability, price of product, safety and individual performance. The awards given to the CEO, the President-NSP Generation and the Vice-President-Nuclear Generation also were dependent on performance specifically with respect to nuclear safety. The weight accorded particular performance areas varied by executive. Generally, financial performance accounted for 20% to 25% of an executive's target incentive award. All of the other areas accounted for between 10% and 30% of the target awards. Based on NSP and individual performance results, executives received from 35% to 85% of their targeted incentive awards in 1997. The annual awards paid for 1997 are reflected in the bonus column of the Summary Compensation Table.

     Mr. Howard's annual incentive award payout for 1997 was $197,000, as shown in the Summary Compensation Table. The determination of this amount was based on the criteria set forth above for the other executive officers. In particular, Mr. Howard's target incentive award was 50% of his base pay and was based 25% on financial performance, 10% on safety, 10% on nuclear safety, 15% on customer satisfaction, 15% on price of product, 15% on reliability and 10% on individual performance.

     LONG-TERM INCENTIVE. For 1997, long-term incentive awards for executive officers were determined in accordance with the current Executive Long-Term Incentive Award Stock Plan (the "LTIP") and were generally set at target levels commensurate with the median level for comparable positions within the Peer Group. The LTIP permits the granting of non-qualified stock options and restricted common stock to key employees. One of the goals of the LTIP is to align key employees' long-term interests with those of NSP's shareholders through the use of stock ownership and long-term financial performance goals.

     The Corporate Management Committee made one grant of stock options during 1997 to each of the named executive officers. Option grants were positioned at a level which generally equated to the average grant levels awarded to executives in comparable positions in the Peer Group. The number of shares subject to option was not affected by the number of shares previously awarded to such executives. These options were not exercisable until one year after their grant, and will remain exercisable for nine years. Stock options were granted with an exercise price of 100% of the fair market value of the stock on the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Company's stock when the Company's shareholders are similarly benefited.

     Target awards of restricted stock (measured as a percentage of base pay) were established for each executive at levels consistent with median levels for comparable positions within the Peer Group. In 1997, actual awards ranged from 30% to 71% of the executive's base pay. Restricted stock is actually granted, however, only if the Company achieves a certain level of financial performance, as measured by the Company's return on common equity ("ROE") for the three year period then ending, as compared to the three year average ROE of the EEI 100 index (the same index used for purposes of comparing shareholder return.) No restricted stock awards are made unless the Company's three year average ROE is at least equal to the median of the EEI 100 index, thereby prohibiting restricted stock awards when NSP performance does not surpass the median performance of utilities in the index. If NSP's ROE is 0.5% or more above the index median, 100% of the target will be granted. Partial payout of restricted stock will be made for ROE levels between the median and 0.5% above the median. For the 1997 performance period, NSP's ROE was .87% above the median, resulting in a payout of 119% of the target award. The stock awards are restricted so that 50% of the shares awarded become available one year following the grant and the remaining 50% becomes available after two years. The restricted stock awards reinforce the tie to shareholder returns, and the restrictions encourage the retention of qualified executives.

     In 1997, Mr. Howard received an option for 17,708 shares. For 1997, Mr. Howard also received 8,871 shares of restricted stock (71% of his base pay). These amounts were determined as described above for other executive officers. The terms of the options and restricted stock are the same as for other executive officers.


     OTHER BENEFITS. Other benefits provided to executives generally are not tied to the Company's financial performance. Rather, these benefits are primarily designed to attract and retain executives. Among the benefits provided by the Company in 1997 to its executives are contributions to the Employee Stock Ownership Plan (at 1.13% of the individual's covered compensation - the same rate applied to all other ESOP participants), Company paid life insurance in an amount equal to 2 times base pay and benefits provided under the NSP Deferred Compensation Plan and the NSP Excess Benefit Plan that make up for pension benefits that can not be paid under the Company's qualified defined benefit pension plan due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

     Certain executive officers, including three of the named executive officers, may receive severance benefits in accordance with the NSP Senior Executive Severance Policy, which is described in more detail under the section below entitled "Severance Arrangements."


     CONCLUSION. The Committee believes that the Company's executive compensation package, with the amendments to the LTIP and the adoption of the new annual plan described in Proposal No. 3 and Proposal No. 4, effectively serves the interests of the Company and its shareholders. The balance of base pay, and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company's long-term success. The Committee is dedicated to ensuring that the Company's total compensation package continues to meet the needs of the Company and shall monitor and revise compensation policies as necessary.

     W. JOHN DRISCOLL, CHAIRMAN                    DOUGLAS W. LEATHERDALE
      DAVID A. CHRISTENSEN                            MARGARET R. PRESKA

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James J. Howard, Chairman and Chief Executive Officer of the Company is a member of the Board of Directors of Honeywell, Inc. and serves on Honeywell's Personnel Committee. Giannantonio Ferrari became a member of the Company's Board of Directors in October 1997. Mr. Ferrari is the President and Chief Operating Officer of Honeywell. Since Mr. Ferrari joined the Company's Board of Directors, Mr. Howard has abstained from voting on all matters considered by Honeywell's Personnel Committee dealing with Mr. Ferrari's compensation. Mr. Ferrari is not a member of the Corporate Management Committee of the Company.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Company's directors and executive officers are required to report, within specified monthly and annual due dates, their initial ownership in the Company's common and preferred stocks and certain subsequent acquisitions, dispositions or other transfers of interest in such securities. The Company is required to disclose whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based solely upon a review of these reports and written representations that no additional reports were required to be filed in 1997, the Company believes that all reports were filed on a timely basis except that Mr. Paul E. Anders, Vice President and Chief Information Officer, filed his initial ownership report late.

                      TOTAL SHAREHOLDER RETURN COMPARISON

     The graph below compares the cumulative total shareholder return on the Company's common stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index, the Edison Electric Institute 100 utilities index (EEI 100), and the Edison Electric Institute Combination Gas and Electric index (EEI G&E) over the same period (assuming the investment of $100 in each vehicle on December 31, 1992 and reinvestment of all dividends).


CUMULATIVE 5 YEAR VALUE

                               [PLOT POINTS GRAPH]

                                        1992     1993     1994     1995     1996      1997
NSP ................................    $100     $105     $114     $135     $134     $179
EEI 100 ............................    $100     $111     $ 98     $129     $130     $166
EEI Combination Gas & Electric......    $100     $112     $ 97     $124     $123     $159
S&P 500 ............................    $100     $110     $112     $153     $188     $251


     The Company has elected to add the EEI G&E index to this return comparison so that the Company's performance can be analyzed against other companies which provide both electric and gas service, as does the Company. The EEI G&E index consists of 40 companies, which are all included in the EEI 100 index of companies. The remainder of the companies in the EEI 100 index provide electric service only, but provide a broader measure of industry performance.

                              PENSION PLAN TABLE

     The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years:

                             ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
                ---------------------------------------------------------------------------------
   AVERAGE                                     YEARS OF SERVICE
 COMPENSATION   ---------------------------------------------------------------------------------
  (4 YEARS)          5             10            15            20            25            30
-------------   -----------   -----------   -----------   -----------   -----------   -----------
$   50,000       $  3,500      $  7,000      $ 10,500      $ 14,000      $ 17,500      $ 21,000
   100,000          7,500        15,000        23,000        30,500        38,000        45,500
   150,000         11,500        23,500        35,000        47,000        58,500        70,000
   200,000         16,000        31,500        47,500        63,000        79,000        94,500
   250,000         20,000        39,500        59,500        79,500        99,500       119,000
   300,000         24,000        48,000        72,000        96,000       120,000       143,500
   350,000         28,000        56,000        84,000       112,000       140,000       168,000
   400,000         32,000        64,000        96,500       128,500       160,500       192,500
   450,000         36,000        72,500       108,500       145,000       181,000       217,000
   500,000         40,500        80,500       121,000       161,000       201,500       241,500
   550,000         44,500        88,500       133,000       177,500       222,000       266,000
   600,000         48,500        97,000       145,500       194,000       242,500       290,500
   650,000         52,500       105,000       157,500       210,000       262,500       315,000
   700,000         56,500       113,000       170,000       226,500       283,000       339,500
   750,000         60,500       121,500       182,000       243,000       303,500       364,000
   800,000         65,000       129,500       194,500       259,000       324,000       388,500
   850,000         69,000       137,500       206,500       275,500       344,500       413,000
   900,000         73,000       146,000       219,000       292,000       365,000       437,500
   950,000         77,000       154,000       231,000       308,000       385,000       462,000
 1,000,000         81,000       162,000       243,500       324,500       405,500       486,500

 wage base:      $ 65,400

------------------

     After an employee has reached 30 years of service, no additional years are used in determining pension benefits. The annual compensation used to calculate the average compensation shown in this table is based on the participant's base salary for the year (as shown on the Summary Compensation Table at column (c)) and bonus compensation paid in that same year (as shown on the Summary Compensation Table at column (d); see figure for prior year). The benefit amounts shown are amounts computed in the form of a straight-life annuity. The amounts are not subject to offset for social security or otherwise, except as provided in the employment agreement with Mr. Howard, as described below.

     At the end of 1997, each of the executive officers named in the Summary Compensation Table had the following credited service: Mr. Howard, 10.92 years, Mr. Anders, 0 years, Mr. Watzl, 30.58 years, Mr. McIntyre, 24.83 years and Mr. Taylor, 24.58 years.

     An employment agreement with Mr. Howard provides that he and his spouse, if she survives him, will receive a lump-sum payment equal to the present value of combined benefits from the Pension Plan and supplemental Company payments as though he had completed 30 years of service, less the pension benefits earned from a former employer.

                            SEVERANCE ARRANGEMENTS


     Certain executive officers of the Company, including the named executives other than Mr. Howard and Mr. Anders, are participants under the NSP Senior Executive Severance Policy which provides for payment of severance benefits to any participant whose employment is terminated after April 28, 1995, the effective date of the Policy, and prior to April 28, 2000, if the participant's employment is terminated: (i) by the employer, other than for cause, disability or retirement; (ii) as a result of the sale of a business by the employer if the purchaser of the business does not agree to employ the participant on the same terms and conditions as were in effect before the sale, including comparable severance protection; (iii) or by the participant within 90 days after a reduction in his or her salary, a material and adverse diminishment of his or her duties and responsibilities or of the program of incentive compensation and employee benefits covering the participant, or a relocation of the participant by more than 50 miles.


     The severance benefits under the Policy consist of: (i) a cash lump sum payment of three years' salary and annual incentive compensation; (ii) a cash lump sum payment of the actuarial equivalent of the additional retirement benefits the participant would have earned if he or she had remained employed for three more years; (iii) continued medical, dental and life insurance coverage for three years; (iv) outplacement services at a cost of not more than $30,000 or the use of office space and support for up to one year; (v) financial planning counseling for two years; and (vi) transfer of title of the participant's company car, if any, at no cost to the participant. If the foregoing benefits, when taken together with any other payments to the participant, result in the imposition of the excise tax on excess payments under
Section 4999 of the Code, then the severance benefits will be reduced only if the reduction results in a greater after-tax payment to the participant.

               PROPOSAL NO. 2 -- PROPOSAL TO AMEND THE COMPANY'S
                RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK
                 FROM 160 MILLION SHARES TO 350 MILLION SHARES


     On January 28, 1998, the Board of Directors adopted, subject to shareholder approval, an amendment to the Company's Restated Articles of Incorporation, as amended, which provides for an increase in the number of shares of authorized Company common stock, par value $2.50 per share ("Common Stock"), from 160 million shares to 350 million shares. As of March 2, 1998, 74,861,502 shares of Common Stock were issued and outstanding. Of the 85,138,498 shares of Common Stock available for issuance, approximately 1,946,510 shares are reserved for issuance under the Company's dividend reinvestment plan, long-term incentive plan and other employee benefit plans and shares having a market value of approximately $19 million (approximately 345,062 shares based on the market value on March 2, 1998) have been authorized for issuance in connection with the previously announced acquisition of Black Mountain Gas Company, leaving approximately 82,846,926 shares authorized, unissued and unreserved.


     The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Adoption of the proposed amendment would not affect the rights of the holders of currently outstanding Common Stock of the Company. However, any issuance of additional authorized shares could result in the dilution of each existing shareholder's voting power, and could have the effect of diluting the earnings per share or book value per share of outstanding shares of Common Stock. Holders of Common Stock do not have the preemptive right to subscribe for the purchase of any part of any new or additional issue of stock or securities convertible into stock.

     The Board of Directors believes that it is in the best interest of the Company to increase the authorized shares of Common Stock to provide the Company with flexibility in structuring future financings and achieving other proper corporate purposes, including without limitation, stock splits, stock dividends, financings, acquisitions, providing additional equity incentives to employees, officers or directors, and/or establishing strategic relationships with other companies. Other than the dividend reinvestment plan and the employee benefit plans discussed above, the Company has no current plans to issue shares of Common Stock relating to these or other matters, although the Company from time to time evaluates such matters and acknowledges that one or more could occur in the near term. In particular, it should be noted that the Company evaluates potential stock splits from time to time. If market conditions so warrant and the proposed amendment is approved, the Board of Directors may authorize a stock split at or shortly after the 1998 Annual Meeting.

     If the proposed amendment is approved, the Board of Directors could generally issue such additional shares without further shareholder action, unless such action is then required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. The proposed amendment, if adopted, would cause the Company's authorized capital stock to consist of: (i) 350,000,000 shares of Common Stock and (ii) 7,000,000 shares of preferred stock, $100 par value (the "Preferred Stock"). Preferred Stock, 2,000,000 shares of which are currently outstanding, may be issued in the future in such series as may be designated by the Board of Directors. In creating any such series, the Board of Directors has the authority to fix the rights and preferences of each such series with respect to, among other things, the designation, dividend rates and times of payment, redemption price and liquidation price or preference as to assets in voluntary liquidation. The increase in the amount of authorized Common Stock was not proposed with the intention of discouraging tender offers or takeover attempts of the Company. However, the availability of additional authorized shares of Common Stock for issuance, along with the power of the Board over the terms of the Preferred Stock and certain other provisions, could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company. These other provisions include certain provisions of its Restated Articles of Incorporation and the Minnesota Business Corporation Act, which provide for, among other things, cumulative voting for directors, a classified board of directors, control share acquisition and fair price provisions.

     The Company has no knowledge, however, of any effort to accumulate the Company's Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     VOTE REQUIRED. The affirmative vote of the holders of a majority of (i) the Common Stock, voting separately as a class and (ii) the total voting power present in person or by proxy and entitled to vote is required for the approval of the adoption of the amendment to the Restated Articles of Incorporation, as amended. Abstentions from voting on this matter are treated as votes against, while broker nonvotes are treated as shares not present and entitled to vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, AS AMENDED.

               PROPOSAL NO. 3 -- PROPOSAL TO APPROVE AMENDMENTS
                     TO THE COMPANY'S EXECUTIVE LONG-TERM
                          INCENTIVE AWARD STOCK PLAN

     On January 28, 1998, the Board approved amendments to the Long-Term Incentive Award Stock Plan (the "Original Long-Term Plan"), which was initially approved by the Board in January 1988 and by the shareholders at the 1989 Annual Meeting. The amendments to the Original Long-Term Plan became effective January 1, 1998, subject to shareholder approval. Such Original Long-Term Plan as so amended is hereinafter referred to as the "Amended Long-Term Plan". The amendments, which are embodied in the Amended Long-Term Plan, include (i) revisions to maintain the Company's tax deduction for certain performance-based compensation, (ii) an increase in the number of shares available for issuance per year from 0.5% of the outstanding Common Stock at the end of the prior year to 1% of the outstanding Common Stock at the end of the prior year and (iii) revisions to provide for accelerated vesting of options and stock appreciation rights and the lapse of restrictions for restricted stock in the event of a change in control of the Company. As with the Original Long-Term Plan, the Amended Long-Term Plan permits a committee of the Board to grant non-qualified stock options, incentive stock options, restricted stock ("Restricted Stock"), stock appreciation rights ("SARs"), and performance awards to key employees.

     The Amended Long-Term Plan has been designed to comply with Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company ("Covered Employees"). Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. In an effort to ensure that stock awards under the plan will qualify as performance-based compensation, the Amended Long-Term Plan is being submitted to shareholders for approval at the Annual Meeting. While the Company believes that compensation payable pursuant to the Amended Long-Term Plan generally will be deductible for federal income tax purposes, under certain circumstances such as death, disability and change in control, compensation not qualified under
Section 162(m) of the Code may be payable pursuant to the provisions of the Amended Long-Term Plan. By approving the Amended Long-Term Plan, the shareholders will be approving, among other things, the performance measures, eligibility requirements and limits on various stock awards contained therein.

     Set forth below is a summary of certain important features of the Amended Long-Term Plan, which summary is qualified in its entirety by reference to the actual plan attached as Exhibit A to this proxy statement. All capitalized terms which are not defined herein are defined in the Amended Long-Term Plan.

DESCRIPTION OF THE AMENDED LONG-TERM PLAN

     PURPOSE. The purpose of the Amended Long-Term Plan is to provide a portion of compensation for executives in Common Stock of the Company to emphasize the common interest between them and the shareholders and the need to balance short-term and long-term goals in managing the Company. The total compensation program is designed to be competitive with leading utilities and industry in general to attract and retain key individuals with outstanding abilities.

     ADMINISTRATION. The Amended Long-Term Plan will be administered by the Corporate Management Committee of the Board of Directors of the Company (the "Committee") which has the authority and discretion to select participants, establish the criteria for making awards, determine the time at which awards shall be granted, set the period, terms and conditions for each award, establish the terms and conditions of any loans to participants for stock options and make any other determinations which it believes necessary or advisable for the administration of the Amended Long-Term Plan. The Committee always must have at least three members and its members must be persons who are not eligible to participate in the Amended Long-Term Plan or any similar plan at the time discretion under the Amended Long-Term Plan is exercised, and have not been eligible to participate for at least one year prior thereto.


     NUMBER OF SHARES. The maximum number of shares which may be awarded under the Amended Long-Term Plan in any year is 1.0% of the outstanding Common Stock at the end of the previous calendar year; provided that the number of shares awarded to any participant in any calendar year may not exceed 100,000 shares. Any shares forfeited by a participant after an award will not be counted as shares awarded under the Amended Long-Term Plan until used in a subsequent award. Any options and other awards under the Amended Long-Term Plan that either expire or are settled in cash will not be counted in applying the aggregate share limitation described above. If there is any change in the outstanding Common Stock by reason of a stock dividend or distribution, stock split-up, or by reason of merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of shares of Common Stock available for awards under the Plan shall be adjusted by the Committee to give proper effect to such change.


     ELIGIBILITY. All officers and key employees of the Company and its subsidiaries are eligible for selection to participate in the Amended Long-Term Plan. While the persons to whom awards will be made in future years and the amounts and nature of such awards cannot be determined at this time, it is anticipated that approximately 190 officers and key employees will be eligible for participation in the Amended Long-Term Plan in any year. Participants may receive successive awards under the Amended Long-Term Plan, while restrictions on prior awards are still outstanding.


     STOCK OPTIONS AND SARs. The exercise price for any stock options and SARs will be determined by the Committee and may be granted at such price, including cash, common stock, Restricted Stock, or any other consideration in kind, as may be determined by the Committee. Options granted under the Amended Long-Term Plan will be nontransferable, other than by will or the laws of descent and distribution, and will be exercisable during the life of the optionee only by such optionee. Options granted under the Amended Long-Term Plan will not be exercisable more than 121 months after the date of grant.

     The Plan provides for the issuance of SARs, which entitle the recipient to receive, upon exercise, the excess of the fair market value of one share of Common Stock over the exercise price of any option granted in conjunction therewith, or the fair market value of such share at the time of grant. SARs granted in conjunction with an option will have the same term as the underlying option and the option to which the SAR relates will cease to be exercisable upon the exercise of the related SAR.

     An SAR may be granted under the Amended Long-Term Plan either in conjunction with an option grant or separately. An SAR granted in conjunction with an option enables the option holder to realize the value of the option without having to provide what may be a substantial cash payment which would be necessary to exercise the option. The exercise of SARs granted in conjunction with options would require the surrender of the related options. Any amount payable upon exercise of SARs may be paid in cash, in shares of Common Stock, or a combination of cash and shares, as determined by the Committee. For the purpose of the aggregate limitation on the number of shares that may be awarded under the Amended Long-Term Plan, an exercise of an SAR will be treated as an exercise of the related option.


     RESTRICTED STOCK. The Amended Long-Term Plan also provides for the award of Restricted Stock with such terms and conditions as may be established by the Committee in its award; provided that Restricted Stock is not awarded unless applicable performance goals established by the Committee within the time period prescribed by Section 162(m) of the Code are satisfied. These performance goals must be based on the attainment of specified levels of earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures. Such performance goals also may be based on the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." All Performance Goals must be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code. The Committee also may condition the vesting of Restricted Stock awards to participants who are not Covered Employees upon the satisfaction of these or other applicable performance goals. The provisions of Restricted Stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. Unless, otherwise limited by the Committee, the holders of Restricted Stock have voting power for stock currently under restriction. If the recipient of Restricted Stock shall cease to be continuously employed by the Company during any restricted period, the recipient's rights to Restricted Stock not yet vested will be forfeited except upon retirement or death.

     PERFORMANCE AWARDS. Performance awards made pursuant to the Amended Long-Term Plan entitle the recipient to receive future payments of cash or distributions of shares of Common Stock upon the achievement of pre-established performance goals, which may or may not be from among the objective performance measures described above relating to Restricted Stock. Performance goals will be established by the Committee. Performance awards may be granted in conjunction with or separate from stock options granted under the Amended Long-Term Plan.

     CHANGE IN CONTROL. The Plan provides that in the event of a change in control (as defined in the Amended Long-Term Plan) of the Company (i) any SARs and stock options outstanding as of the date of the change in control which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions applicable to Restricted Stock will lapse and such Restricted Stock shall become free of all restrictions and fully vested and (iii) all performance awards will be considered to be earned and payable in full and any restrictions will lapse and such performance awards will be settled in cash as promptly as practicable.

     AMENDMENT, SUSPENSION OR TERMINATION. The Board of Directors generally may amend, suspend or terminate the Amended Long-Term Plan or any portion thereof at any time. No amendment, suspension or termination of the Amended Long-Term Plan by the Board may have the effect of impairing any awards previously granted to a participant unless the participant consents to such impairment.

     RIGHTS OF PARTICIPANTS. A participant in the Amended Long-Term Plan will have no rights under the Amended Long-Term Plan greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and other arrangements to facilitate or ensure payment of the Company's obligations under the Amended Long-Term Plan, provided that such trusts and arrangements are consistent with the unfunded status of the Plan.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion is intended only as a brief discussion of the federal income tax rules relevant to stock options, SARs, Restricted Stock and performance awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

          1. The award of a nonqualified stock option or SAR will not result in income for federal tax purposes when the award is made. When nonqualified stock options are exercised, the recipient will be deemed to have received ordinary income in the amount equal to the difference between the option price and the market price of the stock on the exercise date. When an SAR is exercised, the recipient will be deemed to receive ordinary income in an amount equal to any cash and/or the market price of any unrestricted shares received.

          When any stock acquired by exercise of an option or SAR is sold, the difference between the amount which was earlier deemed to be income and the sale price of the stock will be treated as a capital gain or capital loss.

          2. When cash or shares of stock are received by a recipient as a performance award, the recipient will be deemed to have received ordinary income equal to any cash and the market value of any stock received at the time of receipt.

          3. A recipient of Restricted Stock normally will not recognize taxable income at the time the stock is granted, unless his rights to part or all of the Restricted Stock are immediately vested. Thereafter, the recipient will recognize ordinary income as the restrictions lapse. The amount of such ordinary income will be equal to the market value of the Restricted Stock (in excess of any amount paid by the recipient) at the time of the lapse. However, the recipient may elect pursuant to Section 83(b) of the Code to recognize ordinary income in an amount equal to the market value of the Restricted Stock (in excess of any amount paid by the recipient) at the time the stock is granted. Any subsequent change in the value of the Restricted Stock would then be treated as capital gain or loss when the stock is sold.

          4. In each of the foregoing cases, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the receipt of cash and stock is initially treated as ordinary income to the recipient.

     Under generally accepted accounting principles, there will be no charge to the income of the Company in connection with the grant or exercise of a stock option that is granted at market value. In the case of below-market options and any SARs, compensation expense would be recorded ratably over the vesting period, with further charges or credits to income based on increases or decreases in the market value of the stock while the option or SAR is outstanding. Compensation expense for Restricted Stock would be recorded ratably over the restricted period.

     NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Amended Long-Term Plan if such plan is approved. Such determinations are subject to the discretion of the Committee. However, the benefits and amounts that were paid or allocated under the Original Long-Term Plan with respect to 1998 are described below and for 1997 and prior years are described in the Summary Compensation Table, Option and SAR Grants Table and Aggregated Option and SAR Exercises and FY-End Option/SAR Value Table on pages 11 and 12 of this proxy statement.

     1998 AWARDS. The Committee in January 1998 awarded nonqualified stock options under the Original Long-Term Plan to the following individuals and groups described on page 10 that are presently employees of the Company: Mr. Howard, 16,279 shares; Mr. McIntyre, 6,642 shares; Mr. Taylor, 4,688 shares; Mr. Watzl, 5,470 shares, Mr. Anders, 5,567 shares; all executive officers as a group, 63,309 shares; and all employees (excluding executive officers) 189,801 shares. The nonqualified stock options will become exercisable one year from the date of grant at a purchase price of $53.75 per share. The Committee also decided to make Restricted Stock awards to the following individuals and groups described on page 10 who are currently employees of the Company: Mr. Howard, 8,871 shares, $477,120; Mr. McIntyre, 2,030 shares, $109,200; Mr. Taylor, 1,812 shares, $97,440; Mr. Watzl, 1,712 shares, $92,068; Mr. Anders, 0 shares, $0; all executive officers as a group, 21,733 shares, $1,168,828; and all employees (excluding executive officers), 0 shares, $0. The dollar value of the awards is based on the fair market value of the Common Stock on the date of grant ($53.7813 per share).

     VOTE REQUIRED. The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for approval of the Amended Long-Term Plan. Abstentions from voting on this matter are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote. Proxies solicited by the Board of Directors will be voted in favor of the proposal unless a different vote is specified.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF AMENDMENTS TO THE COMPANY'S EXECUTIVE LONG-TERM INCENTIVE AWARD STOCK PLAN.


              PROPOSAL NO. 4 -- PROPOSAL TO APPROVE THE COMPANY'S
                     EXECUTIVE ANNUAL INCENTIVE AWARD PLAN

     In January 1998, the Board adopted, effective January 1, 1998, the Northern States Power Company Executive Annual Incentive Award Plan (the "Annual Plan"). The Annual Plan is intended to replace the Company's existing Executive Incentive Compensation Plan. The Annual Plan will not become effective with respect to individuals who are subject to Section 162(m) of the Code unless the shareholder approval described below is obtained.

     The purpose of the Annual Plan is to provide a significant and flexible economic opportunity to selected officers and salaried employees of the Company and its subsidiaries and other Affiliates (as defined in the Annual Plan) in an effort to reward their individual and group contributions to the Company and more closely link the financial interests of management, shareholders and customers.

     The Annual Plan is designed to take into account Section 162(m) of the Code, which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Annual Plan to certain executives will qualify as performance-based compensation that is generally tax-deductible, the Annual Plan is being submitted to shareholders of the Company for approval at the Annual Meeting. While the Company believes compensation payable pursuant to the Annual Plan will be deductible for federal income tax purposes, under certain circumstances such as death, disability and change in control (all as defined in the Annual Plan), compensation not qualified under Section 162(m) of the Code may be payable. By approving the Annual Plan, the shareholders will be approving, among other things, the performance measures, eligibility requirements and annual incentive award limits contained therein.

     Set forth below is a summary of certain important features of the Annual Plan, which summary is qualified in its entirety by reference to the actual plan attached as Exhibit B to this Proxy Statement:

     ADMINISTRATION. The Annual Plan will be administered by the Corporate Management Committee, or such other committee of the Company's Board as the Company's Board may from time to time designate (the "Committee"), which, unless the Company's Board determines otherwise, will be composed solely of not less than two "disinterested persons" who qualify as "outside directors" for purposes of Section 162(m) of the Code. The Committee will have sole authority to make rules and regulations relating to the administration of the Annual Plan, and any interpretations and decisions of the Committee with respect to the Annual Plan will be final and binding.

     ELIGIBILITY. The Committee will, in its sole discretion, determine those officers and salaried employees of the Company who shall be eligible to participate in the Annual Plan for a given period of 12 months or less (an "Incentive Period"). These participants will be selected based upon their opportunity to have a substantial impact on the Company's results. Participation in the Annual Plan by a participant during a given Incentive Period does not require continued participation by such participant in any subsequent Incentive Period.

     PLAN FEATURES. The Annual Plan provides for the payment of cash incentive awards to participants designated by the Committee, which payments may be conditioned upon the attainment of pre-established performance goals or upon such other factors or criteria as the Committee shall determine. Such performance goals may be different for each participant. Bonus amounts are determined by multiplying a participant's "Target Incentive Award" by a percentage which varies depending on the extent to which the performance goals or other factors or criteria are satisfied. A participant's Target Incentive Award, in turn, is determined by multiplying such participant's base salary as of the last day of the applicable Incentive Period by a percentage designated by the Committee, in its sole discretion, which percentage need not be the same for each participant (and which may exceed 100%). The Committee may, in its sole discretion, increase or decrease the amount of any incentive awards payable to a participant and may, in recognition of special circumstances, pay incentive awards even if not earned, provided that the Committee cannot increase the amount of any incentive awards payable to certain designated "Covered Employees." Incentive awards payable under the Annual Plan to certain designated "Covered Employees" are subject to special restrictions described in the following section.

     DESIGNATED COVERED EMPLOYEES. The Committee will have the authority, in its sole discretion, to designate certain participants as "Covered Employees" for a specified Incentive Period upon determining that such participants are or are expected to be "covered employees" within the meaning of Section 162(m) of the Code for such Incentive Period. Not more than 90 days after the beginning of the Incentive Period, and, in any event, before 25% or more of the Incentive Period has elapsed, the Committee will establish the performance goals for the bonus award opportunities of these Covered Employees. Such performance goals are to be comprised of one or more of the following measures: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures. Such performance goals also may be based on the attainment of specified levels of performance by the Company under one or more of the measures described above relative to the performance of other corporations. With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code. Incentive awards payable to Covered Employees are to be calculated in the same manner described in the "PLAN FEATURES" section above, except that subjective individual performance ratings cannot be used to increase the amount of incentive awards payable to Covered Employees. No incentive awards will be paid to Covered Employees if the minimum applicable pre-established Performance Goals are not satisfied, unless the Covered Employee's employment is terminated because of death, disability or change in control. Furthermore, the Committee will have the authority to decrease, but not to increase, the amount of incentive awards otherwise payable to Covered Employees pursuant to pre-established performance goals and payment formulas. The maximum amount payable to any Covered Employee of the Company for any calendar year will be $1,000,000.

     AMENDMENT AND DISCONTINUANCE. The Board will have the right to amend, alter, discontinue or otherwise modify the Annual Plan from time to time, but no amendment will, without the consent of the participant affected, impair any award made prior to the effective date of the modification.

     NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Annual Plan if such Plan is approved. Such determinations as to allocations are at the discretion of the Committee and as to receipt of payouts is dependent on future performance. However, the target incentive award levels under the

Annual Plan for 1998 are described below and amounts payable under the existing Executive Annual Incentive Compensation Plan for 1995, 1996 and 1997 are set forth in the bonus column of the Summary Compensation Table on page 11.


     1998 AWARDS. The Committee in January 1998 established target incentive award levels (expressed as a percentage of base salary) under the Annual Plan for the following individuals and groups described on page 10 that are presently employees of the Company: Mr. Howard in an aggregate amount equal to 55% of base salary; for Messrs. McIntyre, Taylor, Watzl and Anders each in an amount equal to 35% of their respective base salaries; and all executive officers as a group in an aggregate amount ranging from 30% to 55% of base salary. These awards were established for the incentive period commencing January 1, 1998 and ending December 31, 1998, and their payout is dependent upon Company performance. Individuals can realize from 0% to 188% of their target awards dependent on the performance of the Company, the individual and the individual's group in certain predetermined areas. These areas are company financial performance (based on EPS), customer satisfaction, price of product, safety, service reliability, and (except for the CEO) individual performance. The awards for the CEO, the President-NSP Generation and the Vice President-Nuclear Generation also are dependent on performance specifically with respect to nuclear safety. The weight accorded particular performance areas varies by executive. Generally, financial performance accounts for up to 50% of an executive's target incentive award. All of the other areas account for between 5-30% of the target awards.


     VOTE REQUIRED. The affirmative vote of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the Annual Plan. Abstentions from voting on this matter are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote. Proxies solicited by the Board of Directors will be voted in favor of the proposal unless a different vote is specified.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY'S EXECUTIVE ANNUAL INCENTIVE AWARD PLAN.


                 PROPOSAL NO. 5 -- RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS


     Subject to ratification by the shareholders, the Board of Directors has appointed Price Waterhouse LLP as independent auditors of the Company for the year 1998. Price Waterhouse has performed this function for the Company commencing with the fiscal year 1995. Members of the firm will be available at the Annual Meeting of Shareholders to answer questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.


                    PROPOSAL NO. 6 -- SHAREHOLDER PROPOSAL

     Marlys Weber, 4657 Colfax Avenue South, Minneapolis, MN 55409, beneficial owner of 89.881 shares of NSP common stock, and Bruce Drew, 4425 Abbott Avenue South, Minneapolis, MN 55410, beneficial owner of 1.378 shares of NSP common stock, have given notice that they intend to present for action at the Annual Meeting the following resolution:

            Shareholder Resolution on Conversion of Prairie Island
                      Nuclear Plant to Natural Gas Plant

Whereas: The Prairie Island plant occupies a vital location in the power grid of NSP, and is important to the local and state economy as well as to NSP's shareholders;

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


Whereas: The continued operation and repair of steam generators at the Prairie Island Nuclear plant has resulted in high maintenance and facility costs to NSP;

Whereas: The inventory of spent nuclear fuel continues to increase through nuclear power operation, and as a result, continues to cause storage issues with the local community as well as the state of Minnesota;

Whereas: NSP has successfully converted the Pathfinder plant in South Dakota from a nuclear power facility to a natural gas power facility;

Whereas: Electricity produced from natural gas can be more cost effective with lower maintenance and waste costs than electricity produced with nuclear reactors;

Therefore be it resolved that the shareholders recommend that the Board of Directors commission a study of the economic feasibility of converting the Prairie Island Nuclear Power Plant to a natural gas power plant, and make available to shareholders such a study with recommendations of Board actions before the next annual meeting.

     THE NSP BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS PROPOSAL.

     No formal study is needed to conclude that the conversion of the Prairie Island Nuclear Generating Plant to a natural gas plant would not be economically feasible for your Company.

     The Company estimates that it would incur in excess of $500 million in capital costs to convert the Prairie Island plant facilities to a natural gas facility. During the conversion process, the cost of replacement power could be as high as $200 million per year. Following the conversion, the Company estimates that it would incur more than $100 million annually to supply fuel to a converted facility -- that's more than 3 times the current annual cost of fuel to Prairie Island. Other costs likely would be incurred due to the advancement of decommissioning of the nuclear portions of the plant, the acceleration of depreciation expenses and ongoing spent fuel management expenses.

     The Company has successfully converted its Pathfinder Plant to a fossil fuel plant. The Pathfinder Plant had previously operated as a nuclear plant from 1964 until 1967, after which it was converted to an oil and gas-fired plant. However, there are great differences between the Pathfinder facility and Prairie Island. First of all, Pathfinder was converted at the end of its useful life; therefore, the economic feasibility was much more favorable for conversion of that plant than for a premature Prairie Island conversion. Second, Pathfinder was a small facility with a maximum capacity output of 90 megawatts; thus, it was much more cost effective to replace that plant's small capacity output with natural gas.

     Since conversion, Pathfinder has been used as a "peaking" facility to supply extra capacity when needed. Pathfinder operates annually at less than 1 percent of the total available hours to produce this peak capacity. Prairie Island, on the other hand, is a "baseload" facility, fundamental to NSP's total energy output. Prairie Island operates in excess of 90% of available hours on an annual basis, with a total output of 1100 megawatts. The replacement of Prairie Island's baseload capacity would require approximately 67 MILLION mcf of natural gas per year -- that's more than 15-20% of the total annual gas usage in the state of Minnesota, as compared to an annual 50 THOUSAND mcf of natural gas used at the Pathfinder plant per year.

     The Prairie Island Nuclear Generating facility is indeed vital to the total energy output at your Company. In 1997, Prairie Island supplied 21.8% of the Company's total energy. And, while storage of nuclear spent fuel from our nuclear operations remains an issue, your Company continues to lead the way to finding a permanent solution and to look for interim alternatives until a permanent solution is found. The costs of maintaining Prairie Island, including its steam generators, have been diligently managed to avoid large expenses over the plant's life. Further, even with those maintenance costs,

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

Prairie Island has proven to be one of the lowest cost producers in the U.S., as confirmed by the September 1997 Utility Data Institute's report on the 1996 Production Costs Operating Steam-Electric Plants.

     While it is technically feasible to convert a nuclear facility into a natural gas facility and while it generally may be more cost effective to construct a NEW gas facility than it is to construct a NEW nuclear plant, your Company's management believes that it is not more cost effective to change an existing, well-managed nuclear facility, like Prairie Island, to a natural gas plant. Information compiled by the Utility Data Institute supports this position, showing that based on 1996 data, combined fuel, maintenance and operational expenses for a U.S. nuclear plant were only $19.25 per megawatt hour
(MWhr), as compared to $34.21 per MWhr for a gas plant. (September 1997 Utility Data Institute's report on the 1996 Production Costs Operating Steam-Electric Plants). What's more, Prairie Island's production costs are well below that national average, with production expenses during 1996 totaling only $13.84 per MWhr.

     The bottom line is if we burden the Prairie Island plant with the additional costs of a conversion to natural gas, the plant will no longer be cost competitive. As described above, the premature conversion of Prairie Island would unnecessarily increase costs by hundreds of millions of dollars annually. A premature conversion of Prairie Island would likely cause NSP to lose its position as a low-cost supplier of electricity and could seriously impair the Company's ability to compete against other electric suppliers in the years ahead, substantially lessening shareholder value. Therefore, based on what is presently known about the costs to the Company to convert Prairie Island, a commissioned study is not necessary to conclude that such a conversion would not be economically feasible for this Company.

     AGAIN, THE NSP BOARD AND MANAGEMENT URGE YOU TO VOTE "NO" ON THIS PROPOSAL.


                           QUORUM AND VOTE REQUIRED

     The presence in person or by proxy, of the holders of a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting for the transaction of business is required to constitute a quorum. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The proposal for amendments of the Articles of Incorporation to increase the authorized Common Stock requires the approval of a majority of the Common Stock, voting separately as a class, and a majority of the total voting power present in person or by proxy and entitled to vote. Each of the proposals for approval of amendments to the Executive Long-Term Incentive Award Stock Plan, adoption of the Executive Annual Incentive Award Plan, the shareholder proposal and ratification of the selection of outside auditors requires the affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote. Abstentions from voting on these matters are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote.


                          1999 SHAREHOLDER PROPOSALS


     Any proposal by a shareholder for the annual shareholder meeting in 1999 must be received by the Secretary of the Company at 414 Nicollet Mall, Minneapolis, Minnesota 55401, not later than the close of business on November 20, 1998. Proposals received by that date will be included in the 1999 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

     For a proposal not included in the proxy statement to be properly brought before an annual meeting by a shareholder, the Company's Bylaws provide that the Secretary of the Company must have received written notice thereof not less than 20 or more than 90 days prior to the meeting. The notice must contain (i) a description of the proposed business and the reasons for conducting such business at the annual meeting, (ii) the shareholder's name and record address,
(iii) the class and number of shares beneficially owned by the shareholder, and
(iv) any material interest of the shareholder in such business.

                                OTHER BUSINESS

     Management does not know of any business, other than that described herein, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.


Minneapolis, Minnesota                   By order of the Board of Directors
March 20, 1998                                     John P. Moore, Jr.
                                                        SECRETARY

                                                                       EXHIBIT A


                             AMENDED AND RESTATED
                        EFFECTIVE AS OF JANUARY 1, 1998

                         NORTHERN STATES POWER COMPANY

                EXECUTIVE LONG-TERM INCENTIVE AWARD STOCK PLAN

     SECTION 1. PURPOSE. The general purpose of the Northern States Power Company Executive Long-Term Incentive Award Plan (the "Plan") is to create a compensation environment which will attract and retain talented officers and key employees of Northern States Power Company, a Minnesota corporation (the "Company") and its subsidiaries, by providing to employees determined to be eligible ("Participants") with common stock of the Company ("Common Stock") pursuant to awards ("Awards") described herein.

     The specific purposes of the Plan are to:

     (a) Provide a total compensation program which is competitive with general industry programs and also those emerging in the leading utility companies.

     (b) Use a stock based long-term incentive plan to more closely align the interest of NSP's executives with those of the shareholders and to maintain NSP's long-term financial strength so that NSP can take advantage of opportunities that will allow it to provide quality service at the lowest cost possible.

     (c) Provide another element of compensation beyond base salary and annual incentive pay to focus attention on long-term business goals and to reward superior company performance.

     (d) Encourage teamwork and the spirit of cooperation along the executive group.

     SECTION 2. COMMITTEE. The Plan shall be administered by the Corporate Management Committee of the Company's Board of Directors ( the "Committee" ) or any committee designated as its successor for purposes of this Plan. The Committee shall consist of not less than three members of the Board of Directors who are not employees of the Company and all members of the Committee shall be "disinterested persons" as defined in Rule 16b-3 of the General Rules and Regulations under the Security Exchange Act of 1934. To the extent required to comply with the performance-based compensation exemption under Internal Revenue Code ("Code") Section 162(m) and the related regulations, each member of the Committee shall qualify as an "outside director" as defined therein.

     SECTION 3. COMMITTEE POWERS AND DUTIES. The Committee shall have the authority to make rules and regulations governing the administration of the Plan; to select the eligible employees to whom Awards shall be granted; to determine the type, amount, size and terms of Awards; to determine the time when Awards shall be granted; to determine whether any restrictions shall be placed on shares of Common Stock granted pursuant to any Awards; to authorize the Company to make available loans, on specified terms, to Participants for the purpose of providing funds for the use of Participants in exercising options granted under the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determination need not be uniform, and may be made selectively among persons who are eligible to receive Awards under the Plan, whether such persons are similarly situated. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive.

     SECTION 4. PARTICIPANTS. Participants will consist of such key employees (including officers) of the Company or any of its present or future subsidiaries as the Committee, in its sole discretion, determines to be mainly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan. Awards may be granted under this Plan to persons who have previously received Awards or other benefits under this or other plans of the Company.

     SECTION 5. AWARDS. Awards may consist of Common Stock transferred to Participants, subject to restrictions as described in Section 6, as additional compensation for service rendered to the Company without any other payment therefor provided that the value of the Common Stock awarded by the Committee to any Participant in a calendar year shall not exceed $1,000,000. The Committee also may make Awards in the form of stock options, stock appreciation rights, performance awards, or any combination of the foregoing provided that the Committee shall not award rights or options to purchase more than 100,000 shares to any Participant in a calendar year. Awards granted under the Plan in any calendar year cannot exceed one percent (1%) of the number of outstanding shares of Common Stock at the end of the previous calendar year. Solely for the purpose of computing the number of shares of Common Stock granted under this Plan, there shall not be counted any shares that have been forfeited. The stock awarded may be previously unissued or stock repurchased by the Company for purposes of this Plan as designated by the Board of Directors. If there is any change in the outstanding Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of shares of Common Stock available for Awards under the Plan shall be adjusted by the Committee to give proper effect to such change.

     SECTION 6.  RESTRICTED STOCK.

     (a) AWARDS. All Awards shall consist of restricted shares of Common Stock granted pursuant to the Plan and shall entitle the Participant to receive the shares of Common Stock, subject to forfeiture if specified conditions are not satisfied, at the end of a specified period. The shares of Common Stock awarded shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each Award shall be subject to the requirements of this Section
          6. Awards of restricted stock shall be determined by the Committee utilizing performance goals based on one or more of the following: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or any Affiliates under one or more of the measures described above relative to the performance of other corporations.

     (b) RESTRICTED PERIOD. The Committee shall establish a period (the "Restricted Period") of not less than one year nor more than five years, commencing on the date of award, during which the Participant will not be permitted to sell, transfer, pledge, encumber, or assign the Common Stock subject to the Award. Within these limits, the Committee may provide for the lapse of restrictions in installments or upon the occurrence of certain events where deemed appropriate. Any attempt by a Participant to dispose of restricted shares of Common Stock in a manner contrary to the applicable restrictions shall be void, and of no force and effect.

     (c) RIGHTS DURING RESTRICTED PERIOD. Except to the extent otherwise provided in this Section 6 or under the terms of any restricted stock agreement during the Restricted Period, the Participant shall have all of the rights of a stockholder in the Company with respect to the restricted shares of Common Stock, including the right to vote the shares and to receive dividends and other distributions with respect to the shares unless the Committee shall otherwise determine; provided, that all stock dividends, stock rights, and stock issued upon split-ups or reclassification of shares shall be subject to the same restrictions as the rights, or additional stock are issued, and may be held in custody as provided hereafter in this
          Section 6 until the restrictions thereon shall have lapsed.

     (d) FORFEITURES. Except to the extent otherwise provided in the restricted stock agreement, if the Participant shall cease to be an employee of the Company or any subsidiary, or if any condition established by the Committee for the release of any restrictions shall not have occurred, prior to the expiration of the Restricted Period, all shares of Common Stock then subject to any restrictions shall be forfeited to the Company without any further obligations of the Company to the Participant, and all rights of the Participant with respect to such shares shall terminate.

     (e) CUSTODY. Restricted shares may be held in custody by the Company in an account allocated to the Participant until restrictions applicable to thereto have expired. The Committee may require that any certificates evidencing restricted shares of Common Stock be held in custody by a bank or other institution, or by the Company or any subsidiary, until the restrictions thereon have lapsed. If any certificates are issued for shares still subject to restrictions, the Participant awarded such shares shall deliver to the Company a stock power, endorsed in blank, relating to the restricted shares as a condition of receiving the Award.

     (f) CERTIFICATES. Subject to paragraph (e) above, if a recipient of restricted shares pursuant to an Award shall be issued a certificate or certificates evidencing the shares of Common Stock subject to the restrictions provided as to the applicable Award, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the Award, which legend shall be substantially in the following form:

                    "The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Northern States Power Company Executive Long-Term Incentive Award Stock Plan and an Agreement entered into between the registered owner and Northern States Power Company, a Minnesota corporation. Copies of such Plan and Agreement are on file in the office of the Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota."

     (g) GIFT TO DEPENDENT. Notwithstanding any provision of this Section 6, the Committee may permit a gift of restricted shares to the Participant's spouse, child, stepchild, grandchild, or legal dependent, or to a trust whose sole beneficiary or beneficiaries shall be the Participant and/or any one or more of such persons; provided, that the donee shall have entered into an agreement with the Company pursuant to which the donee agrees that the restricted shares of Common Stock shall be subject to the same restrictions as they were prior to the donation by the Participant.

     SECTION 7. STOCK OPTIONS. A stock option granted pursuant to the Plan shall entitle the optionee, upon exercise, to purchase shares of Common Stock at a specified price during a specified period. Such options will be "nonqualified" for the purposes of Section 422A of the Internal Revenue Code. Options shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each option shall be subject to the following requirements:

     (a) TYPE OF OPTION. Each option shall be identified in the agreement pursuant to which it is granted as a nonqualified option.

     (b) TERM. No option shall be exercisable more than 121 months after the date on which it is granted.

     (c) PAYMENT. The purchase price of shares of Common Stock subject to an option shall be payable in full at the time the option is exercised. Payment may be made in cash, in shares of Common Stock having a fair market value which is not less than the option price on the date of exercise, or by a combination of cash and such shares, or any other consideration in kind, including shares of restricted stock, as the Committee may determine, and subject to such terms and conditions as the Committee deems appropriate.

     (d) OPTIONS NOT TRANSFERABLE. Options shall not be transferable except to the extent permitted by the agreement evidencing such option; provided, that in no event shall any option be transferable by the optionee, other than by will or the laws of descent and distribution, and shall be exercisable during an optionee's lifetime only by such optionee. If, pursuant to the agreement evidencing any option, such option remains exercisable after the optionee's death, to the extent permitted by such agreement, it may be exercised by the personal representative of the optionee's estate or by any person who acquired the right to exercise such option by bequest, inheritance, or otherwise by reason of the optionee's death. Subject to the foregoing, options may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.

     SECTION 8. STOCK APPRECIATION RIGHTS. A stock appreciation right granted pursuant to the Plan shall entitle the holder, upon exercise, to receive a payment equal to the amount by which the fair market value of one share of Common Stock (as determined by the Committee) on the date the right is exercised exceeds the "base amount" established by the Committee for such right on the date it was granted. Stock appreciation rights shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each right shall be subject to the following requirements:

     (a) TYPE OF RIGHT. A stock appreciation right may be granted in tandem with an option granted pursuant to the Plan, or as a "freestanding" right not in tandem with an option.

     (b) TANDEM RIGHTS. Any option granted in tandem with a stock appreciation right shall become nonexercisable upon the exercise of the related right, and any right granted in tandem with an option shall become nonexercisable upon exercise of the related option. Shares of Common Stock subject to an option which becomes nonexercisable by virtue of the exercise of a tandem right shall not be available for subsequent awards under the Plan.

     (c) TERM. No stock appreciation right shall be exercisable more than 121 months after the date on which it is granted.

     (d) PAYMENT. Any amount payable upon the exercise of a stock appreciation right may be paid in cash, in shares of Common Stock having a fair market value which is not more than the amount payable on the date of exercise, or in a combination of cash and such shares, or any other consideration in kind, including shares of restricted stock, as the Committee, in its sole discretion, shall determine.

     (e) RIGHTS NOT TRANSFERABLE. A stock appreciation right shall not be transferable by the holder except to the extent permitted by the agreement evidencing such right; provided, that in no event shall any right be transferable by the holder, other than by will or the laws of descent and distribution, and such right shall be exercisable during the holder's lifetime only by the holder. If, pursuant to the agreement evidencing a stock appreciation right, the right remains exercisable after the holder's death, to the extent permitted by such agreement, it may be exercised by the personal representative of the holder's estate or by any person who acquired the right to exercise such right by bequest, inheritance, or otherwise by reason of the holder's death.

Subject to the foregoing, stock appreciation rights may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.

     SECTION 9. PERFORMANCE AWARDS. Performance Awards made pursuant to the Plan shall entitle the recipient to receive future payments of cash or distributions of shares of Common Stock upon the achievement of pre-established, long-term performance goals. All performance Awards shall be evidenced by agreements in such form as the Committee shall from time to time approve; provided, that each Award shall be subject to the following requirements:

     (a) PERFORMANCE PERIOD. The Committee shall establish with respect to each performance Award a performance period of not fewer than one year, nor more than five years.

     (b) AMOUNT OF AWARDS. The Committee shall establish a value for each performance Award, which value may be expressed in terms of specified dollar amounts or a specified number of shares of Common Stock. Any such value may be fixed or variable in accordance with criteria specified by the Committee at the time of the Award provided that the value of the performance Award awarded by the Committee to any Participant in a calendar year shall not exceed $1,000,000.

     (c) PERFORMANCE OBJECTIVES. The Committee shall establish performance objectives to be achieved with respect to each performance Award during the applicable performance period, determining the extent to which an employee shall be entitled to distributions with respect to such performance Award.

     (d) PERFORMANCE MEASURES. Performance objectives established by the Committee may relate to corporate, subsidiary, unit, or individual performance or any combination thereof, and may be established in terms of growth in gross or net earnings, earnings per share, ratio of earnings to equity or assets, share value, or such other measures or standards as the Committee shall determine. Multiple objectives may be used which have the same or different weighting, and such objectives may relate to absolute performance or to relative performance measured against other companies or businesses, or against other subsidiaries, units, or individuals.

     (e) ADJUSTMENTS. At any time prior to the end of a performance period, the Committee may adjust previously established performance objectives to reflect major unforeseen events such as changes in applicable laws, regulations, or accounting practices; mergers, acquisitions, or divestitures; or other unusual or nonrecurring items of events.

     (f) DISTRIBUTIONS WITH RESPECT TO AWARDS. Following the end of each performance period, the Committee shall determine the extent to which the performance objectives established for such period have been achieved and the amounts of cash or number of shares of Common Stock, if any, that are payable or distributable with respect to performance Awards made with respect to each period. Payments with respect to performance Awards may be made in cash or in shares (based on fair market value at the time of the distribution), or in any combination thereof, as the Committee shall determine. Such payments or distributions may be made in a lump sum or in installments, and shall be subject to such vesting, deferral or other terms and conditions as the Committee may determine.

     (g) NONTRANSFERABILITY. Performance Awards granted under this Plan shall not be assignable or otherwise transferable by the recipient, otherwise than by will or the laws of descent and distribution, and shall be payable during the recipient's lifetime, only to the recipient.

     SECTION 10. AGREEMENTS. Each Award granted pursuant to the Plan shall be evidenced by an agreement setting forth the terms and conditions upon which it is granted. Multiple Awards may be evidenced by a single agreement. Subject to the limitations set forth in the Plan, the Committee may, with the consent of the Participant to whom an Award has been granted, amend any such agreement to modify the terms or conditions governing the Award evidenced thereby.

     SECTION 11. ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, combination, or exchange of shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the number of shares of Common Stock subject to an Award, in the option price or value of an Award, or in the maximum number of shares subject to this Plan, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into shares of Common Stock.

     SECTION 12. TENURE. A Participant's right, if any, to continue to serve the Company or its subsidiaries as an officer, employee or otherwise, shall not be enlarged or otherwise affected by the Participant's designation as a Participant under the Plan.

     SECTION 13. MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC. Subject to the provisions of the agreement evidencing any Award, if the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors of the Company shall have the power to make any arrangement it deems advisable with respect to outstanding Awards and in the number of shares of Common Stock subject to this Plan, which shall be binding for all purposes of this Plan, including, but not limited to, the substitution of new Awards for any Awards then outstanding, the assumption of any such Awards, and the termination of such Awards. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

          (i) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant.

          (ii) The restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

          (iii) All Performance Awards shall be considered to be earned and payable in full and any other deferral or other restriction shall lapse and such Performance Awards shall be settled in cash as promptly as practicable.

          "Change in Control" shall mean the happening of any of the following events:

          (a) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the

          Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (b) of this definition; or

          (b) The approval by the shareholders of the Company of a reorganization, merger, consolidation, share exchange or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (iii) individuals who were members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (c) The approval by the shareholders of the Company of a complete liquidation or dissolution of the company.

     SECTION 14. EXPENSES OF PLAN. The expenses of administering this Plan shall be borne by the Company and its subsidiaries.

     SECTION 15. RIGHTS AS STOCKHOLDER. Except to the extent otherwise specifically provided herein or in the agreement evidencing the Award, no recipient of any Award shall have any rights as a stockholder with respect to shares of Common Stock sold or issued pursuant to the Plan until certificates for such shares have been issued to such person.

     SECTION 16. GENERAL RESTRICTIONS. Each Award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the
Committee:

     (a) the listing, registration, or qualification of any Common Stock related thereto upon any securities exchange or any state or federal law;

     (b)  the consent or approval of any regulatory body; or

     (c) an agreement by the recipient with respect to the disposition of any such shares of Common Stock;

is necessary or desirable as a condition of the issuance or sale of such shares of Common Stock, such Award shall not be consummated unless and until such listing, registration, qualification, consent, approval, or agreement is affected or obtained in form satisfactory to the Committee.

     SECTION 17. WITHHOLDING. If the Company proposes or is required to distribute shares of Common Stock pursuant to the Plan, it may require the Participant to remit to it, or withhold from such Award or from the participant's other compensation, an amount sufficient to satisfy any applicable federal, state, or local tax withholding requirements prior to the delivery of any certificates for such shares of Common Stock.

     SECTION 18. AMENDMENTS. The Board of Directors of the Company may at any time, and from time to time, amend or terminate the Plan provided, that no amendment: (a) increasing the number of shares of Common Stock available for Awards pursuant to the Plan previously established pursuant to shareholder approval; (b) changing the classification of employees eligible to participate in the Plan; or (c) materially increasing the benefits accruing to Participants under the Plan; shall be made without approval by an affirmative vote of shareholders representing at least the majority of the voting power at a duly authorized meeting of shareholders if such affirmative vote is required as a condition of continued exemption of the Plan under Securities and Exchange Commission Rule 16b-3.

     SECTION 19. SHAREHOLDER APPROVAL. This Agreement shall be submitted to the shareholders of the Company for its approval by an affirmative vote of the majority of the voting power at a meeting of the shareholders before restrictions for any Award lapse. After initial approval, the Board of Directors shall determine whether further submission is appropriate or necessary whenever the Plan is amended, to satisfy Code Section 162(m), the Rules of the New York Stock Exchange, regulatory or other legal requirements.

     SECTION 20. EFFECTIVE DATE OF THE PLAN. This Plan shall be effective as of January 1, 1998.

                                                                       EXHIBIT B



                         NORTHERN STATES POWER COMPANY

                     EXECUTIVE ANNUAL INCENTIVE AWARD PLAN

                                       I

                          PURPOSE AND EFFECTIVE TIME

     This Northern States Power Company ("Company") Executive Annual Incentive Award Plan (the "Plan") is designed to provide a significant and flexible economic opportunity to selected officers and employees of the Company and its Affiliates as a reflection of their individual and group contributions to the success of the Company and its Affiliates. Payments pursuant to Section IX of the Plan are intended to qualify under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration" (such payments are hereinafter referred to as "Excluded Income"). The Plan shall be effective as of January 1, 1998, subject to the shareholder approvals required by Section XII of the Plan for Covered Employees.


                                      II

                                  DEFINITIONS

     "Affiliate" means (i) a corporation at least 50% of the common stock or voting power of which is owned, directly or indirectly, by the Company and (ii) any other corporation or other entity controlled by the Company and designated by the Committee from time to time as such.

     "Board" shall mean the Board of Directors of the Company.

     "Change in Control" shall mean the happening of any of the following events:

     (a) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or
     (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company,
     (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (b) of this definition; or

     (b) The approval by the shareholders of the Company of a reorganization, merger, consolidation, share exchange or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (iii) individuals who were members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (c) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Corporate Management Committee of the Board, or such other committee of the Board as the Board may from time to time determine, which, except as specifically decided otherwise by the Board, is composed solely of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

     "Company" shall mean Northern States Power Company, a Minnesota corporation.

     "Covered Employees" shall mean the Participants designated by the Committee prior to the award of an Incentive Award opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code for the Incentive Period as to which an Incentive Award hereunder is payable and for whom the Committee intends that amounts payable hereunder constitute Excluded Income.

     "Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

     "Incentive Award" shall mean a cash award payable to a Participant pursuant to the terms of the Plan, including a Special Incentive Award.

     "Incentive Period" shall mean the period with respect to which a Participant is eligible to earn an Incentive Award.

     "Participant" shall have the meaning set forth in Article IV hereof.

     "Payment Date" shall mean the date following the conclusion of a particular Incentive Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding Incentive Awards.

     "Performance Goals" shall have the meaning set forth in Article IX hereof.

     "Special Incentive Award" shall have the meaning set forth in Article IX hereof.

     "Target Incentive Award" shall mean the amount determined by multiplying a Participant's base salary as of the last day of the applicable Incentive Period by a percentage designated by the Committee in its sole discretion at the time the award is granted, which percentage need not be the same for each Participant.

                                       III

                                 ADMINISTRATION

     The Plan shall be administered by the Committee. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel (who may be the compensation consultants, independent auditors and outside counsel of the Company or an Affiliate) and other persons to assist or render advice to the Committee, all at the expense of the Company. The Committee shall have the sole authority to make rules and regulations relating to the administration of the Plan, and any interpretations and decisions of the Committee with respect to the Plan shall be final and binding.

                                       IV

                                   ELIGIBILITY

     The Committee shall, in its sole discretion, determine for each Incentive Period those officers and salaried employees of the Company and its Affiliates who shall be eligible to participate in the Plan (the "Participants") for such Incentive Period based upon such Participants' opportunity to have a substantial impact on the operating results of the Company or an Affiliate. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any Incentive Period by any Participant require continued participation by such Participant in any subsequent Incentive Period.

                                        V

                        DETERMINATION OF INCENTIVE AWARDS

     Subject to Article IX hereof, the amount and terms of each Incentive Award to a Participant shall be determined by and in the discretion of the Committee. The Committee may condition the earning of an Incentive Award upon the attainment of specified Performance Goals, measured over a period ending no later than the end of the applicable Incentive Period. Such performance goals may relate to the Participant or the Company, or any Affiliate, division or department of the Company for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, and may be different for each Participant. Incentive Awards payable under the Plan will consist of a cash award from the Company, based upon a percentage (which may exceed 100%) of the Target Incentive Award and, if applicable, the degree of achievement of such performance goals. Incentive Awards under this Plan for Covered Employees shall be subject to preestablished Performance Goals in accordance with Article IX hereof. Except with respect to Covered Employees, the Committee may, in its sole discretion, increase or decrease the amount of any Incentive Award payable to a Participant and, in recognition of changed or special circumstances, may award Incentive Awards to Participants even though the Incentive Awards are not earned. Incentive Awards earned or otherwise awarded will be paid as soon as administratively feasible on or after the Payment Date.

                                       VI

                            TERMINATION OF EMPLOYMENT

     In the event that a Participant's employment with the Company and its Affiliates terminates for any reason during the Incentive Period with respect to any Incentive Awards, the balance of any Incentive

Award which remains unpaid at the time of such termination shall be payable to the Participant, or forfeited by the Participant, in accordance with the terms of the award granted by the Committee; provided, however, that in the case of a Covered Employee, no amount shall be payable pursuant to the Plan unless the Performance Goals are satisfied or the termination of employment of the Covered Employee is due to death or disability. A Participant who remains employed through the Incentive Period, but is terminated prior to the Payment Date, shall be entitled to receive any Incentive Award payable to such Participant with respect to such Incentive Period.

                                       VII

                          AMENDMENT AND DISCONTINUANCE

     The Board shall have the right to amend, alter, discontinue or otherwise modify the Plan from time to time but no such modification shall, without the consent of the Participant affected, impair any award made prior to the effective date of the modification.

                                      VIII

                                  MISCELLANEOUS

     It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the payment obligations created under the Plan; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. The Plan shall be governed by and construed in accordance with the laws of the State of Minnesota.

                                       IX

                 PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS

     Incentive Awards under the Plan to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth herein. Notwithstanding Article V hereof, the Committee shall not have the discretion to modify the terms of awards to such Participants except as specifically set forth in this Article IX.

     (a) TARGET BONUS. On or before the 90th day of each Incentive Period, and in any event before 25% or more of the Incentive Period has elapsed, the Committee shall establish in writing specific Performance Goals for the Incentive Period, upon the attainment of which will be conditioned the payment of Incentive Awards ("Special Incentive Awards") to such of the Participants who may be Covered Employees. A Special Incentive Award shall consist of a cash award from the Company to be based upon a percentage (which may exceed 100%) of a Target Incentive Award. The extent, if any, to which a Special Incentive Award will be payable will be based upon the degree of achievement of preestablished Performance Goals over a specified Incentive Period; provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to an Incentive Period.

     (b) INCENTIVE PERIOD. The Incentive Period will be a period of up to twelve months, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to such Incentive Period.

     (c) PERFORMANCE GOALS. The Performance Goals established by the Committee at the time a Special Incentive Award is granted will be based on one or more of the following: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or any Affiliates under one or more of the measures described above relative to the performance of other corporations.

     (d) PAYMENT OF AN INCENTIVE AWARD. At the time the Special Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Target Incentive Award which may be payable based upon the degree of attainment of the Performance Goals during the Incentive Period. If the minimum Performance Goals established by the Committee are not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Special Incentive Awards have been satisfied, payment shall be made on the Payment Date in accordance with the prescribed formula based upon a percentage of the Target Incentive Award unless the Committee determines, in its sole discretion, to reduce the payment to be made.

     (e) MAXIMUM PAYABLE. The maximum amount payable to a Covered Employee under this Plan for any calendar year of the Company pursuant to this Plan shall be $1,000,000.

                                        X

                                CHANGE IN CONTROL

     Notwithstanding any other provision of this Plan, (i) upon a Change in Control, each Participant who is employed by the Company or an Affiliate immediately before the Change in Control shall be entitled to receive a payment equal to his or her Target Incentive Award for the Incentive Period that includes the date of the Change in Control, and (ii) any additional Incentive Award that becomes payable to such a Participant for that Incentive Period shall be reduced (but not below zero) by the amount of the payment made to such Participant pursuant to clause (i) of this Article X.

                                       XI

                               DEFERRAL ELECTIONS

     The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Incentive Awards payable hereunder.

                                       XII

                              SHAREHOLDER APPROVAL

     This Plan shall not become effective with respect to individuals who are Covered Employees unless it shall have been approved by the affirmative vote of a majority of the total voting power of the shares of common stock and preferred stock of Northern States Power Company present in person or by proxy and entitled to vote thereon.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Northern States Power Company, a Minnesota corporation (the Company), has two significant subsidiaries: Northern States Power Company, a Wisconsin corporation (the Wisconsin Company), and NRG Energy, Inc., a Delaware corporation (NRG). The Company also has several other subsidiaries, including Viking Gas Transmission Company (Viking), Energy Masters International, Inc. (EMI), which changed its name from Cenerprise, Inc., effective Sept. 1, 1997, and Eloigne Company (Eloigne). The Company and its subsidiaries collectively are referred to herein as NSP.

FINANCIAL OBJECTIVES AND RESULTS

NSP's financial objectives are:

* TO PROVIDE INVESTOR RETURNS IN THE TOP ONE-FOURTH OF THE UTILITY INDUSTRY AS MEASURED BY A THREE-YEAR AVERAGE RETURN ON EQUITY. NSP's average return on common equity for the three years ending in 1997 was
         12.0 percent. Based on a three-year average, this return places NSP below the top one-fourth of the industry, which was approximately 12.7 percent, and above the median three-year industry average of approximately 11.3 percent. The total return to investors (measured by dividends plus stock price appreciation) on NSP common stock for the most recent five-year period averaged 12.4 percent per year. For the same period, the total return for the electric industry averaged 10.7 percent. NSP's stock price rose 27.0 percent over the year, well above the 22.1 percent average increase of other utilities rated AA by Standard & Poor's (S&P).

* TO INCREASE DIVIDENDS ON A REGULAR BASIS AND MAINTAIN A LONG-TERM AVERAGE PAYOUT RATIO IN THE RANGE OF 65 TO 75 PERCENT. NSP has increased its dividend for 23 consecutive years. In June 1997, NSP's annualized common dividend rate was increased by 6 cents per share, or
         2.2 percent, from $2.76 to $2.82. The dividend payout ratio was 89.4 percent in 1997, above the objective range due to the unusual events that adversely affected NSP's earnings in 1997. (See discussion under Results of Operations.) The objective payout ratio is based on long-term earnings expectations.

* TO MAINTAIN LONG-TERM AVERAGE ANNUAL EARNINGS PER SHARE GROWTH OF 5 PERCENT FROM ONGOING OPERATIONS, AS DESCRIBED BELOW. Excluding the nonrecurring items discussed later under Factors Affecting Results of Operations, NSP's earnings per share have grown by an average annual rate of 4.1 percent since 1993.

                                                        1997      1996      1995
     ---------------------------------------------------------------------------
     EARNINGS PER SHARE FROM ONGOING OPERATIONS        $3.54      $3.82    $3.69
     Earnings (losses) from nonrecurring items          (.33)               0.22
     ---------------------------------------------------------------------------
     Total earnings per share                          $3.21      $3.82    $3.91
     ===========================================================================


* TO PROVIDE AT LEAST 20 PERCENT OF NSP EARNINGS FROM NRG BUSINESSES BY THE YEAR 2000. NRG expects to meet this goal through the growing profitability of existing businesses and the addition of new businesses. Businesses owned by NRG provided 39 cents, or 11 percent, of NSP's earnings per share from ongoing operations in 1997, and 29 cents, or 7.6 percent, of NSP's earnings per share from ongoing operations in 1996.

* TO MAINTAIN CONTINUED FINANCIAL STRENGTH WITH A AA RATING FOR UTILITY BONDS. The Company's first mortgage bonds continued to be rated AA by Fitch Investors Service, Inc. In October 1997, S&P's raised NSP's bond rating to AA, as a part of an industry re-evaluation. In July 1997, Moody's Investors Services (Moody's) upgraded its rating on NSP's first mortgage bonds to Aa3. Moody's rating action reflects NSP's progress in satisfying legislative requirements associated with spent-fuel storage at Prairie Island and various other factors. Moody's also cited NSP's healthy competitive position and strong financial condition. Duff & Phelps, Inc. raised the Company's bond rating to AA in February 1998. First mortgage bonds issued by the Wisconsin Company carry comparable ratings. NSP's pretax interest coverage ratio for utility operations, based on income excluding Allowance for Funds Used During Construction
         (AFC), was 3.5 in 1997. A capital structure consisting of 46.7 percent common equity at year-end 1997 contributes to NSP's financial flexibility and strength.

BUSINESS STRATEGIES

NSP's mission is to be a recognized leader in the energy industry by increasing the value provided to our customers with energy-related products and services. We will utilize the skills and talents of our people to thrive in a dynamic and competitive energy environment that provides increased value for our customers and shareholders and significant growth opportunities for our company. Strategies to achieve this mission include:

* EXCEEDING CUSTOMER REQUIREMENTS. Anticipate and exceed customer requirements by balancing costs, benefits and expectations to maximize value for each customer.

* IMPROVE COMPETITIVENESS. Achieve and maintain best quartile status in the service and price of providing our electric and gas products.

* SUPPORT EMPLOYEES. Gain competitive advantage by fully utilizing the diversity, skills and talents of our people.

* SUPPORT THE COMMUNITY AND THE ENVIRONMENT. Preserve and enhance NSP's name and reputation by protecting the environment and helping to meet the social and economic needs of the community, thereby contributing to the growth of the community and creating support for our business requirements.

* GROW THE BUSINESS PROFITABLY. Build on our core businesses, subsidiaries and strategic acquisitions to profitably grow our company, enhance shareholder value and excel in a dynamic industry environment.

FINANCIAL REVIEW

The following discussion and analysis by management focuses on those factors that had a material effect on NSP's financial condition and results of operations during 1997 and 1996. It should be read in conjunction with the accompanying Financial Statements and Notes thereto. Trends and contingencies of a material nature are discussed to the extent known and considered relevant. Material changes in balance sheet items are discussed below and in the accompanying Notes to Financial Statements.

Except for the historical information contained herein, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; the items discussed under "Factors Affecting Results of Operations"; and the other risk factors listed from time to time by the Company in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to the Company's 1997 report on Form 10-K.

RESULTS OF OPERATIONS

1997 COMPARED WITH 1996 AND 1995

NSP's 1997 earnings per share from ongoing operations (assuming dilution) were $3.54, down 28 cents, or 7.3 percent, from the $3.82 earned in 1996 and down 15 cents, or 4.1 percent, from the $3.69 earned in 1995. NSP's total earnings per share (assuming dilution), including nonrecurring transactions in 1997 and 1995 (as discussed later), were $3.21 in 1997, $3.82 in 1996 and $3.91 in 1995.
Nonrecurring transactions in 1997 include the write-off of costs incurred prior to the termination of NSP's proposed merger with Wisconsin Energy Corporation
(WEC) and NRG's write-down of a cogeneration project.

Regulated utility businesses generated earnings of $3.24 per share from ongoing operations in 1997, $3.58 in 1996 and $3.41 in 1995. Earnings from ongoing regulated operations were lower in 1997, primarily due to higher utility operations, maintenance and depreciation expenses, the impacts of less favorable weather, and dilutive effects of stock issuances. Partially offsetting these earnings decreases were growth in electric sales and reduced administrative costs.

Nonregulated businesses generated earnings from ongoing operations of 30 cents per share in 1997, 24 cents in 1996 and 28 cents in 1995. Nonregulated earnings increased in 1997 primarily due to higher NRG earnings from new projects, including tax credits. Increased financing costs at NRG and losses incurred by EMI partially offset these increases.

UTILITY OPERATING RESULTS

ELECTRIC REVENUES Sales to retail customers, which account for more than 90 percent of NSP's electric revenue, increased 1.5 percent in 1997 and 1.0 percent in 1996. Sales in 1997 included unfavorable weather impacts compared with normal average temperatures, and sales in 1996 and 1995 included favorable weather impacts compared with normal average temperatures, with the retail sales impact for 1996 being less favorable than it was in 1995. Total electric sales volumes increased 0.6 percent in 1997 and decreased 3.0 percent in 1996. Lower sales volumes to other utilities in 1997 and 1996 and the loss of several municipal power customers in 1995 and 1996 partially offset the retail sales growth in 1997 and contributed to the 1996 decrease.

On a weather-adjusted basis, retail electric sales volumes are estimated to have increased 2.6 percent in 1997 and 1.5 percent in 1996. Retail electric sales growth for 1998 is estimated to be 2.0 percent over 1997, or 1.5 percent, on a weather-adjusted basis.

Sales volumes to other utilities decreased 5.2 percent in 1997, while revenues increased in 1997 (as shown in the following table). Constraints on NSP's system due to unscheduled plant outages and storms (as discussed later) contributed to the decrease in volumes in 1997, while higher market prices due to market conditions contributed to the revenue increase in 1997. Market conditions and regional transmission system constraints contributed to the sales decrease in 1996.

The table below summarizes the principal reasons for the electric revenue changes during the past two years:

(Millions of dollars)                            1997 VS. 1996     1996 vs. 1995
--------------------------------------------------------------------------------
Retail sales growth (excluding weather impacts)          $47            $ 29
Estimated impact of weather on retail sales volume       (23)            (15)
Sales to other utilities                                  14             (20)
Municipal power sales                                     (6)            (15)
Conservation cost recovery                                10              13
Fuel cost recovery                                        31             (10)
Other rate changes                                        (1)             (5)
Transmission and other electric revenues                  19               8
--------------------------------------------------------------------------------
    Total revenue increase (decrease)                    $91            $(15)
================================================================================

ELECTRIC PRODUCTION EXPENSES Fuel expense for electric generation in 1997 increased $8.8 million, or 2.9 percent, compared with a decrease of $24.5 million, or 7.5 percent, in 1996. The 1997 increase is primarily due to higher average fossil fuel prices, mainly reflecting the increased use of higher-cost plants due to plant outages and transmission line and plant limitations, as discussed later. In 1997, management decided to take the Company's Monticello nuclear generating plant, a baseload plant, out of service to accelerate implementation of a design change originally planned for 1998. In addition, during the summer of 1997, portions of transmission lines connecting two of NSP's baseload generating plants, the Monticello nuclear and Sherco fossil plants, to the Minneapolis-St. Paul metro area were damaged by storms. Until repairs were completed later in 1997, the Company's generating and transmission capabilities were temporarily reduced. As a result, NSP increased generation at its more expensive peaking plants and purchased more power to meet 1997 sales requirements. The 1996 decrease was primarily due to lower average fuel costs resulting from a new coal transportation contract in July 1995, and lower plant output caused by decreased electric sales, planned maintenance outages and conversion of two plants to peaking status.

Purchased power costs increased $42.7 million, or 17.5 percent, in 1997 after decreasing $4.1 million, or 1.7 percent, in 1996. The 1997 increase was primarily due to higher purchases, higher average market prices and higher demand expenses. The higher purchases were a result of lower plant availability due to the unplanned nuclear plant outage and storms, as discussed previously, and higher 1997 sales requirements. The 1996 decrease primarily was due to lower demand expenses.

GAS REVENUES The majority of NSP's retail gas sales are categorized as firm (primarily heating customers) and interruptible (commercial/industrial customers with an alternate energy supply). Firm sales in 1997 decreased 10.8 percent compared with 1996 sales, while firm sales in 1996 increased 13.2 percent compared with 1995 sales. The decrease in 1997 was primarily due to the impacts of favorable weather in 1996 and unfavorable weather in 1997, partially offset by sales growth. The increase in 1996 primarily was due to strong sales growth and favorable impacts of weather.

On a weather-adjusted basis, firm gas sales are estimated to have increased 2.2 percent in 1997 and increased 5.1 percent in 1996. The firm sales increase in 1997 was partially offset by lost gas sales as a result of flooding in the Grand Forks area. Firm gas sales in 1998 are estimated to be 7.0 percent higher compared with 1997 sales, or 3.3 percent higher on a weather-adjusted basis.

Interruptible sales of gas increased 11.6 percent in 1997 and 3.6 percent in 1996. The increases in both years are the result of favorable gas market prices compared with alternate fuels that caused large interruptible customers with alternate fuel sources to use more natural gas. Other gas deliveries, including Viking sales, increased 0.6 percent in 1997 and 5.3 percent in 1996. Viking gas transmission deliveries to parties other than NSP increased 4.8 percent in 1997 and 7.7 percent in 1996.

The table below summarizes the principal reasons for the gas revenue changes during the past two years:

(Millions of dollars)                            1997 VS. 1996     1996 vs. 1995
--------------------------------------------------------------------------------
  Sales growth (excluding weather impacts)                $13           $ 25
  Estimated impact of weather on firm sales volume        (41)            13
  Purchased gas adjustment clause recovery                 28             52
  Conservation cost recovery and other rate changes        (1)             6
  Transportation and other                                (11)             5
--------------------------------------------------------------------------------

   Total revenue increase (decrease)                     $(12)          $101
================================================================================

COST OF GAS PURCHASED AND TRANSPORTED The cost of gas purchased and transported decreased $4.2 million, or 1.2 percent, in 1997, primarily due to lower gas sendout partially offset by a 6.7 percent increase in the per unit cost of purchased gas. The lower sendout reflects decreased gas sales, as discussed previously, while the increase in cost per unit of purchased gas, occurring mainly in the first quarter of 1997, reflects changes in market conditions. The cost of gas purchased and transported increased $78.7 million, or 30.6 percent, in 1996, primarily due to a 20.5 percent increase in the per unit cost of purchased gas and higher gas sendout. The increase in gas sendout reflects increased gas sales, while the increase in cost per unit of purchased gas reflects changes in market conditions.

OTHER OPERATION, MAINTENANCE AND ADMINISTRATIVE AND GENERAL These expenses, in total, increased by $37.4 million, or 5.9 percent, in 1997, compared with a decrease of $24.9 million, or 3.8 percent, in 1996. The higher costs in 1997 are primarily due to increased operating expenses associated with 1997 business interruptions, higher customer service expenses, increased network transmission service (NTS) costs, as discussed under Factors Affecting Results of Operations, higher scheduled plant maintenance outage expenses and higher technology improvement expenses. Business interruptions in 1997 included flooding in the Company's service area, the unscheduled Monticello plant outage and storm damage to transmission lines. Technology improvements included development of customer information, automated meter reading and other systems, including preparation for the year 2000. These cost increases were partially offset by a $6.9 million decrease in administrative and general expenses, reflecting decreases in insurance and employee benefit costs.

The lower costs in 1996 largely are due to lower administrative and general costs, partly offset by higher scheduled plant maintenance outage expenses and provisions for uncollectible accounts. Administrative and general expenses in 1996 reflect fewer employees and decreases in insurance and claims, employee benefit and other corporate costs. (See Note 8 to the Financial Statements for a summary of administrative and general expenses.)

CONSERVATION AND ENERGY MANAGEMENT Expenses increased in both 1997 and 1996 mainly due to higher amortization levels of deferred electric and gas conservation and energy management program costs. Higher cost levels in 1996 also include the effects of expensing currently (rather than amortizing over a period of time) new conservation expenditures beginning in 1996. These higher amortization and cost levels are recovered concurrently through retail rate adjustment clauses in the Company's Minnesota jurisdiction, which are discussed later under Factors Affecting Results of Operations.

DEPRECIATION AND AMORTIZATION The increases in 1997 and 1996 reflect higher levels of depreciable plant, including new information systems and equipment in 1997 and 1996 with relatively short useful lives. Information technology improvements are expected to continue in 1998.

PROPERTY AND GENERAL TAXES Property and general taxes decreased in 1997 and 1996, primarily due to lower property tax rates partially offset by increases due to property additions.

UTILITY INCOME TAXES The variations in income taxes primarily are attributable to fluctuations in taxable income and changes to effective tax rates. (See Note 7 to the Financial Statements for a detailed reconciliation of the statutory tax rate to NSP's effective tax rate.)

NONOPERATING ITEMS RELATED TO UTILITY BUSINESSES

MERGER COSTS In May 1997, NSP and WEC mutually terminated their plans to merge. NSP's earnings for 1997 include a pretax charge to nonoperating expense of $29 million, or 25 cents per share, to write off its cumulative merger-related costs incurred. This charge is being reported as a nonrecurring item outside of earnings from ongoing operations.

UTILITY FINANCING COSTS Interest costs recognized for NSP's utility businesses, including amounts capitalized to reflect the financing costs of construction activities, were $120.3 million in 1997, $123.1 million in 1996 and $123.4 million in 1995. The 1997 decrease is due primarily to lower average short-term borrowing levels, and the retirement of $100 million of first mortgage bonds in October 1997. The slight 1996 decrease is largely due to lower interest costs on variable rate long-term debt, partially offset by higher average short-term borrowing levels. The average short-term debt balance was $208.3 million in 1997, $265.4 million in 1996 and $208.7 million in 1995. In addition to interest expense, beginning in 1997, financing costs of NSP's utility businesses include distributions on redeemable preferred securities.

NONREGULATED BUSINESS RESULTS

NSP's nonregulated operations include diversified businesses such as NRG's businesses, which are primarily independent power production, commercial and industrial heating and cooling, and energy-related refuse-derived fuel production. In addition, EMI's primary business is energy sales and service. NSP also has investments in affordable housing projects through Eloigne and several income-producing properties through other subsidiaries. Due to the nature of these nonregulated businesses, NSP anticipates that the earnings from nonregulated operations will experience more variability than regulated utility businesses. As discussed below and shown in Note 8 to the Financial Statements, NSP's nonregulated earnings for these periods are experiencing such variability.

The following summarizes the earnings contributions of NSP's nonregulated businesses:

CONTRIBUTION TO NSP'S EARNINGS PER SHARE
                                                   1997         1996       1995
--------------------------------------------------------------------------------
     NRG:
       Ongoing operations                         $0.39        $0.29      $0.24
       Nonrecurring items                         (0.08)        0.00       0.22
     Eloigne                                       0.06         0.05       0.02
     EMI                                          (0.15)       (0.12)     (0.02)
     Seren Innovations                            (0.02)         .00        .00
     Other (1)                                     0.02         0.02       0.04
-------------------------------------------------------------------------------
       Total                                      $0.22        $0.24      $0.50
===============================================================================

 (1)  Includes NSP-owned refuse-derived fuel operations managed by NRG

NRG

NRG's earnings from ongoing operations (excluding the nonrecurring transaction discussed later) increased in 1997, compared with 1996, primarily due to income from new projects, including tax credits. New projects contributing to NRG's earnings increase include: Bolivian Power Company Ltd. (COBEE); Pacific Generation Company (PGC); the Schkopau power generating facility in Germany, which began operation in July 1996; and the Australian State of Victoria's Loy Yang A power plant in which NRG, through affiliates, purchased a 25.37 percent interest in May 1997. NRG's landfill gas subsidiary, NEO, has entered into projects in 1996 and 1997 that are generating higher levels of energy tax credits. Also contributing to NRG's increased earnings were the gains on the sale of equity interests in two projects late in 1997. Higher interest costs due to the $250 million senior notes issued in mid-1997 partially offset the increased earnings. NRG's earnings in 1997 were adversely affected by declines in the value of the Australian dollar and German deutsche mark in relation to the U.S. dollar. Had exchange rates throughout 1997 stayed the same as the beginning of the year, NRG's 1997 earnings would have been higher by approximately 4 cents per share.

As of year-end 1997, NRG and its partner's effort to restructure the debt of the 58-megawatt Sunnyside cogeneration project in Utah was not successful. Due to a lack of progress in restructuring the project's debt, NRG recorded a nonrecurring expense of 8 cents per share to write down its investment in the Sunnyside project late in 1997. This write-down reduced income from nonregulated businesses before interest and taxes by $9 million for 1997 and is considered a nonrecurring item.

Excluding the nonrecurring items discussed later, NRG's earnings from ongoing operations increased in 1996, compared with 1995, due primarily to higher equity in earnings of projects. Equity in earnings of projects increased in 1996, primarily due to first-time earnings from Schkopau and NRG Generating (U.S.) Inc. and higher income from Scudder Latin American Power Projects. These earnings were partially offset by lower equity earnings from the MIBRAG project. Equity in earnings from MIBRAG decreased, primarily due to an expected decline in heating briquette and coal sales. NRG's earnings from ongoing operations were higher in 1996, as compared with 1995, despite experiencing an increased level of business development costs in 1996 as it pursued several international and domestic projects. Until there is substantial assurance that a project in development will come to financial closure, such costs are expensed.

NRG's earnings for 1995 included two nonrecurring items that added 22 cents to 1995 earnings. A gain of approximately 26 cents per share was recorded for a power sales contract termination settlement, which was partially offset by a domestic energy project write-down of 4 cents per share.

Further information on NRG's financial results may be obtained from NRG's annual report on Form 10-K filed with the SEC.

EMI

EMI's losses for 1997 were higher than 1996, primarily due to losses incurred by EMI's gas marketing joint venture, Enerval, the partial write-down of EMI's investment in Enerval, and increased expenses related to combining operations with Energy Solutions International, Inc. (ESI) and Energy Masters Corporation
(EMC), both purchased by EMI in July 1997. These increased losses were partially offset by increased operating margins, primarily due to the curtailment of gas trading activity in the second quarter of 1996, which had negatively impacted operating margins during the first half of 1996. EMI is currently in the process of evaluating proposals for the sale of its interest in Enerval and expects to finalize the sale during the first quarter of 1998. EMI's investment in and advances to Enerval have been written down to an estimate of their net realizable value.

EMI's earnings for 1996 decreased, compared with 1995, largely due to price volatility in the gas market, which adversely affected earnings from Enerval, and losses incurred from the gas trading business.

OTHER

Eloigne's earnings have continued to grow in 1997 and 1996 due to investments in new affordable housing projects. NSP's new communications and data services subsidiary, Seren Innovations, experienced a loss in its first year, 1997, as it focused on development of its products and services.

FACTORS AFFECTING RESULTS OF OPERATIONS

NSP's results of operations during 1997, 1996 and 1995 primarily were dependent upon the operations of the Company's and Wisconsin Company's utility businesses, consisting of the generation, transmission, distribution and sale of electricity, and the distribution, transportation and sale of natural gas. NSP's utility revenues depend on customer usage, which varies with weather conditions, general business conditions, the state of the economy and the cost of energy services. Various regulatory agencies approve the prices for electric and gas service within their respective jurisdictions. In addition, NSP's nonregulated businesses are contributing to NSP's earnings. The historical and future trends of NSP's operating results have been and are expected to be affected by the following factors:

REGULATION NSP's utility rates are approved by the Federal Energy Regulatory Commission (FERC) and state regulatory commissions in Minnesota, North Dakota, South Dakota, Wisconsin and Michigan. Rates are designed to recover plant investment and operating costs and an allowed return on investment, using an annual period upon which rate case filings are based. NSP requests changes in rates for utility services as needed through filings with the governing commissions. The rates charged to retail customers in Wisconsin are reviewed and adjusted biennially. Because comprehensive rate changes are not requested annually in Minnesota, NSP's primary jurisdiction, changes in operating costs can affect NSP's earnings, shareholders' equity and other financial results. Except for Wisconsin electric operations, NSP's retail rate schedules provide for cost-of-energy and resource adjustments to billings and revenues for changes in the cost of fuel for electric generation, purchased energy, purchased gas, and, in Minnesota, conservation and energy management program costs. For Wisconsin electric operations, where cost-of-energy adjustment clauses are not used, the biennial retail rate review process and an interim fuel cost hearing process provide the opportunity for rate recovery of changes in electric fuel and purchased energy costs in lieu of a cost-of-energy adjustment clause. In addition to changes in operating costs, other factors affecting rate filings are sales growth, conservation and demand-side management efforts and the cost of capital.

As discussed in Note 1 to the Financial Statements, regulated public utilities are allowed to record as assets certain costs that would be expensed by nonregulated enterprises, and to record as liabilities certain gains that would be recognized as income by nonregulated enterprises. If deregulation or other changes in the regulatory environment occur, NSP may no longer be eligible to apply this accounting treatment and may be required to eliminate such regulatory assets and liabilities from its balance sheet. Such changes could have a material adverse effect on NSP's results of operations in the period the write-off is recorded. At Dec. 31, 1997, NSP reported on its balance sheet approximately $212 million and $129 million of regulatory assets and liabilities, respectively, that would need to be recognized in the income statement in the absence of regulation. Included in these regulatory assets are $87 million of conservation expenditures that are anticipated to be substantially recovered by the year 2000 based on accelerated recovery available through resource adjustment clauses to customer rates, as discussed previously. In addition to a potential write-off of regulatory assets and liabilities, deregulation and competition (as discussed later) may require recognition of certain "stranded costs" not recoverable under market pricing. NSP currently is recovering its costs in all regulated jurisdictions and does not expect to write off to expense any "stranded costs" unless and until market price levels change, or unless cost levels increase above market price levels.

RATE FILINGS On Dec. 2, 1997, the Company filed a natural gas rate case seeking an annual rate increase of approximately $18.5 million for retail customers in Minnesota. An interim rate increase totaling $13.9 million on an annual basis has been approved, subject to refund, effective Feb. 1, 1998.

On Nov. 14, 1997, the Wisconsin Company filed retail electric and natural gas rate cases for Wisconsin customers requesting that the rate changes become effective during the second quarter of 1998. The Wisconsin Company is seeking an annual increase in retail electric rates of approximately $12.7 million and an annual decrease in retail natural gas rates of approximately $1.7 million.

On February 17, 1998, NSP filed a rate application with the FERC to update its rates for point to point transmission service. As filed, the proposed rates increase annual transmission revenues by approximately $4 million. In addition, the filing is expected to support reductions in NSP's NTS costs, as discussed later.

COMPETITION The Energy Policy Act of 1992 (the Act) has been a catalyst for comprehensive and significant changes in the operation of electric utilities, including increased competition. The Act's reform of the Public Utility Holding Company Act of 1935 (PUHCA) promoted creation of wholesale nonutility power generators and authorized the FERC to require utilities to provide wholesale transmission services to third parties. The legislation allows utilities and nonregulated companies to build, own and operate power plants nationally and internationally without being subject to restrictions that previously applied to utilities under the PUHCA. NSP plans to continue its efforts to be a competitively priced supplier of electricity and an active participant in the competitive market for electricity.

In 1996, the FERC issued Orders No. 888 and 889, which have had a significant impact on wholesale electric markets by giving competitors the ability to transmit electricity through utilities' transmission systems. Order No. 888 granted nondiscriminatory access to transmission service. Order No. 889 ensures a fair market by imposing standards of conduct on transmission system owners, by requiring separation of the wholesale power supply ("merchant") function from the transmission system operation function and by mandating the posting of transmission availability and pricing information on an electronic bulletin board. These new open access rules became effective in 1996 and 1997. In 1997, the FERC issued clarifying final orders in response to rehearing requests by numerous market participants regarding Orders No. 888 and 889. These FERC clarifying final orders are currently being appealed in federal court. NSP has made transmission filings with the FERC and believes it is taking the proper steps to comply with the new rules as they become effective. NSP continues to be generally supportive of the FERC's efforts to increase competition.

In compliance with FERC Orders No. 888 and 889, NSP has separated personnel who perform the merchant function, which includes power and energy marketing and trading, from personnel who perform the transmission system operation function. In 1997, NSP's merchant function, NSP Energy Marketing, expanded its power trading to focus on new market opportunities created by open transmission access. NSP is also developing risk management practices to respond to the rapidly growing electric commodity market. In addition, a significant effort was put forth in 1997 to enter current and all new requests for transmission service into the electronic bulletin board, as directed by FERC Order No. 889 and supported by NSP.

The FERC Order No. 888 requires utilities to offer, among other services, Network Transmission Service (NTS) to qualifying customers. Under NTS, NSP and other qualifying regional utilities share the total annual costs of operating and maintaining the regional transmission network that NSP uses, net of related network revenues, based on each company's share of the total network load. The transmission tariff filed with the FERC is used as the cost basis for FERC-regulated utilities in determining NTS rates. In 1997, NSP conducted a review of information received from other participating utilities and commenced settlement negotiations with these utilities regarding the final amount of NTS costs to be paid by NSP for 1997. Based on this review and discussion, NSP concluded that its net NTS costs for 1997 were less than the $27 million previously estimated. NSP recorded a liability for what management believes is a reasonable estimate of the net NTS costs for 1997. NSP expects that its transmission tariff filing and settlement negotiations will result in lower NTS costs in 1998.

Some states have begun to allow retail customers to choose their electricity supplier, and many other states are considering retail access proposals. NSP believes that retail competition will result in more innovative services and lower prices for all consumers if the transition is managed in a thoughtful manner. NSP supports fair and equal treatment for all competitors, recovery of utilities' investments made under traditional regulation and a resolution of property tax issues. NSP supports a plan that would take two or three years to resolve these issues and develop infrastructure, and another two to three years to phase in customers' choice. In 1997, the Minnesota Public Utilities Commission (MPUC) approved a report by its staff that identifies issues that must be resolved before retail competition can begin, but did not approve an action plan or schedule for its implementation. The Minnesota Legislature began studying the issues in 1997 and concluded that another year of study was necessary before any action could be taken. The Public Service Commission of Wisconsin (PSCW) revised its restructuring plan, delaying the start of retail competition another year to 2002. The Michigan Public Service Commission (MPSC) approved a plan to begin offering a choice of suppliers to retail customers in selected markets in 1998. That plan was unsuccessfully challenged by the affected Michigan utilities, and the courts upheld the MPSC's authority to implement retail competition. The timing of regulatory actions regarding restructuring and their impact on NSP cannot be predicted at this time and may be significant.

USED NUCLEAR FUEL STORAGE AND DISPOSAL In 1994, NSP received legislative authorization from the state of Minnesota for the use of 17 casks for temporary spent-fuel storage at the Company's Prairie Island nuclear generating facility. Based on assumptions in the original Certificate of Need granted by the MPUC, the Company previously estimated that 17 casks would allow operation of the Prairie Island facility to continue to 2003. After review of the 1994 legislative authorization which amends the Certificate of Need, and through the use of longer fuel cycles, the Company has determined 17 casks will allow operation of the facility until 2007. The first nine casks have been authorized by the Minnesota Environmental Quality Board (MEQB). The Company had loaded seven of the casks as of Dec. 31, 1997. As a condition of the authorization, the Minnesota Legislature established several resource commitments for the Company, including wind and biomass generation sources, as well as other requirements. The Company has taken steps to fulfill these requirements. The MEQB has terminated an alternative siting process, which had been one of the original legislative requirements.

Regarding permanent fuel storage, in 1996 the Company and other utilities were successful in a lawsuit against the U.S. Department of Energy (DOE) to compel it to fulfill its statutory and contractual obligations to store and dispose of used nuclear fuel as required by the Nuclear Waste Policy Act of 1982. In January 1997, the Company, other utility parties and state parties filed another lawsuit against the DOE, requesting authority to withhold payments to the DOE for the permanent disposal program. In April 1997, the parties filed for additional relief, asking the U.S. Court of Appeals for the District of Columbia (the Court) to order the DOE to take spent nuclear fuel by Jan. 31, 1998. In November, 1997, the Court, in a unanimous ruling, reiterated the unconditional obligation for the DOE to begin acceptance of spent nuclear fuel by Jan. 31, 1998. The Court confirmed this obligation exists under both the statute and the standard contract; however, the Court denied the Company's request for an order directing the DOE to accept spent nuclear fuel by the Jan. 31, 1998 date in the standard contract, finding that the contractual remedies under the standard contract, i.e., damages, may be adequate. The Court also held that the DOE cannot use its own delays or the unavailability of a permanent disposal or temporary storage facility as defense to utilities' actions for damages.

In its November 1997 decision, the Court did not discuss the request to escrow payments to the Nuclear Waste Fund. In December 1997, the DOE petitioned the Court for rehearing. Based on the Court's ruling, NSP and other utilities are currently analyzing claims against the DOE for the costs incurred as a result of the DOE's failure to meet its statutory and contractual obligations. However, it is still unknown when the DOE actually will begin accepting used fuel. Consequently, the Company continues to rely on interim on-site storage facilities. Also, the Company is part of a consortium to establish a private facility for interim storage of used nuclear fuel, the availability of which is uncertain at this time. (See Notes 13 and 14 to the Financial Statements for more information.)

TECHNOLOGY CHANGES FOR THE YEAR 2000 Like many other companies, NSP expects to incur significant costs to modify or replace existing technology, including computer software, for uninterrupted operation in the year 2000 and beyond. In 1996, NSP's Board of Directors approved funding to address development and remediation efforts related to the year 2000. A committee made up of senior management is leading NSP's initiatives to identify year 2000 related issues and remediate business processes as necessary in 1998. Testing of computer software modifications and other remediated processes is scheduled for 1999. NSP is also working with major suppliers so that NSP does not experience business interruptions due to year 2000 issues in the suppliers' business processes. The amount of additional development and remediation costs necessary after 1997 for NSP to prepare for the year

2000 is estimated to be approximately $20 million, expected mainly in 1998. In 1997 and 1996, NSP expensed approximately $2.3 million and $0.6 million, respectively, for this modification effort.

ENVIRONMENTAL MATTERS NSP incurs several types of environmental costs, including nuclear plant decommissioning, storage and ultimate disposal of used nuclear fuel, disposal of hazardous materials and wastes, remediation of contaminated sites and monitoring of discharges into the environment. Because of the continuing trend toward greater environmental awareness and increasingly stringent regulation, NSP has been experiencing a trend toward increasing environmental costs. This trend has caused, and may continue to cause, slightly higher operating expenses and capital expenditures for environmental compliance. In addition to nuclear decommissioning and used nuclear fuel disposal expenses (as discussed in Note 13 to the Financial Statements), costs charged to NSP's operating expenses for environmental monitoring and disposal of hazardous materials and wastes were approximately $31 million in 1997, $31 million in 1996 and $26 million in 1995, and are expected to average approximately $35 million per year for the five-year period 1998-2002. However, the precise timing and amount of environmental costs, including those for site remediation and disposal of hazardous materials, are currently unknown. In each of the years 1997, 1996 and 1995, the Company spent about $19 million, $10 million and $13 million, respectively, for capital expenditures on environmental improvements at its utility facilities. In 1998, the Company expects to incur approximately $18 million in capital expenditures for compliance with environmental regulations and approximately $142 million for the five-year period 1998-2002. These capital expenditure amounts include the costs of constructing used nuclear fuel storage casks. (See Notes 13 and 14 to the Financial Statements for further discussion of these and other environmental contingencies that could affect NSP.)

WEATHER NSP's earnings can be significantly affected by unusual weather. In 1997, warmer-than-normal weather late in the year decreased earnings over a normal year by an estimated 11 cents per share. In 1996, colder-than-normal weather during the heating season increased earnings over a normal year by an estimated 16 cents per share. In 1995, unusual weather, mainly a hot summer, increased earnings over a normal year by an estimated 21 cents per share. The effect of weather is considered part of NSP's ongoing business operations.

IMPACT OF NONREGULATED INVESTMENTS A significant portion of NSP's earnings comes from nonregulated operations, as discussed in the Results of Operations section. NSP expects to continue investing in nonregulated projects, including domestic and international power production projects through NRG, as described under Future Financing Requirements. The nonregulated projects in which NRG has invested carry a higher level of risk than NSP's traditional utility businesses. Current investments in nonregulated projects are subject to competition, operating risks, dependence on certain suppliers and customers, and domestic and foreign environmental and energy regulations. Nonregulated project investments also may be subject to partnership and government actions and foreign government, political, economic and currency risks. Future nonregulated projects will be subject to development risks, including uncertainties prior to final legal closing, in addition to some or all of the previously identified risks. Most of NRG's current project investments (as listed in Note 10 to the Financial Statements) consist of minority interests, and a substantial portion of future investments may take the form of minority interests, which may limit NRG's financial risk and ability to control the development or operation of the projects. In addition, significant expenses may be incurred for projects pursued by NRG that do not materialize. The aggregate effect of these factors creates the potential for volatility in the nonregulated component of NSP's earnings. Accordingly, the historical operating results of NSP's nonregulated businesses may not necessarily be indicative of future operating results.

ACCOUNTING CHANGES The Financial Accounting Standards Board (FASB) has proposed new accounting standards that would require the full accrual of nuclear plant decommissioning and certain other site exit obligations. Material adjustments to NSP's balance sheet would occur upon implementation of the FASB's proposal, which does not currently have a scheduled effective date. However, the effects of regulation are expected to minimize or eliminate any impact on operating expenses and earnings from this future accounting change. (For further discussion of the expected impact of this change, see Note 13 to the Financial Statements.)

USE OF DERIVATIVES Through its nonregulated subsidiaries, NSP uses derivative financial instruments to mitigate the impact of changes in foreign currency exchange rates and natural gas prices, and changes in interest rates on the cost of borrowing. Also, to mitigate the interest rate risk associated with fixed rate debt in a declining interest rate environment, NSP uses interest rate swap agreements to convert fixed rate debt to variable rate debt. (See Notes 1 and 11 to the Financial Statements for further discussion of NSP's financial instruments and derivatives.)

NONRECURRING ITEMS NSP's earnings for 1997 include two significant unusual or infrequently occurring items. As discussed previously, NSP recorded a nonrecurring charge of $29 million, or 25 cents per share, to write off costs previously deferred as a result of the proposed merger with WEC. Also, as discussed in the Nonregulated Business Results section, NRG wrote down a cogeneration project, reducing income from nonregulated businesses before interest and taxes by $9 million, or 8 cents per share.

NSP's earnings for 1995 include two significant unusual or infrequently occurring items. As discussed in the Nonregulated Business Results section, NRG recognized a pretax gain of approximately $30 million, or 26 cents per share, from a power sales contract termination settlement. Partially offsetting this gain was an asset impairment write-down of $5 million before taxes, or 4 cents per share, for a nonregulated domestic energy project.

INFLATION Inflation at its current level is not expected to materially affect NSP's prices to customers or returns to shareholders.

LIQUIDITY AND CAPITAL RESOURCES

1997 FINANCING REQUIREMENTS NSP's need for capital funds primarily is related to the construction of plant and equipment to meet the needs of electric and gas utility customers and to fund equity commitments or other investments in nonregulated businesses. Total NSP utility capital expenditures (including AFC) were $397 million in 1997. Of that amount, $305 million related to replacements and improvements of NSP's electric system and nuclear fuel, and $72 million involved construction of natural gas distribution and transmission facilities. NSP companies invested approximately $591 million in 1997 for equity interests in and loans to nonregulated projects, for the acquisition of existing businesses and for additions to nonregulated property. NRG invested in many energy projects in 1997, including the $149 million purchase of PGC, and several equity investments, the largest of which are listed in Note 10 to the Financial Statements. Eloigne invested in affordable housing projects, including wholly owned properties and limited partnership ventures.

1997 FINANCING ACTIVITY During 1997, NSP's sources of capital included internally generated funds and external financings, as discussed later. The allocation of financing requirements between these capital resources is based on the relative cost of each resource, regulatory restrictions and the constraints of NSP's long-range capital structure objectives.

Funds generated internally from operating cash flows in 1997 remained sufficient to meet working capital needs, debt service, dividend payout requirements and nonregulated investment commitments, as well as to fund a significant portion of construction expenditures. NSP's objective pretax interest coverage ratio for utility operations is 3.5 - 5.0. The utility pretax interest coverage ratio, excluding AFC, was 3.6 in 1997, 4.4 in 1996, and 4.1 in 1995, which falls within the objective range. Internally generated funds from utility operations could have provided financing for more than 100 percent of NSP's utility capital expenditures for 1997 and approximately 90 percent of the $1.9 billion in utility capital expenditures incurred for the five-year period 1993-1997. The pretax interest coverage ratio, excluding AFC, for all NSP operations was 2.8 in 1997, 3.7 in 1996 and 3.8 in 1995. The 1997 decline in the coverage ratio is due to the unusual events that adversely affected NSP's earnings in 1997, as discussed previously in the Results of Operations section, and issuance of new debt by NRG, as discussed later.

NSP had approximately $260 million in short-term borrowings, including $122 million related to NRG, outstanding as of Dec. 31, 1997. Throughout 1997, the Company used short-term borrowings to temporarily finance a portion of utility capital expenditures and provide for other cash needs. NRG's line of credit borrowings were used for the acquisition of PGC and other corporate purposes.

In the utility businesses, during 1997 NSP issued $200 million of 7.875 percent preferred securities through a wholly owned special purpose subsidiary trust and used the proceeds to redeem two preferred stock issues and reduce short-term debt levels. The Company also collateralized $188 million of outstanding pollution control bonds under its first mortgage indenture, and Viking issued $14 million of long-term debt to finance an expansion project.

NSP's 1997 business acquisition, equity investments in nonregulated projects, and construction expenditures were primarily financed through internally generated funds and the issuance of debt by nonregulated subsidiaries. NRG issued $250 million of 7.5 percent unsecured publicly traded Senior Notes in 1997 to support equity requirements for projects currently under way and in development. The Senior Notes were assigned ratings of BBB- by S&P and

Baa3 by Moody's. Project financing requirements, in excess of equity contributions from investors, were satisfied with project debt and loans from NSP's nonregulated businesses (mainly NRG). Project debt associated with many of NSP's nonregulated investments is not reflected in NSP's balance sheet because the equity method of accounting is used for such investments. (See Note 10 to the Financial Statements.) Loans made by NSP to nonregulated projects are reflected separately on the balance sheet as Notes Receivable from Nonregulated Projects.

During 1997, the Company issued 5.6 million shares of common stock. Of these shares, 4.9 million were sold to a group of underwriters in September 1997 at an offering price to the public of $49.5625 per share. The net proceeds to the Company of $237 million were used for general corporate purposes, including the retirement of $100 million of first mortgage bonds that matured Oct. 1, 1997, expenditures for the Company's construction program and the repayment of short-term borrowings. Of the remaining new shares, 0.3 million were issued under the Dividend Reinvestment and Stock Purchase Plan (DRSPP), 0.2 million were issued under the Employee Stock Ownership Plan (ESOP) and 0.2 million were issued under the Executive Long-Term Incentive Award Stock Plan.

FUTURE FINANCING REQUIREMENTS Utility financing requirements for 1998-2002 may be affected in varying degrees by numerous factors, including load growth, changes in capital expenditure levels, rate changes allowed by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. NSP currently estimates that its utility capital expenditures will be $441 million in 1998 and $2.1 billion for the five-year period 1998-2002. Of the 1998 amount, approximately $371 million is scheduled for electric utility facilities and approximately $49 million for natural gas facilities, including Viking. Approval of the $1.25 billion Viking Voyageur Project, a proposed natural gas transmission pipeline, would increase the total gas expenditures approximately $500 million for the five-year period 1998-2002, with yearly expenditures dependent on FERC approval. In addition to utility capital expenditures, expected financing requirements for the five-year period 1998-2002 include approximately $606 million to retire long-term debt and fund principal maturities.

Through its subsidiaries, NSP expects to invest significant amounts in nonregulated projects in the future. Financing requirements for nonregulated project investments will vary depending on the success, timing and level of involvement in projects currently under consideration. NSP's potential capital requirements for nonregulated projects and property are estimated to be approximately $310 million in 1998 and approximately $940 million for the five-year period 1998-2002. These amounts include commitments for NRG investments, as discussed in Note 14 to the Financial Statements, and Eloigne investments of up to $11 million annually in 1998-2002 for affordable housing projects. In addition to the estimated potential investments in nonregulated projects as disclosed above, NSP continues to evaluate opportunities to enhance shareholder returns and achieve long-term financial objectives through investments in projects or acquisitions of existing businesses. These investments could cause significant changes to the capital requirement estimates for nonregulated projects and property. Long-term nonregulated financing may be required for such investments.

The Company also will have future financing requirements for the portion of nuclear plant decommissioning costs not funded externally. Based on the most recent decommissioning study approved by regulators, these amounts are anticipated to be approximately $363 million, and are expected to be paid during the years 2010 to 2022.

FUTURE SOURCES OF FINANCING NSP expects to obtain external capital for future financing requirements by periodically issuing long-term debt, short-term debt, common stock and preferred securities as needed to maintain desired capitalization ratios. Over the long term, NSP's equity investments in nonregulated projects are expected to be financed at the nonregulated subsidiary level, from internally generated funds or the issuance of subsidiary debt. Financing requirements for the nonregulated projects, in excess of equity contributions from project investors, are expected to be fulfilled through project or subsidiary debt. In addition, to provide additional capital to NRG, NSP is considering the public offering of up to 20 percent equity ownership of NRG in late 1998 or 1999. Eloigne expects to finance approximately 60 percent of its estimated five-year investments in affordable housing projects with equity and approximately 40 percent with long-term debt. Decommissioning expenses not funded by an external trust are expected to be financed through a combination of internally generated funds, long-term debt and common stock. The extent of external financing to be required for nuclear decommissioning costs, as discussed above, is unknown at this time.

NSP's ability to finance its utility construction program at a reasonable cost and to provide for other capital needs depends on its ability to meet investors' return expectations. Financing flexibility is enhanced by providing working capital needs and a high percentage of total capital requirements from internal sources, and having the ability to issue long-term securities and obtain short-term credit. NSP expects to maintain adequate access to securities markets in 1998. Access to securities markets at a reasonable cost is determined in large part by credit quality. The Company's first mortgage bonds are currently rated AA by Standard & Poor's Corporation, Aa3 by Moody's Investors Service, Inc., AA by Duff & Phelps, Inc., and AA by Fitch Investors Service, Inc. Ratings for the Wisconsin Company's first mortgage bonds are generally comparable. These ratings reflect the views of such organizations, and an explanation of the significance of these ratings may be obtained from each agency.

The Company's and the Wisconsin Company's first mortgage indentures limit the amount of first mortgage bonds that may be issued. The MPUC and the PSCW have jurisdiction over securities issuance. At Dec. 31, 1997, with an assumed interest rate of 6.75 percent, the Company could have issued about $2.1 billion of additional first mortgage bonds under its indenture, and the Wisconsin Company could have issued about $351 million of additional first mortgage bonds under its indenture.

The Company filed a shelf registration for first mortgage bonds with the SEC in October 1995. Depending on capital market conditions, the Company expects to issue the remaining $300 million of registered, but unissued, bonds over the next several years to raise additional capital or redeem outstanding securities.

The Company's Board of Directors has approved short-term borrowing levels up to 10 percent of capitalization. The Company has received regulatory approval for up to $575 million in short-term borrowing levels and plans to keep its credit lines at or above its average level of commercial paper borrowings. Commercial banks presently provide credit lines of $300 million to the Company and an additional $245 million to subsidiaries of the Company, including a $175 million unsecured revolving bank credit facility available to NRG. NSP credit lines make short-term financing available in the form of bank loans, letters of credit and support for commercial paper for utility operations.

The Company's Articles of Incorporation authorize the maximum amount of preferred stock that may be issued. Under these provisions, the Company could have issued all $500 million of its remaining authorized, but unissued, preferred stock at Dec. 31, 1997, and remained in compliance with all interest and dividend coverage requirements.

The Company's Articles of Incorporation authorize an additional 85.4 million shares of common stock in excess of shares issued at Dec. 31, 1997. In 1996, the Company filed a registration statement with the SEC to provide for the sale of up to 1.6 million additional shares of new common stock under the Company's DRSPP and Executive Long-Term Incentive Award Stock Plan. The Company may issue new shares or purchase shares on the open market for its stock-based plans. (See
Note 3 to the Financial Statements for discussion of stock awards outstanding.) The Company plans to issue new shares for its DRSPP, ESOP and Executive Long-Term Incentive Award Stock plans in 1998. NSP currently has no plans for any general offerings of common stock in 1998 or 1999.

Internally generated funds from utility operations are expected to equal approximately 85 percent of anticipated utility capital expenditures for 1998 and approximately 95 percent of the $2.1 billion in anticipated utility capital expenditures for the five-year period 1998-2002. Internally generated funds from all operations are expected to equal approximately 60 percent and 85 percent of the anticipated total capital requirements for 1998 and the five-year period 1998-2002, respectively. Because NSP has generally been reinvesting foreign cash flows in operations outside the United States, the equity income from foreign investments is not fully available to provide operating cash flows for domestic cash requirements such as payment of NSP dividends, domestic capital expenditures and domestic debt service. Through NRG, NSP is establishing a diverse portfolio of foreign energy projects with varying levels of cash flows, income and foreign taxation to allow maximum flexibility of foreign cash flows in the future.

CONSOLIDATED STATEMENTS OF INCOME


                                                                                        Year Ended Dec. 31
                                                                              ------------------------------------
(Thousands of dollars, except per share data)                                 1997             1996           1995
------------------------------------------------------------------------------------------------------------------
UTILITY OPERATING REVENUES
  Electric                                                              $2 218 550       $2 127 413     $2 142 770
  Gas                                                                      515 196          526 793        425 814
------------------------------------------------------------------------------------------------------------------
   Total                                                                 2 733 746        2 654 206      2 568 584
------------------------------------------------------------------------------------------------------------------

UTILITY OPERATING EXPENSES
  Fuel for electric generation                                             309 999          301 201        325 652
  Purchased and interchange power                                          286 239          243 562        247 699
  Cost of gas purchased and transported                                    331 296          335 453        256 758
  Other operation                                                          368 545          333 010        318 015
  Maintenance                                                              164 542          155 830        158 203
  Administrative and general                                               141 802          148 656        186 147
  Conservation and energy management                                        70 939           69 784         53 466
  Depreciation and amortization                                            325 880          306 432        290 184
  Property and general taxes                                               227 893          232 824        239 433
  Income taxes                                                             144 855          161 410        147 148
------------------------------------------------------------------------------------------------------------------
   Total                                                                 2 371 990        2 288 162      2 222 705
------------------------------------------------------------------------------------------------------------------

UTILITY OPERATING INCOME                                                   361 756          366 044        345 879
------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE)
  Income from nonregulated businesses - before interest and taxes           12 078           18 543         49 611
  Allowance for funds used during construction---equity                      6 401            7 595          6 794
  Merger costs                                                             (29 005)
  Other utility income (deductions)---net                                   (2 886)          (1 544)         1 481
  Income taxes on nonregulated operations and nonoperating items            48 145           14 600         (5 080)
------------------------------------------------------------------------------------------------------------------
   Total                                                                    34 733           39 194         52 806
------------------------------------------------------------------------------------------------------------------

INCOME BEFORE FINANCING COSTS                                              396 489          405 238        398 685
------------------------------------------------------------------------------------------------------------------

FINANCING COSTS
  Interest on utility long-term debt                                       101 250          101 177        103 298
  Other utility interest and amortization                                   19 063           21 950         20 151
  Nonregulated interest and amortization                                    34 627           18 834          9 879
  Allowance for funds used during construction---debt                      (10 208)         (11 262)       (10 438)
------------------------------------------------------------------------------------------------------------------
   Total interest charges                                                  144 732          130 699        122 890
  Distributions on redeemable preferred securities of subsidiary trust      14 437
------------------------------------------------------------------------------------------------------------------
   Total Financing Costs                                                   159 169          130 699        122 890
------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                 237 320          274 539        275 795
Preferred Stock Dividends                                                   11 071           12 245         12 449
------------------------------------------------------------------------------------------------------------------
Earnings Available for Common Stock                                       $226 249         $262 294       $263 346
==================================================================================================================

Average Number of Common Shares Outstanding (000's)                         70 297           68 561         67 323
Average Number of Common and Potentially Dilutive Shares Outstanding (000's)70 435           68 679         67 416

EARNINGS PER AVERAGE COMMON SHARE - BASIC                                    $3.22            $3.83          $3.91
EARNINGS PER AVERAGE COMMON SHARE - ASSUMING DILUTION                        $3.21            $3.82          $3.91

Common Dividends Declared per Share                                         $2.805           $2.745         $2.685

------------------------------------------------------------------------------------------------------------------


See Notes to Financial Statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS                                                   Year Ended Dec. 31
                                                                               ------------------------------------
(Thousands of dollars)                                                         1997            1996            1995
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                               $237 320        $274 539        $275 795
  Adjustments to reconcile net income to cash from operating activities:
    Depreciation and amortization                                           358 928         335 605         322 296
    Nuclear fuel amortization                                                40 015          45 774          49 778
    Deferred income taxes                                                    (5 902)        (30 561)        (11 076)
    Deferred investment tax credits recognized                              (10 061)         (9 352)         (9 117)
    Allowance for funds used during construction --- equity                  (6 401)         (7 595)         (6 794)
    Undistributed equity in earnings of unconsolidated affiliates            (5 364)        (25 976)        (24 305)
    Undistributed equity in gain from nonregulated contract termination                                     (17 565)
    Write-off of prior year merger costs                                     25 289
    Cash  provided by (used for) changes in certain working capital items
      (see below)                                                            36 117         (58 634)           (791)
    Conservation program expenditures --- net of amortization                (9 207)         (2 854)        (21 668)
    Cash provided by changes in other assets and liabilities                 29 051          23 518          17 234
-------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                   689 785         544 464         573 787
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures:
     Utility plant additions (including nuclear fuel)                      (396 605)       (386 655)       (386 022)
     Additions to nonregulated property                                     (35 928)        (25 807)        (14 984)
  Increase (decrease) in construction payables                                2 563          (3 716)        (12 588)
  Allowance for funds used during construction --- equity                     6 401           7 595           6 794
  Investment in external decommissioning fund                               (41 261)        (40 497)        (33 196)
  Equity investments, loans and deposits for nonregulated projects         (395 495)       (299 173)        (55 884)
  Collection of loans made to nonregulated projects                          87 128         116 126           1 766
  Business acquisitions                                                    (159 600)
  Other investments --- net                                                 (15 692)        (15 873)           (998)
-------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                     (948 489)       (648 000)       (495 112)
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in short-term debt --- net issuances (repayments)                 (108 023)        152 173         (22 245)
  Proceeds from issuance of long-term debt - net                            299 779         197 824         277 174
  Loan to ESOP                                                                                              (15 000)
  Repayment of long-term debt, including reacquisition premiums            (141 681)        (67 628)       (195 683)
  Proceeds from issuance of preferred securities - net                      193 315
  Proceeds from issuance of common stock - net                              267 965          41 725          56 185
  Redemption  of preferred stock, including reacquisition premiums          (41 278)
  Dividends paid                                                           (207 726)       (198 234)       (191 367)
-------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                        262 351         125 860         (90 936)
-------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          3 647          22 324         (12 261)
Cash and Cash Equivalents at Beginning of Period                             51 118          28 794          41 055
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $54 765         $51 118         $28 794
===================================================================================================================

CASH PROVIDED BY (USED FOR) CHANGES IN CERTAIN WORKING CAPITAL ITEMS:
  Customer accounts receivable and unbilled utility revenues                $47 878        $(41 495)       $(66 311)
  Materials and supplies inventories                                         (8 547)         (9 891)         14 290
  Payables and accrued liabilities (excluding construction payables)         (7 342)          1 179          51 316
  Other                                                                       4 128          (8 427)            (86)
-------------------------------------------------------------------------------------------------------------------
    Net                                                                     $36 117        $(58 634)          $(791)
===================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amount capitalized)                                   $144 062        $121 697        $113 705
    Income taxes (net of refunds received)                                 $113 009        $165 146        $131 452

-------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.


CONSOLIDATED BALANCE SHEETS                                                                       Dec. 31
                                                                                         ----------------------
(Thousands of dollars)                                                                         1997        1996
---------------------------------------------------------------------------------------------------------------
ASSETS
UTILITY PLANT
  Electric---including construction work in progress:
    1997, $92,302; 1996, $132,705                                                        $6 964 888  $6 766 896
  Gas                                                                                       821 119     750 449
  Other                                                                                     343 950     331 441
---------------------------------------------------------------------------------------------------------------
      Total                                                                               8 129 957   7 848 786
    Accumulated provision for depreciation                                               (3 868 810) (3 611 244)
  Nuclear fuel---including amounts in process:
    1997, $23,381; 1996, $6,916                                                             932 335     892 484
    Accumulated provision for amortization                                                 (832 162)   (792 146)
---------------------------------------------------------------------------------------------------------------
        Net utility plant                                                                 4 361 320   4 337 880
---------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents                                                                  54 765      51 118
  Customer accounts receivable --- net of accumulated provisions
    for uncollectible accounts:  1997, $10,406; 1996, $10,195                               269 455     288 330
  Unbilled utility revenues                                                                 121 619     147 366
  Notes receivable from nonregulated projects                                                55 787       5 753
  Other receivables                                                                          80 803      77 571
  Materials and supplies inventories---at average cost:
    Fuel                                                                                     56 434      45 013
    Other                                                                                   107 254     109 425
  Prepayments and other                                                                      55 674      72 647
---------------------------------------------------------------------------------------------------------------
      Total current assets                                                                  801 791     797 223
---------------------------------------------------------------------------------------------------------------
OTHER ASSETS
  Equity investments in nonregulated projects                                               740 734     409 729
  External decommissioning fund and other investments                                       400 290     302 250
  Regulatory assets                                                                         340 122     354 128
  Nonregulated property---net of accumulated depreciation:
    1997, $105,526; 1996, $93,320                                                           256 726     192 790
  Notes receivable from nonregulated projects                                                77 639      75 811
  Other long-term receivables                                                                42 600      63 684
  Long-term prepayments and deferred charges                                                 30 015      57 237
  Intangible assets - net of accumulated amortization                                        92 829      46 168
---------------------------------------------------------------------------------------------------------------
       Total other assets                                                                 1 980 955   1 501 797
---------------------------------------------------------------------------------------------------------------
      TOTAL                                                                              $7 144 066  $6 636 900
===============================================================================================================


LIABILITIES AND EQUITY
CAPITALIZATION
  Common stockholders' equity                                                            $2 371 728  $2 135 880
  Preferred stockholders' equity                                                            200 340     240 469
  Company obligated mandatorily redeemable preferred securities of subsidiary trust
   holding as its sole asset junior subordinated deferrable debentures of the Company       200 000
  Long-term debt                                                                          1 878 875   1 592 568
---------------------------------------------------------------------------------------------------------------
      Total capitalization                                                                4 650 943   3 968 917
---------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
  Long-term debt due within one year                                                         22 820     119 618
  Other long-term debt potentially due within one year                                      141 600     141 600
  Short-term debt                                                                           260 352     368 367
  Accounts payable                                                                          249 813     236 341
  Taxes accrued                                                                             186 369     204 348
  Interest accrued                                                                           28 724      34 722
  Dividends payable on common and preferred stocks                                           54 778      50 409
  Accrued payroll, vacation and other                                                        89 562      80 995
---------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                           1 034 018   1 236 400
---------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                                                                     792 569     804 342
  Deferred investment tax credits                                                           138 509     149 606
  Regulatory liabilities                                                                    305 765     302 647
  Postretirement and other benefit obligations                                              135 612     114 312
  Other long-term obligations and deferred income                                            86 650      60 676
---------------------------------------------------------------------------------------------------------------
      Total other liabilities                                                             1 459 105   1 431 583
---------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (SEE NOTES 13 AND 14)
---------------------------------------------------------------------------------------------------------------
      TOTAL                                                                              $7 144 066  $6 636 900
===============================================================================================================


See Notes to Financial Statements.


CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                                                                                                               CUMULATIVE
                                                                                                               CURRENCY
                                        NUMBER OF                                    RETAINED   SHARES HELD   TRANSLATION
(Dollar amounts in thousands)         SHARES ISSUED      PAR VALUE       PREMIUM     EARNINGS      BY ESOP    ADJUSTMENTS
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1994                 66 922 144       $167 305      $545 875   $1 183 191       $(2 990)       $3 586
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                            275 795
Dividends declared:
  Cumulative preferred stock                                                          (12 450)
  Common stock                                                                       (180 510)
Issuances of common stock - net           1 253 790          3 135        53 050
Tax benefit from stock options exercised                                     169
Loan to ESOP to purchase shares                                                                     (15 000)
Repayment of ESOP loan *                                                                              7 333
Currency translation adjustments                                                                                   (1 098)
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1995                 68 175 934       $170 440      $599 094   $1 266 026      $(10 657)       $2 488
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                            274 539
Dividends declared:
  Cumulative preferred stock                                                          (12 245)
  Common stock                                                                       (187 521)
Issuances of common stock - net             887 778          2 219        39 256
Tax benefit from stock options exercised                                     369
Loan to ESOP to purchase shares *                                                                   (15 000)
Repayment of ESOP loan *                                                                              6 566
Currency translation adjustments                                                                                      306
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1996                 69 063 712       $172 659      $638 719   $1 340 799      $(19 091)       $2 794
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                            237 320
Dividends declared:
  Cumulative preferred stock                                                           (9 923)
  Common stock                                                                       (202 173)
Premium on redeemed preferred stock                                                    (1,148)
Issuances of common stock - net           5 554 670         13 887       253 999
Tax benefit from stock options exercised                                   1 009
Repayment of ESOP loan *                                                                              8 558
Currency translation adjustments                                                                                  (65 681)
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1997                 74 618 382       $186 546      $893 727   $1 364 875      $(10 533)     $(62 887)
=========================================================================================================================


* Did not affect NSP cash flows

See Notes to Financial Statements.


CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                                                                                   Dec. 31
                                                                                        ---------------------------
(Thousands of dollars)                                                                     1997                1996
-------------------------------------------------------------------------------------------------------------------
COMMON STOCKHOLDERS' EQUITY
  Common stock---authorized 160,000,000 shares of $2.50 par value;
   issued shares:  1997, 74,618,382; 1996, 69,063,712                                    $186 546          $172 659
  Premium on common stock                                                                 893 727           638 719
  Retained earnings                                                                     1 364 875         1 340 799
  Leveraged common stock held by Employee Stock Ownership Plan (ESOP)
   ---shares at cost:  1997, 230,253; 1996, 381,313                                       (10 533)          (19 091)
  Currency translation adjustments---net                                                  (62 887)            2 794
-------------------------------------------------------------------------------------------------------------------
    Total common stockholders' equity                                                  $2 371 728        $2 135 880
===================================================================================================================

CUMULATIVE PREFERRED STOCK---authorized 7,000,000 shares of $100 par value;
   outstanding shares:  1997, 2,000,000; 1996, 2,400,000
  Minnesota Company
   $3.60 series, 275,000 shares                                                           $27 500           $27 500
   4.08 series, 150,000 shares                                                             15 000            15 000
   4.10 series, 175,000 shares                                                             17 500            17 500
   4.11 series, 200,000 shares                                                             20 000            20 000
   4.16 series, 100,000 shares                                                             10 000            10 000
   4.56 series, 150,000 shares                                                             15 000            15 000
   6.80 series, 200,000 shares                                                                               20 000
   7.00 series, 200,000 shares                                                                               20 000
   Variable Rate series A, 300,000 shares                                                  30 000            30 000
   Variable Rate series B, 650,000 shares                                                  65 000            65 000
-------------------------------------------------------------------------------------------------------------------
    Total                                                                                 200 000           240 000
  Premium on preferred stock                                                                  340               469
-------------------------------------------------------------------------------------------------------------------
    Total preferred stockholders' equity                                                 $200 340          $240 469
===================================================================================================================

MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST (See Note 2)
   7 7/8% series,  8,000,000 shares, due Jan. 31, 2037                                   $200 000
===================================================================================================================

LONG-TERM DEBT
  First Mortgage Bonds - Minnesota Company
   Series due:
    Oct. 1, 1997, 5 7/8%                                                                                   $100 000
    Feb. 1, 1999, 5 1/2%                                                                 $200 000           200 000
    Dec. 1, 2000, 5 3/4%                                                                  100 000           100 000
    Oct. 1, 2001, 7 7/8%                                                                  150 000           150 000
    March 1, 2002, 7 3/8%                                                                  50 000            50 000
    Feb. 1, 2003, 7 1/2%                                                                   50 000            50 000
    April 1, 2003, 6 3/8%                                                                  80 000            80 000
    Dec. 1, 2005, 6 1/8%                                                                   70 000            70 000
    Dec. 1, 1996-2006, 6.65%                                                               18 400**          19 800**
    March 1, 2011, Variable Rate                                                           13 700*           13 700*
    July 1, 2025, 7 1/8%                                                                  250 000           250 000
    April 1, 2007, 6.80%                                                                   60 000*
    March 1, 2019, Variable Rate                                                           27 900*
    Sept. 1, 2019, Variable Rate                                                          100 000*
-------------------------------------------------------------------------------------------------------------------
       Total                                                                            1 170 000         1 083 500
   Less redeemable bonds classified as current (See Note 5)                              (141 600)          (13 700)
   Less current maturities                                                                 (1 500)         (101 400)
-------------------------------------------------------------------------------------------------------------------
       Net                                                                             $1 026 900          $968 400
-------------------------------------------------------------------------------------------------------------------


 * POLLUTION CONTROL FINANCING
** RESOURCE RECOVERY FINANCING

See Notes to Financial Statements.


                                                                                                Dec. 31
                                                                                     -------------------------------
(Thousands of dollars)                                                                     1997                 1996
--------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT---CONTINUED
  First Mortgage Bonds - Wisconsin Company
   Series due:
     Oct. 1, 2003, 5 3/4%                                                              $40 000              $40 000
     March 1, 2023, 7 1/4%                                                             110 000              110 000
     Dec. 1, 2026, 7 3/8%                                                               65 000               65 000
-------------------------------------------------------------------------------------------------------------------
     Total                                                                             215 000             $215 000
-------------------------------------------------------------------------------------------------------------------

  Guaranty Agreements---Minnesota Company
   Series due:
    Feb. 1, 1997 - 2003, 5.41%                                                          $5 300*             $ 5 500*
    May 1, 1997 - 2003, 5.70%                                                           23 250*              23 750*
    Feb. 1, 2003, 7.40%                                                                  3 500*               3 500*
-------------------------------------------------------------------------------------------------------------------
    Total                                                                               32 050               32 750
   Less current maturities                                                                (700)                (700)
-------------------------------------------------------------------------------------------------------------------
    Net                                                                                $31 350              $32 050
-------------------------------------------------------------------------------------------------------------------

  Other Long-Term Debt
   City of Becker Pollution Control Revenue Bonds---Series due
    Dec. 1, 2005, 7.25%                                                                 $9 000*             $ 9 000*
    April 1, 2007, 6.80%                                                                                     60 000*
    March 1, 2019, Variable Rate                                                                             27 900*
    Sept. 1, 2019, Variable Rate                                                                            100 000*
   Anoka County Resource Recovery Bond---Series due
    Dec. 1, 1997 - 2008, 7.09%                                                          21 850**             23 050**
   City of La Crosse Resource Recovery Bond---Series due
    Nov. 1, 2021, 6%                                                                    18 600**             18 600**
   Viking Gas Transmission Company Senior Notes---Series due
    Oct. 31, 2008, 6.65%                                                                23 111               25 244
    Nov. 30, 2011, 7.1%                                                                  5 010                5 370
    Sept. 30, 2012, 7.31%                                                               13 767
   NRG Energy, Inc. Senior Notes---Series due
    Feb. 1, 2006, 7.625%                                                               125 000              125 000
    June 15, 2007, 7.5%                                                                250 000
   NRG Energy Center, Inc. (Minneapolis Energy Center) Senior Secured Notes---Series due
    June 15, 2013, 7.31%                                                                74 481               76 992
   Pacific Generation Company debt due 2000-2007, 4.7% - 9.9%                           33 424
   Various NEO Corporation debt due Oct. 30, 2000, 6.9% - 9.4%                           5 618
   United Power & Land Notes due
    March 31, 2000, 7.62%                                                                6 875                7 708
   Various Eloigne Company Affordable Housing Project Notes due
    1997 - 2024, 1.0% - 9.9%                                                            27 223               24 755
   Employee Stock Ownership Plan Bank Loans due
    1997 - 2003, Variable Rate                                                          10 535               17 571
   Miscellaneous                                                                         7 385                7 533
-------------------------------------------------------------------------------------------------------------------
    Total                                                                              631 879              528 723
   Less redeemable bonds classified as current (see Note 5)                                                (127 900)
   Less current maturities                                                             (20 620)             (17 518)
-------------------------------------------------------------------------------------------------------------------
     Net                                                                              $611 259             $383 305
-------------------------------------------------------------------------------------------------------------------
Unamortized discount on long-term debt-net                                              (5 634)              (6 187)
-------------------------------------------------------------------------------------------------------------------
     Total long-term debt                                                           $1 878 875           $1 592 568
===================================================================================================================
     Total capitalization                                                           $4 650 943           $3 968 917
===================================================================================================================


 * POLLUTION CONTROL FINANCING
** RESOURCE RECOVERY FINANCING

See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

SYSTEM OF ACCOUNTS Northern States Power Company, a Minnesota corporation (the Company), is predominantly a regulated public utility serving customers in Minnesota, North Dakota and South Dakota. Northern States Power Company, a Wisconsin corporation (the Wisconsin Company), a wholly owned subsidiary of the Company, is a regulated public utility serving customers in Wisconsin and Michigan. Another wholly owned subsidiary, Viking Gas Transmission Company (Viking), is a regulated natural gas transmission company that operates a 500-mile interstate natural gas pipeline. Consequently, the Company, the Wisconsin Company and Viking maintain accounting records in accordance with either the uniform system of accounts prescribed by the Federal Energy Regulatory Commission (FERC) or those prescribed by state regulatory commissions, whose systems are the same in all material respects.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include all material companies in which the Company holds a controlling financial interest, including: the Wisconsin Company; NRG Energy, Inc. (NRG); Viking; Energy Masters International, Inc. (EMI), formerly Cenerprise, Inc.; and Eloigne Company (Eloigne). The Company and its subsidiaries collectively are referred to herein as NSP. As discussed in Note 10, NSP has investments in partnerships, joint ventures and projects for which the equity method of accounting is applied. Earnings from equity in international investments are recorded net of foreign income taxes. All significant intercompany transactions and balances have been eliminated in consolidation except for intercompany and intersegment profits for sales among the electric and gas utility businesses of the Company, the Wisconsin Company and Viking, which are allowed in utility rates.

REVENUES Revenues are recognized based on products and services provided to customers each month. Because utility customer meters are read and billed on a cycle basis, unbilled revenues (and related energy costs) are estimated and recorded for services provided from the monthly meter-reading dates to month-end.

The Company's rate schedules, applicable to substantially all of its utility customers, include cost-of-energy and resource adjustment clauses, under which rates are adjusted to reflect changes in average costs of fuels, purchased energy, purchased gas and, in Minnesota, conservation and energy management program costs. As ordered by its primary regulator, Wisconsin Company retail rate schedules include a cost-of-energy adjustment clause for purchased gas but not for electric fuel and purchased energy. For Wisconsin electric operations where cost-of-energy adjustment clauses are not used, the biennial retail rate review process and an interim fuel cost hearing process provide the opportunity for rate recovery of changes in electric fuel and purchased energy costs in lieu of a cost-of-energy adjustment.

UTILITY PLANT AND RETIREMENTS Utility plant is stated at original cost. The cost of additions to utility plant includes direct labor and materials, contracted work, allocable overhead costs and allowance for funds used during construction. The cost of units of property retired, plus net removal cost, is charged to the accumulated provision for depreciation and amortization. Maintenance and replacement of items determined to be less than units of property are charged to operating expenses.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFC) AFC, a noncash item, is computed by applying a composite pretax rate, representing the cost of capital used to finance utility construction activities, to qualified Construction Work in Progress (CWIP). The AFC rate was 5.75 percent in 1997, 5.5 percent in 1996 and 6.0 percent in 1995. The amount of AFC capitalized as a construction cost in CWIP is credited to other income (for equity capital) and interest charges (for debt capital). AFC amounts capitalized in CWIP are included in rate base for establishing utility service rates. In addition to construction-related amounts, AFC is also recorded to reflect returns on capital used to finance conservation programs.

DEPRECIATION For financial reporting purposes, depreciation is computed by applying the straight-line method over the estimated useful lives of various property classes. The Company files with the Minnesota Public Utilities Commission (MPUC) an annual review of remaining lives for electric and gas production properties. The most recent studies, as approved by the MPUC, recommended immaterial changes in annual depreciation accruals for 1997 and 1996.

The Company also submitted in 1997, as required every five years, an average service life filing for transmission, distribution and general properties. The filing, as approved by the MPUC, decreased depreciation approximately $1 million from 1996 levels. Depreciation provisions, as a percentage of the average balance of depreciable utility property in service, were 3.78 percent in 1997,
3.68 percent in 1996 and 3.64 percent in 1995.

DECOMMISSIONING As discussed in Note 13, NSP currently is recording the future costs of decommissioning the Company's nuclear generating plants through annual depreciation accruals. The provision for the estimated decommissioning costs has been calculated using an annuity approach designed to provide for full expense accrual (with full rate recovery) of the future decommissioning costs, including decontamination and removal, over the estimated operating lives of the Company's nuclear plants. The Financial Accounting Standards Board (FASB) has proposed new accounting standards that would require the full accrual of nuclear plant decommissioning and certain other site exit obligations beginning no sooner than 1999. (See Note 13 for more discussion of this proposed standard.)

NUCLEAR FUEL EXPENSE The original cost of nuclear fuel is amortized to fuel expense based on energy expended. Nuclear fuel expense also includes assessments from the U.S. Department of Energy (DOE) for costs of future fuel disposal and DOE facility decommissioning, as discussed in Note 13.

ENVIRONMENTAL COSTS Accruals for environmental costs are recognized when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Costs are charged to expense if they relate to the remediation of conditions caused by past operations, or if they are not expected to mitigate or prevent contamination from future operations. Costs may be deferred as a regulatory asset based on expected recovery in future rates. Where environmental expenditures relate to facilities currently in use, such as pollution control equipment, the costs may be capitalized and depreciated over the future service periods. Estimated remediation costs are recorded at undiscounted amounts, independent of any insurance or rate recovery, based on prior experience, assessments and current technology. Accrued obligations are regularly adjusted as environmental assessments and estimates are revised, and remediation efforts proceed. For sites where NSP has been designated as one of several potentially responsible parties, the amount accrued represents NSP's estimated share of the cost. NSP intends to treat any future costs incurred related to decommissioning and restoration of its nonnuclear power plants and substation sites, where operation may extend indefinitely, as a capitalized removal cost of retirement in utility plant. Depreciation expense levels currently recovered in rates include a provision for an estimate of removal costs, based on historical experience.

INCOME TAXES Under the liability method used by NSP, income taxes are deferred for all temporary differences between pretax financial and taxable income and between the book and tax bases of assets and liabilities, using the tax rates scheduled by law to be in effect when the temporary differences reverse. Due to the effects of regulation, current income tax expense is provided for the reversal of some temporary differences previously accounted for by the flow-through method. Also, regulation has created certain regulatory assets and liabilities related to income taxes, as summarized in Note 9. NSP's policy for income taxes related to international operations is discussed in Note 7.

Investment tax credits were deferred and are being amortized over the estimated lives of the related property.

FOREIGN CURRENCY TRANSLATION The local currencies are generally the functional currency of NSP's foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Income, expense and cash flows are translated at weighted-average rates of exchange for the period. The resulting currency translation adjustments are accumulated and reported as a separate component of stockholders' equity. During 1997, the effects of changes in currency exchange rates on NRG's international project investments, mainly in Australia, reduced equity by $66 million.

Exchange gains and losses that result from foreign currency transactions (e.g., converting cash distributions made in one currency to another) and derivative arrangements that do not qualify for hedge accounting (see Note 11) are included in the results of operations as a component of income from nonregulated businesses before interest and taxes. The earnings impact of these items was not material to NSP's results for the periods presented.

DERIVATIVE FINANCIAL INSTRUMENTS NSP's policy is to hedge projected foreign currency denominated cash flows, where appropriate hedging instruments are available, to preserve their U.S. dollar value. NRG has entered into currency hedging transactions through the use of forward foreign currency exchange agreements with terms of less than one to three years. Gains and losses on these agreements offset the effect of foreign currency exchange rate fluctuations on NRG's known and anticipated cash flows. Gains on agreements that hedge firm commitments of cash flows are deferred and included in the measurement of the related foreign currency transaction in the period the transaction occurs, and losses on these agreements are deferred in the same manner unless it is estimated that deferral would lead to recognizing losses in later periods. Gains and losses on agreements that hedge cash flows not meeting the criteria of a firm commitment are recorded in the current period as a component of NSP's nonregulated income before interest and taxes. Prior to July 1997, NSP's policy was to hedge foreign currency denominated investments as they were made, where appropriate hedging instruments were available, to preserve their U.S. dollar value. Gains and losses on these agreements offset the effects of foreign currency exchange rate fluctuations on the valuation of the investments underlying the hedges. Hedging gains and losses, net of income tax effects, on these agreements were reported with other currency translation adjustments as a separate component of stockholders' equity. While NRG is not currently hedging foreign currency denominated investments, NRG will hedge such investments when management believes that preserving the U.S. dollar value of the investment is appropriate. NRG is not hedging currency translation adjustments related to future operating results. NRG does not speculate in foreign currencies.

Where appropriate, NRG also uses interest rate hedging instruments to protect against increases in the cost of borrowing at both the corporate and project level. Gains and losses on interest rate hedging instruments are deferred and included in the measurement of the underlying equity investment when made.

Another derivative arrangement is the use of natural gas futures contracts by EMI to manage the risk of gas price fluctuations. The cost or benefit of natural gas futures contracts is recorded when related sales commitments are fulfilled as a component of EMI's nonregulated operating expenses. NSP does not speculate in natural gas futures. A final derivative instrument used by NSP is interest rate swaps that convert fixed-rate debt to variable-rate debt. The cost or benefit of the interest rate swap agreements is recorded as a component of interest expense. None of these derivative financial instruments are reflected on NSP's balance sheet.

USE OF ESTIMATES In recording transactions and balances resulting from business operations, NSP uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts, environmental costs, unbilled revenues and actuarially determined benefit costs. As better information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates. The depreciable lives of certain plant assets are reviewed and, if appropriate, revised each year, as discussed previously.

CASH EQUIVALENTS NSP considers investments in certain debt instruments, primarily commercial paper and money market funds, with an original maturity to NSP of three months or less at the time of purchase to be cash equivalents.

REGULATORY DEFERRALS As regulated utilities, the Company, the Wisconsin Company and Viking account for certain income and expense items under the provisions of Statement of Financial Accounting Standards (SFAS) No. 71---Accounting for the Effects of Regulation. In doing so, certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that otherwise would be reflected as income are deferred as regulatory liabilities based on expected flowback to customers in future rates. Management's expected recovery of deferred costs and expected flowback of deferred credits are generally based on specific ratemaking decisions or precedent for each item. Regulatory assets and liabilities are amortized consistent with ratemaking treatment established by regulators. Note 9 describes the nature and amounts of these regulatory deferrals.

STOCK-BASED EMPLOYEE COMPENSATION NSP has several stock-based compensation plans, as described in Note 3. Under the intrinsic-value-based method of accounting followed by NSP, no compensation expense is recorded for stock options because there is no difference between the market price and purchase price at the grant date, which is the measurement date for determining compensation expense. NSP does, however, record compensation expense for stock that is awarded to certain employees, but held by NSP until the restrictions lapse or the stock is forfeited. Effective for 1996, the FASB issued a new accounting standard, SFAS No. 123---Accounting for Stock-Based Compensation, which provides an optional accounting method for compensation from stock option and other stock award programs. NSP did not elect the new optional accounting method. If the provisions of the optional method had been adopted as of the beginning of 1995, the effect on net income and earnings per share for 1997, 1996 and 1995 would have been immaterial.

DEVELOPMENT COSTS As it pursues projects under development, NRG expenses development costs incurred until a sales agreement or letter of intent is signed and the project has received capital authorization. Additional costs incurred after this point are capitalized as part of equity investments in projects. When project operations begin, such capitalized costs are amortized on a straight-line basis over the lesser of the life of the project's related assets or revenue contract period.

OTHER ASSETS The purchase of various nonregulated entities at a price exceeding the underlying fair value of net assets acquired has resulted in recorded goodwill of $43 million ($38 million net of accumulated amortization) at Dec. 31, 1997. This goodwill and other intangible assets acquired are being amortized using the straight-line method over periods of three to 30 years. NSP periodically evaluates the recovery of goodwill based on an analysis of estimated undiscounted future cash flows.

Intangible and other assets also include deferred financing costs (net of amortization) of approximately $22 million at Dec. 31, 1997. These financing costs are being amortized over the remaining maturity period of the related debt.

RECLASSIFICATIONS Certain reclassifications have been made to the 1996 and 1995 income statements to conform to 1997 presentation. These classifications had no effect on net income or earnings per share.

2. Preferred Securities

The Company has two series of adjustable rate preferred stock. The dividend rates are calculated quarterly and are based on prevailing rates of certain taxable government debt securities indices. At Dec. 31, 1997, the annualized dividend rates were $5.50 for both series A and series B.

At Dec. 31, 1997, various preferred stock series were callable at prices per share ranging from $100.00 to $103.75, plus accrued dividends.

In January 1997, a wholly owned special purpose subsidiary trust of NSP issued $200 million in 7.875 percent preferred securities that mature in 2037. A portion of the proceeds was used to redeem the Company's $6.80 and $7.00 series of preferred stock in February 1997. Distributions paid to preferred security holders are reflected as a financing cost in the Consolidated Statement of Income along with interest expense. Distributions paid by the subsidiary trust on the preferred securities are financed through interest payments from the Company on debentures issued by the Company and held by the subsidiary trust, which are eliminated in NSP's consolidation. The preferred securities are redeemable at $25 per share beginning in 2002. Distributions and redemption payments are guaranteed by NSP.

3. Common Stock and Incentive Stock Plans

The Company's Articles of Incorporation and First Mortgage Indenture provide for certain restrictions on the payment of cash dividends on common stock. At Dec. 31, 1997, the Company could have paid, without restrictions, additional cash dividends of more than $1 billion on common stock.

Nonqualified stock options and restricted stock may be granted under NSP's Executive Long-Term Incentive Award Stock Plan. The awards granted in any calendar year cannot exceed 1 percent of the number of outstanding shares of NSP common stock at the end of the previous calendar year. When options are exercised, or restricted stock granted, the Company may either issue new shares or purchase market shares. Using the treasury stock method of accounting for stock options unexercised, the weighted average number of shares of common stock outstanding for the calculation of Earnings Per Share - Assuming Dilution includes any dilutive effects of stock options and other stock awards as potential common shares.

Stock options currently granted may be exercised one year from the date of grant and are exercisable thereafter for up to nine years. The options are forfeited if employment ceases before the one-year vesting term. If employment ceases after the one-year vesting term, options will either be forfeited, or would need to be exercised within three or 36 months, depending on the circumstances. The exercise price of an option is the market price of NSP common stock on the date of grant. The plan, in previous years, granted other types of performance awards, some of which are still outstanding. Most of these performance awards were valued in dollars, but paid in shares based on the market price at the time of payment. Transactions under the various incentive stock programs, with the corresponding weighted average exercise price, were as follows:

Stock Option and Performance Awards


                                       1997                 1996                  1995
                                 -----------------    ------------------    ------------------
                                           AVERAGE               Average               Average
(Thousands of shares)            SHARES     PRICE     Shares      Price     Shares      Price
----------------------------------------------------------------------------------------------
Outstanding Jan. 1                1 117      43.97       990      $41.97       782      $40.58
Options granted in January          287      47.44       263      $50.94       278      $45.50
Options and awards exercised       (260)     42.23      (105)     $41.98       (64)     $40.26
Options and awards forfeited        (30)     47.19       (27)     $47.70        (6)     $44.58
Options and awards expired          (11)     50.94        (4)     $40.00
----------------------------------------------------------------------------------------------
Outstanding at Dec. 31            1 103      45.13     1 117      $43.97       990      $41.97
Exercisable at Dec. 31              843      44.41       870      $41.96       716      $40.60
==============================================================================================


The following table summarizes information about stock options outstanding at Dec. 31, 1997:

                                                      Range of Exercise Prices
                                                   -----------------------------
                                                   $33.25-40.94     $42.19-50.94
--------------------------------------------------------------------------------
Options Outstanding:
  Number outstanding at Dec. 31, 1997                   170 346       923 517
  Weighted-average remaining contractual life (years)       3.1           7.4
  Weighted-average exercise price                        $37.15        $46.60
Options Exercisable:
  Number exercisable at Dec. 31, 1997                   170 346       663 156
  Weighted-average exercise price                        $37.15        $46.27

In addition to stock options, restricted stock is granted based on a dollar value of the award. The market price on the date of grant is used to determine the number of restricted shares awarded. The stock is held by NSP until the restrictions lapse: 50 percent of the stock will vest one year from the date of the award and the remaining 50 percent vests two years from the date of the award. Dividends on the shares held while the restrictions are in place are reinvested to obtain additional shares, and the restrictions apply to these additional shares. In each of the years 1995 through 1997, NSP granted restricted stock awards of 15,898, 18,584 and 26,344 shares, respectively, at then-current market prices of NSP stock. Compensation expense related to these awards was immaterial.

4. Short-Term Borrowings

As of Dec. 31, 1997 and 1996, the Company had a $300 million revolving credit facility under a commitment fee arrangement. This facility provides short-term financing in the form of bank loans, letters of credit and support for commercial paper sales. There were no borrowings against this facility at Dec. 31, 1997 and 1996. At Dec. 31, 1997 and 1996, credit lines of $245 million and $75 million, respectively, were provided primarily by commercial banks to wholly owned subsidiaries of the Company. There were $122 million and approximately $4 million in outstanding loans against these subsidiary credit lines at Dec. 31, 1997 and 1996, respectively. In addition, at Dec. 31, 1997 and 1996, $49 million and $21 million, respectively, in letters of credit were outstanding (as discussed in Note 11), which reduced the available credit lines.

At Dec. 31, 1997 and 1996, the Company had $138 million and $362 million, respectively, in short-term commercial paper borrowings outstanding, and another $122 million and $7 million, respectively, in short-term bank loans outstanding, mainly for nonregulated subsidiaries. The weighted average interest rates on all short-term borrowings were 6.2 percent as of Dec. 31, 1997, and 5.7 percent as of Dec. 31, 1996.

5. Long-Term Debt

Except for minor exclusions, all real and personal property of the Company and the Wisconsin Company is subject to the liens of the First Mortgage Indentures. Other debt securities are secured by a lien on the related property, as indicated on the Consolidated Statements of Capitalization.

The annual sinking-fund requirements of the Company's and the Wisconsin Company's First Mortgage Indentures are the amounts necessary to redeem 1 percent of the highest principal amount of each series of first mortgage bonds at any time outstanding, excluding those series issued for pollution control and resource recovery financings, and excluding certain other series totaling $1 billion. The Company may, and has, applied property additions in lieu of cash payments on all series, as permitted by its First Mortgage Indenture. The Wisconsin Company also may apply property additions in lieu of cash on all series as permitted by its First Mortgage Indenture.

The Company's 2011 and 2019 series First Mortgage Bonds have variable interest rates, which currently change at various periods up to 270 days, based on prevailing rates for certain commercial paper securities or similar issues. The interest rates applicable to these issues averaged 4.0 percent and 3.8 percent, respectively, at Dec. 31, 1997. The 2011 series bonds are redeemable upon seven days notice at the option of the bondholder. The Company also is potentially liable for repayment of the 2019 series when the bonds are tendered, which occurs each time the variable interest rates change. The principal amount of all of these variable rate bonds outstanding represents potential short-term obligations and, therefore, is reported under current liabilities on the balance sheet.

Maturities and sinking-fund requirements on long-term debt (in millions) are:
1998, $22.8; 1999, $217.3; 2000, $122.4; 2001, $167.8; and 2002, $76.6.

6. Benefit Plans and Other Postretirement Benefits

NSP offers the following benefit plans to its benefit employees, of whom approximately 40 percent are represented by five local labor unions under a collective-bargaining agreement, which expires Dec. 31, 1999.

PENSION BENEFITS NSP has a noncontributory, defined benefit pension plan that covers substantially all employees. Benefits are based on a combination of years of service, the employee's highest average pay for 48 consecutive months and Social Security benefits.

NSP's policy is to fully fund into an external trust the actuarially determined pension costs recognized for ratemaking and financial reporting purposes, subject to the limitations under applicable employee benefit and tax laws. Plan assets principally consist of common stock of public companies, corporate bonds and U.S. government securities. The funded status of NSP's pension plan as of Dec. 31 is as follows:

(Thousands of dollars)                                       1997          1996
-------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested                                                 $701 219      $660 920
  Nonvested                                               165 004       147 278
-------------------------------------------------------------------------------

Accumulated benefit obligation                           $866 223      $808 198
===============================================================================

Projected benefit obligation                           $1 048 251      $993 821
Plan assets at fair value                               1 978 538     1 634 696
-------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation     930 287       640 875
Unrecognized prior service cost                            18 663        19 734
Unrecognized net actuarial gain                          (953 825)     (651 368)
Unrecognized net transitional asset                          (463)         (539)
-------------------------------------------------------------------------------
  Net pension asset (liability) recorded                  $(5 338)       $8 702
===============================================================================

For ratemaking purposes, the Company's pension costs are determined and recorded under the aggregate-cost actuarial method. As required by SFAS No. 87---Employers' Accounting for Pensions, the difference between the pension costs recorded for ratemaking purposes and the amounts determined under SFAS No. 87 is recorded as a regulatory liability on the balance sheet. Net annual periodic pension cost includes the following components:


(Thousands of dollars)                                             1997       1996        1995
----------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                  $27 680     $29 971    $24 499
Interest cost on projected benefit obligation                    72 651      70 863     69 742
Actual return on assets                                        (420 174)   (265 370)  (344 837)
Net amortization and deferral                                   285 048     139 874    240 458
----------------------------------------------------------------------------------------------
Net periodic pension cost determined under SFAS No. 87          (34 795)    (24 662)   (10 138)
Additional costs recognized due to actions of regulators         30 862      23 572     10 454
----------------------------------------------------------------------------------------------
Net periodic pension cost recognized for financial reporting    $(3 933)    $(1 090)      $316
==============================================================================================


The weighted average discount rate used in determining the actuarial present value of the projected obligation was 7 percent for Dec. 31, 1997 and 7.5 percent for Dec. 31, 1996. The rate of increase in future compensation levels used in determining the actuarial present value of the projected obligation was 5 percent in 1997 and 1996. The assumed long-term rate of return on assets used for cost determinations under SFAS No. 87 was 9 percent for

1997, 1996 and 1995. Assumption changes decreased 1997 pension costs (determined under SFAS No. 87) by approximately $6.9 million and increased 1996 costs by approximately $12.6 million. However, because the Company's pension expense is determined under the aggregate-cost method (not SFAS No. 87) for ratemaking and financial reporting purposes, the effects of regulation prevented the majority of assumption changes from affecting earnings.

401(k) NSP has a contributory, defined contribution Retirement Savings Plan, which complies with section 401(k) of the Internal Revenue Code and covers substantially all employees. Since 1994, NSP has been matching specified amounts of employee contributions to this plan. NSP's matching contributions were $4.4 million in 1997, $4.3 million in 1996 and $3.7 million in 1995.

POSTRETIREMENT HEALTH CARE NSP has a contributory health and welfare benefit plan that provides health care and death benefits to substantially all employees after their retirement. The plan is intended to provide for sharing the costs of retiree health care between NSP and retirees. For employees retiring after Jan. 1, 1994, a six-year cost-sharing strategy was implemented with retirees paying 15 percent of the total cost of health care in 1994, increasing to a total of 40 percent in 1999. In conjunction with the 1993 adoption of SFAS No. 106-Employers' Accounting for Postretirement Benefits Other Than Pensions, NSP elected to amortize on a straight-line basis over 20 years the unrecognized accumulated postretirement benefit obligation (APBO) of $215.6 million for current and future retirees.

Before 1993, NSP funded payments for retiree benefits internally. While NSP generally prefers to continue using internal funding of benefits paid and accrued, significant levels of external funding, including the use of tax-advantaged trusts, have been required by NSP's regulators, as discussed later. Plan assets held in such trusts principally consist of investments in equity mutual funds and cash equivalents. The funded status of NSP's retiree health care plan as of Dec. 31 is as follows:

(Thousands of dollars)                                  1997            1996
----------------------------------------------------------------------------
APBO:
  Retirees                                           $149 081        $144 180
  Fully eligible plan participants                     21 245          23 438
  Other active plan participants                      108 904         101 065
-----------------------------------------------------------------------------
  Total APBO                                          279 230         268 683
Plan assets at fair value                              19 784          15 514
-----------------------------------------------------------------------------
APBO in excess of plan assets                         259 446         253 169
Unrecognized net actuarial loss                       (14 408)        (12 467)
Unrecognized transition obligation                   (161 700)       (172 480)
------------------------------------------------------------------------------
Net benefit liability recorded                        $83 338        $ 68 222
=============================================================================

The assumed health care cost trend rates used in measuring the APBO at Dec. 31, 1997 and 1996, were 9.2 percent and 9.8 percent for those under age 65, and 6.8 percent and 7.1 percent for those age 65 and over, respectively. The assumed cost trend rates are expected to decrease each year until they reach 5.5 percent for both age groups in the year 2004, after which they are assumed to remain constant. A 1 percent increase in the assumed health care cost trend rate for each year would increase the APBO by approximately 14.5 percent as of Dec. 31, 1997. Service and interest cost components of the net periodic postretirement cost would increase by approximately 15.4 percent with a similar 1 percent increase in the assumed health care cost trend rate. The assumed discount rate used in determining the APBO was 7 percent for Dec. 31, 1997, and 7.5 percent for Dec. 31, 1996, compounded annually. The assumed long-term rate of return on assets used for cost determinations under SFAS No. 106 was 8 percent for 1997, 1996 and 1995. Assumption changes decreased costs by approximately $4.0 million in 1997 and approximately $2.0 million in 1996.

The net annual periodic postretirement benefit cost recorded consists of the following components:


(Thousands of dollars)                                               1997        1996        1995
-------------------------------------------------------------------------------------------------
Service cost-benefits earned during the year                       $5 095     $ 6 380     $ 5 206
Interest cost (on service cost and APBO)                           18 872      19 283      19 201
Actual return on assets                                            (1 461)       (947)     (1 046)
Amortization of transition obligation                              10 780      10 780      10 780
Net amortization and deferral                                         222         140         406
-------------------------------------------------------------------------------------------------
Net periodic postretirement health care cost under SFAS No. 106    33 508      35 636      34 547
Additional costs recognized due to actions of regulators                        4 033       4 033
-------------------------------------------------------------------------------------------------
Net postretirement cost recognized for financial reporting        $33 508     $39 669     $38 580
=================================================================================================


Regulators for nearly all of NSP's retail and wholesale customers have allowed full recovery of increased benefit costs under SFAS No. 106, effective in 1993. Increased 1993 accrual costs of approximately $12 million for Minnesota retail customers were amortized over the years 1994 through 1996, consistent with approved rate recovery. External funding was required by Minnesota and Wisconsin retail regulators to the extent it is tax advantaged; funding began for Wisconsin in 1993 and will begin in 1998 for Minnesota. For wholesale ratemaking, the FERC has required external funding for all benefits paid and accrued under SFAS No. 106 since 1993.

ESOP NSP has a leveraged Employee Stock Ownership Plan (ESOP) that covers substantially all employees. Employer contributions to this non-contributory, defined contribution plan are generally made to the extent NSP realizes a tax savings on its income statement from dividends paid on certain shares held by the ESOP. Contributions to the ESOP in 1997, 1996 and 1995, which represent compensation expense, were $4.4 million, $4.6 million and $5.0 million, respectively. ESOP contributions have no material effect on NSP earnings because the contributions (net of tax) are essentially offset by the tax savings provided by the dividends paid on ESOP shares. Leveraged shares held by the ESOP are allocated to participants when dividends on stock held by the plan are used to repay ESOP loans. NSP's ESOP held 5.6 million and 5.9 million shares of the Company's common stock as of Dec. 31, 1997 and 1996, respectively. An average of
0.3 million, 0.2 million and 0.2 million uncommitted leveraged ESOP shares were excluded from earnings-per-share calculations in 1997, 1996 and 1995, respectively. The fair value of NSP's leveraged ESOP shares was approximately the same as cost at Dec. 31, 1997 and 1996.

7. Income Taxes

Total income tax expense from operations differs from the amount computed by applying the statutory federal income tax rate to income before income tax expense. The reasons for the difference are as follows:


                                                                             1997            1996             1995
------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                    35.0%              35.0%           35.0%
Increases (decreases) in tax from:
  State income taxes, net of federal income tax benefit                    4.3%               5.2%            5.1%
  Tax credits recognized                                                  (7.9)%             (4.1)%          (3.4)%
  Equity income from unconsolidated affiliates                            (2.5)%             (2.6)%          (2.5)%
  Regulatory differences---utility plant items                             1.1%               0.9%            1.0%
  Other---net                                                             (1.0)%              0.4%            0.4%
------------------------------------------------------------------------------------------------------------------

Effective income tax rate                                                 29.0%              34.8%           35.6%
==================================================================================================================

(Thousands of dollars)

Income taxes are comprised of the following expense (benefit) items:
 Included in utility operating expenses:
   Current federal tax expense                                            $125 202       $154 421         $137 011
   Current state tax expense                                                28 812         39 923           33 359
   Deferred federal tax expense                                                (88)       (19 933)         (12 019)
   Deferred state tax expense                                                  (23)        (3 958)          (2 396)
   Deferred investment tax credits                                          (9 048)        (9 043)          (8 807)
------------------------------------------------------------------------------------------------------------------
      Total                                                                144 855        161 410          147 148
------------------------------------------------------------------------------------------------------------------
   Included in income taxes on nonregulated operations
   and nonoperating items:
   Current federal tax expense                                             (19 470)          (906)           5 481
   Current state tax expense                                                (5 804)           712            1 629
   Current foreign tax expense                                                 236            616              233
   Current federal tax credits                                             (17 006)        (8 044)          (5 292)
   Deferred federal tax expense                                             (2 237)        (5 150)           2 646
   Deferred state tax expense                                                 (662)        (1 520)             693
   Deferred foreign tax expense                                             (2 892)             0                0
   Deferred investment tax credits                                            (310)          (308)            (310)
------------------------------------------------------------------------------------------------------------------
     Total                                                                 (48 145)       (14 600)           5 080
------------------------------------------------------------------------------------------------------------------

     Total income tax expense                                              $96 710       $146 810         $152 228
==================================================================================================================

Income before income taxes includes net foreign equity income of $27 million, $28 million and $32 million in 1997, 1996 and 1995, respectively. Except to the extent NSP's earnings from foreign operations are subject to current U.S. income taxes, NSP's management intends to reinvest indefinitely such earnings in its foreign operations. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on a cumulative amount of unremitted earnings of foreign subsidiaries of approximately $112 million at Dec. 31, 1997. The additional U.S. income tax and foreign withholding tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Thus, it is impracticable to estimate the amount of tax that might be payable.

The components of NSP's net deferred tax liability (current and noncurrent portions) at Dec. 31 were:

(Thousands of dollars)                                     1997             1996
--------------------------------------------------------------------------------

Deferred tax liabilities:
   Differences between book and tax bases of property  $867 155         $850 139
   Regulatory assets                                    100 564          121 232
   Tax benefit transfer leases                           31 614           43 481
   Other                                                 21 715           23 182
--------------------------------------------------------------------------------
    Total deferred tax liabilities                   $1 021 048       $1 038 034
--------------------------------------------------------------------------------

Deferred tax assets:
   Regulatory liabilities                               $83 765          $90 485
   Deferred compensation, vacation and other
    accrued liabilities not currently deductible         70 765           65 690
   Deferred investment tax credits                       54 741           57 239
   Other                                                 26 557           34 509
--------------------------------------------------------------------------------
    Total deferred tax assets                          $235 828         $247 923
--------------------------------------------------------------------------------
   Net deferred tax liability                          $785 220         $790 111
================================================================================

8. Detail of Certain Income and Expense Items

Administrative and general (A&G) expense for utility operations consists of the following:


(Thousands of dollars)                                             1997       1996        1995
----------------------------------------------------------------------------------------------
A&G salaries and wages                                          $44 514    $47 546     $48 437
Pension, medical and other benefits---all utility employees      57 529     64 733      81 279
Information technology, facilities and administrative support    28 653     21 281      31 863
Insurance and claims                                              1 087      5 503      13 969
Other                                                            10 019      9 593      10 599
----------------------------------------------------------------------------------------------
  Total                                                        $141 802   $148 656    $186 147
==============================================================================================


Income from nonregulated businesses consists of the following:


(Thousands of dollars, except per share amounts)                          1997       1996       1995
----------------------------------------------------------------------------------------------------
Operating revenues                                                    $217 844   $303 903   $313 082
Equity in earnings of unconsolidated affiliates:
  Earnings from operations                                              18 600     30 668     28 055
  Gains from contract terminations                                                            29 850
Operating and development expenses *                                  (251 087)  (326 332)  (327 894)
Interest and other income                                               26 721     10 304      6 518
----------------------------------------------------------------------------------------------------
Income from nonregulated businesses before interest and taxes           12 078     18 543     49 611
Interest expense                                                       (34 627)   (18 834)    (9 879)
Income tax benefit (expense)                                            38 032     16 576     (6 119)
-----------------------------------------------------------------------------------------------------
    Net Income                                                         $15 483    $16 285    $33 613
====================================================================================================
Contribution of nonregulated businesses to NSP's earnings per share*     $0.22      $0.24      $0.50
====================================================================================================


* Includes nonrecurring project write-downs of $9 million in 1997 and $5 million in 1995

9. Regulatory Assets and Liabilities

The following summarizes the individual components of unamortized regulatory assets and liabilities shown on the Consolidated Balance Sheets at Dec. 31:


                                                                Remaining
(Thousands of dollars)                                    Amortization Period           1997           1996
-----------------------------------------------------------------------------------------------------------
AFC recorded in plant on a net-of-tax basis *                     Plant Lives       $128 364       $137 412
Conservation and energy management programs *               Primarily 3 Years         86 508         95 716
Losses on reacquired debt                                Term of Related Debt         59 353         63 481
Environmental costs                                        Primarily 10 Years         45 849         42 322
State commission accounting adjustments *                         Plant Lives          7 286          7 296
Unrecovered purchased gas costs                                     1-2 Years          8 020          3 885
Other                                                                 Various          4 742          4 016
-----------------------------------------------------------------------------------------------------------
  Total regulatory assets                                                           $340 122       $354 128
===========================================================================================================
Deferred income tax adjustments                                                       88 035        $92 390
Investment tax credit deferrals                                                       91 146         97 636
Unrealized gains from decommissioning investments                                     85 482         43 008
Pension costs-regulatory differences                                                  27 107         45 080
Fuel costs, refunds and other                                                         13 995         24 533
-----------------------------------------------------------------------------------------------------------
  Total regulatory liabilities                                                      $305 765       $302 647
===========================================================================================================


* Earns a return on investment in the ratemaking process

10. Investments Accounted for by the Equity Method

Through its nonregulated subsidiaries, NSP has investments in various international and domestic energy projects and domestic affordable housing and real estate projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents NSP from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in the pretax income or losses of domestic partnerships and in the net income or losses of international projects is reflected as Equity in Earnings of Unconsolidated Affiliates. A summary of NSP's significant equity-method investments is as follows:


         Name                                     Geographic Area  Economic Interest
------------------------------------------------------------------------------------
Loy Yang Power *                                     Australia        25.37%
Pacific Generation Company *                         USA/Canada       8.50%-28.70%
Gladstone Power Station                              Australia        37.50%
COBEE                                                South America    48.30%
MIBRAG mbH                                           Europe           33.33%
NRG Generating (U.S.) Inc.                           USA              45.21%
Schkopau Power Station                               Europe           20.55%
Energy Development, Limited *                        Australia        19.97%
Scudder Latin American Trust
  for Independent Power Energy Projects              Latin America    25%
Various independent power production facilities *    USA              45%-50%
Various affordable housing limited partnerships *    USA              20%-99%


  *Acquired in 1997

SUMMARIZED FINANCIAL INFORMATION OF UNCONSOLIDATED AFFILIATES Summarized financial information for these projects, including interests owned by NSP and other parties, was as follows for the years ended and as of Dec. 31:

RESULTS OF OPERATIONS
(Millions of dollars)
                                        1997           1996          1995
                                        ----           ----          ----

Operating Revenues                     $1 698           $958         $790
Operating Income                       $   93           $105         $154
Net Income                             $   84            $89         $160

NSP's Equity in Earnings of
 Unconsolidated Affiliates                $19            $31          $59

FINANCIAL POSITION
(Millions of dollars)
                                         1997           1996
                                         ----           ----
Current Assets                         $  742         $  681
Other Assets                            7 853          3 525
                                        -----         ------
Total Assets                           $8 595         $4 206
                                       ======         ======

Current Liabilities                    $  514         $  397
Other Liabilities                       6 109          2 798
Equity                                  1 972          1 011
                                        -----         ------
Total Liabilities and Equity           $8 595         $4 206
                                       ======         ======

NSP's Equity Investment in
 Unconsolidated Affiliates             $  741           $410


11. Financial Instruments

FAIR VALUES The estimated Dec. 31 fair values of NSP's recorded financial instruments are as follows:


                                                                     1997                          1996
------------------------------------------------------------------------------------------------------------------
                                                          CARRYING          FAIR            Carrying      Fair
(Thousands of dollars)                                    AMOUNT            VALUE           Amount        Value
------------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and short-term investments          $54 765           $54 765        $51 118        $51 118
Long-term decommissioning investments                     $344 491          $344 491       $260 756       $260 756
Long-term debt, including current portion               $2 043 295        $2 079 123     $1 853 786     $1 838 408
------------------------------------------------------------------------------------------------------------------

For cash, cash equivalents and short-term investments, the carrying amount approximates fair value because of the short maturity of those instruments. The fair values of the Company's long-term investments, mainly debt securities in an external nuclear decommissioning fund, are estimated based on quoted market prices for those or similar investments. The fair value of NSP's long-term debt is estimated based on the quoted market prices for the same or similar issues, or the current rates for debt of the same remaining maturities and credit quality.

DERIVATIVES NRG has entered into forward foreign currency exchange contracts with counterparties to hedge certain exposures to currency fluctuations. Pursuant to these contracts, transactions have been executed that are designed to protect the economic value in U.S. dollars of selected known and anticipated NRG cash flows denominated in Australian dollars and German deutsche marks. As of Dec. 31, 1997, NRG had in place contracts with a notional value of $10 million to hedge foreign currency denominated known future cash flows. In addition, NRG has in place forward foreign currency exchange contracts with a net notional value of $8.6 million to hedge projected construction expenditures, which do not qualify for hedge accounting and consequently result in currency fluctuations that can affect earnings. The effect on 1997 earnings from these contracts was immaterial. The forward foreign currency exchange contracts terminate in 1998. If all of the contracts had been terminated at Dec. 31, 1997, $1.0 million would have been payable by NRG for currency exchange rate changes to date. Management believes NRG's exposure to credit risk due to nonperformance by the counterparties to its forward exchange contracts is not significant, based on the investment grade rating of the counterparties.

NRG also has two agreements in place, with a notional amount of $80 million, to fix the interest rate at a rate based on U.S. Treasury obligations for known future borrowings related to project investment commitments. If the agreements had been terminated at Dec. 31, 1997, $4.2 million would have been payable by NRG based on the underlying U.S. Treasury interest rate on that date.

EMI has entered into natural gas futures contracts in the notional amount of $23 million at Dec. 31, 1997. The original contract terms range from one month to two years. The contracts are intended to mitigate risk from fluctuations in the price of natural gas that will be required to satisfy sales commitments for future deliveries to customers in excess of EMI's natural gas reserves. EMI's futures contracts hedge $24 million in anticipated natural gas sales in 1998-1999. Margin balances of $3 million at Dec. 31, 1997, were maintained on deposit with brokers and recorded as cash and cash equivalents on NSP's balance sheet. The counterparties to the futures contracts are the New York Mercantile Exchange, investment banks and major gas pipeline operators. Management believes that the risk of nonperformance by these counterparties is not significant. If the contracts had been terminated at Dec. 31, 1997, $0.7 million would have been payable by EMI for natural gas price fluctuations to date.

NSP has two interest rate swap agreements with notional amounts totaling $220 million. These swaps were entered into in conjunction with first mortgage bonds. As summarized below, these agreements effectively convert the interest costs of these debt issues from fixed to variable rates based on the six-month London Interbank Offered Rate (LIBOR), with the rates changing semiannually.

                                                   Term of        Net Effective
                          Notional Amount           Swap       Interest Cost at
     Series               (millions of dollars)   Agreement     at Dec. 31, 1997
--------------------------------------------------------------------------------
5 1/2% Series due Feb. 1, 1999      $200             Maturity          5.49%
7 1/4% Series due March 1, 2023     $ 20        March 1, 1998          7.96%

Market risks associated with these agreements result from short-term interest rate fluctuations. Credit risk related to nonperformance of the counterparties is not deemed significant, but would result in NSP terminating the swap transaction and recognizing a gain or loss, depending on the fair market value of the swap. The interest rate swaps serve to hedge the market risk associated with fixed rate debt in a declining interest rate environment. This hedge is produced by the tendency for changes in the fair market value of the swap to be offset by changes in the present value of the liability attributable to the fixed rate debt issued in conjunction with the interest rate swaps. If the interest rate swaps had been discontinued on Dec. 31, 1997, $0.6 million would have been payable by the Company, while the present value of the related fixed rate debt was $0.6 million below carrying value.

LETTERS OF CREDIT NSP uses letters of credit to provide financial guarantees for certain operating obligations, including NSP workers' compensation benefits and ash disposal site costs, and EMI natural gas purchases, generally with terms of one year which are automatically renewed, unless prior written notice of cancellation is provided to NSP and the beneficiary by the issuing bank. In addition, NRG uses letters of credit for nonregulated equity commitments, as collateral for credit agreements, for fuel purchase and operating commitments and bids on development projects. At Dec. 31, 1997, letters of credit of $101 million were outstanding, of which $48 million related to NRG commitments. The contract amounts of these letters of credit approximate their fair value and are subject to fees competitively determined in the marketplace.

12. Joint Plant Ownership

The Company is a part owner of an 855-megawatt coal-fired electric generating unit, Sherburne County generating station unit No. 3 (Sherco 3), which began commercial operation Nov. 1, 1987. Undivided interests in Sherco 3 have been financed and are owned by the Company (59 percent) and Southern Minnesota Municipal Power Agency (41 percent). The Company is the operating agent under the joint ownership agreement. The Company's share of related expenses for Sherco 3 since commercial operations began are included in Utility Operating Expenses. The Company's share of the gross cost recorded in Utility Plant at Dec. 31, 1997 and 1996, was $603.9 million and $588.0 million, respectively. The corresponding accumulated provisions for depreciation were $196.2 million and $168.6 million.

13. Nuclear Obligations

FUEL DISPOSAL NSP is responsible for the temporary storage of used nuclear fuel from the Company's nuclear generating plants. Under a contract with the Company, the DOE is obligated to assume the responsibility for permanent storage or disposal of NSP's used nuclear fuel. The Company has been funding its portion of the DOE's permanent disposal program since 1981. Funding took place through an internal sinking fund until 1983, when the DOE began assessing fuel disposal fees under the Nuclear Waste Policy Act of 1982 based on a charge of 0.1 cent per kilowatt-hour sold to customers from nuclear generation. Fuel expense includes DOE fuel disposal assessments of $10.1 million, $11.3 million and $12.3 million in 1997, 1996 and 1995, respectively. The cumulative amount of such assessments paid by NSP to the DOE through Dec. 31, 1997, was approximately $250 million. Currently, it is not determinable if the amount and method of the DOE's assessments to all utilities will be sufficient to fully fund the DOE's permanent storage or disposal facility.

The Nuclear Waste Policy Act stipulated that the DOE execute contracts with utilities that require DOE to begin accepting spent nuclear fuel no later than Jan. 31, 1998. Accordingly, NSP has been providing, with regulatory and legislative approval, its own temporary on-site storage facilities at its Monticello and Prairie Island nuclear plants. In December 1996, the DOE notified commercial spent fuel owners of an anticipated delay in accepting used nuclear fuel by the required date of Jan. 31, 1998, and conceded that a permanent storage or disposal facility will not be available until at least 2010.

The Company and other affected parties have commenced lawsuits against the DOE to require the DOE to meet its statutory and contractual obligations, which can include damages for nonperformance. NSP and other utilities are currently analyzing claims against the DOE for the costs incurred as a result of the DOE's failure to meet its statutory and contractual obligations. With the dry cask storage facilities approved in 1994 for the Prairie Island nuclear generating plant, the Company believes it has adequate storage capacity to continue operation of its Prairie Island nuclear plant until at least 2007. The Monticello nuclear plant has storage capacity to continue operations until 2010. Storage availability to permit operation beyond these dates is not assured at this time. In the meantime, NSP is investigating all of its alternatives for used fuel storage until a DOE facility is available, including pursuing the establishment of a private facility for interim storage of used nuclear fuel as part of a consortium of electric utilities. If on-site temporary storage at NSP's nuclear plants reaches approved capacity, the Company could seek interim storage at this or another contracted private facility, if available.

Nuclear fuel expenses in 1997, 1996 and 1995 include about $4 million, $4 million and $5 million, respectively, for payments to the DOE for the decommissioning and decontamination of the DOE's uranium enrichment facilities. The DOE's initial assessment of $46 million to the Company was recorded in 1993. This assessment will be payable in annual installments from 1993-2008 and each installment is being amortized to expense on a monthly basis in the 12 months following each payment. The most recent installment paid in 1997 was $3.9 million; future installments are subject to inflation adjustments under DOE rules. The Company is obtaining rate recovery of these DOE assessments through the cost-of-energy adjustment clause as the assessments are amortized. Accordingly, the unamortized assessment of $38 million at Dec. 31, 1997, has been deferred as a regulatory asset and is reported under the caption Environmental Costs in Note 9.

PLANT DECOMMISSIONING Decommissioning of all Company nuclear facilities is planned for the years 2010-2022, using the prompt dismantlement method. The Company currently is following industry practice by ratably accruing the costs for decommissioning over the approved cost recovery period and including the accruals in Utility Plant---Accumulated Depreciation, as discussed in Note 1. Consequently, the total decommissioning cost obligation and corresponding asset currently are not recorded in NSP's financial statements. The FASB has proposed new accounting standards, which, if approved, would require the full accrual of nuclear plant decommissioning and certain other site exit obligations no sooner than 1999. Using Dec. 31, 1997, estimates, NSP's adoption of the proposed accounting would result in the recording of the total discounted decommissioning obligation of $698 million as a liability, with the corresponding costs capitalized as plant and other assets and depreciated over the operating life of the plant. The obligation calculation methodology proposed by the FASB is slightly different from the ratemaking methodology that derives the decommissioning accruals currently being recovered in rates, as discussed later. The Company has not yet determined the potential impact of the FASB's proposed changes in the accounting for site exit obligations other than nuclear decommissioning (such as costs of removal). However, the ultimate decommissioning and site exit costs to be accrued are the same under both methods and, accordingly, the effects of regulation are expected to minimize or eliminate any impact on operating expenses and results of operations from this future accounting change.

Consistent with cost recovery in utility customer rates, the Company records annual decommissioning accruals based on periodic site-specific cost studies and a presumed level of dedicated funding. Cost studies quantify decommissioning costs in current dollars. Since the costs are expected to be paid in 2010-2022, funding presumes that current costs will escalate in the future at a rate of 4.5 percent per year. The total estimated decommissioning costs that will ultimately be paid, net of income earned by external trust funds, is currently being accrued using an annuity approach over the approved plant recovery period. This annuity approach uses an assumed rate of return on funding, which is currently 6 percent (net of tax) for external funding and approximately 8 percent (net of tax) for internal funding.

The total obligation for decommissioning currently is expected to be funded approximately 82 percent by external funds and 18 percent by internal funds, as approved by the MPUC. Rate recovery of internal funding began in 1971 through depreciation rates for removal expense, and was changed to a sinking fund recovery in 1981. Contributions to the external fund started in 1990 and are expected to continue until plant decommissioning begins. Costs not funded by external trust assets, including accumulated earnings, will be funded through internally generated funds and issuance of Company debt or stock. The assets held in trusts as of Dec. 31, 1997, primarily consisted of investments in fixed income securities, such as tax-exempt municipal bonds and U.S. government securities, which mature in two to 26 years, and common stock of public companies. The Company plans to reinvest matured securities until decommissioning commences.

At Dec. 31, 1997, the Company has recorded and recovered in rates cumulative decommissioning accruals of $465 million. The following table summarizes the funded status of the Company's decommissioning obligation at Dec. 31, 1997:


(Thousands of dollars)                                                                            1997
---------------------------------------------------------------------------------------------------------
Estimated decommissioning cost obligation from most recent approved study (1993 dollars)         $750 824
Effect of escalating costs to 1997 dollars (at 4.5% per year)                                     144 548
---------------------------------------------------------------------------------------------------------
Estimated decommissioning cost obligation in current dollars                                      895 372
Effect of escalating costs to payment date (at 4.5% per year)                                     949 413
---------------------------------------------------------------------------------------------------------
Estimated future decommissioning costs (undiscounted)                                           1 844 785
Effect of discounting obligation (using risk-free interest rate)                               (1 147 177)
---------------------------------------------------------------------------------------------------------
Discounted decommissioning cost obligation                                                        697 608
External trust fund assets at fair value                                                          344 491
---------------------------------------------------------------------------------------------------------
Discounted decommissioning obligation in excess of assets currently held in external trust       $353 117
=========================================================================================================

Decommissioning expenses recognized include the following components:


(Thousands of dollars)                                                     1997       1996      1995
----------------------------------------------------------------------------------------------------
Annual decommissioning cost accrual reported as depreciation expense:
  Externally funded                                                     $33 178    $33 178   $33 178
  Internally funded (including interest costs)                            1 368      1 268     1 174
Interest cost on externally funded decommissioning obligation             7 690      5 246     5 966
Earnings from external trust funds                                       (7 690)    (6 294)   (5 620)
-----------------------------------------------------------------------------------------------------
Net decommissioning accruals recorded                                   $34 546    $33 398   $34 698
====================================================================================================

Decommissioning and interest accruals are included with the accumulated provision for depreciation on the balance sheet. Interest costs and trust earnings associated with externally funded obligations are reported in Other Utility Income and Deductions on the income statement.

The MPUC last approved a nuclear decommissioning study and related nuclear plant depreciation capital recovery request in April 1997, using cost data from the 1993 study. Although management expects to operate the Prairie Island units through the end of each unit's licensed life, the approved capital recovery would allow for the plant to be fully depreciated, including the accrual and recovery of decommissioning costs, in 2008, about six years earlier than the end of each unit's licensed life. The approved recovery period for Prairie Island has been reduced because of the uncertainty regarding used fuel storage, as discussed previously. The Company believes future decommissioning cost accruals will continue to be recovered in customer rates.

14. Commitments and Contingent Liabilities

CAPITAL COMMITMENTS NSP estimates utility capital expenditures, including acquisitions of nuclear fuel, will be $441 million in 1998 and $2.1 billion for 1998-2002. There also are contractual commitments for the disposal of used nuclear fuel. (See Note 13.)

As of Dec. 31, 1997, NRG is contractually committed to additional equity investments of approximately $35 million in 1998 and approximately $172 million for 1998-2002 for various international power generation projects. In addition, in 1996, NRG executed an agreement whereby NRG is obligated to provide to NRG Generating (U.S.) Inc. (NRGG), an unconsolidated affiliate of NRG, power generation investment opportunities in the United States over a three-year period. These projects must have in aggregate, over the three-year term, an equity value of at least $60 million or a minimum of 150 net megawatts. In addition, NRG has committed to finance NRGG's investment in the projects to the extent funds are not available to NRGG on comparable terms from other sources. As required by the agreement, NRG provided several investment opportunities to NRGG in 1997, and, as a result, NRGG purchased the Millennium project from NRG. NRGG financed the Millennium purchase from sources other than NRG.

LEGISLATIVE RESOURCE COMMITMENTS In 1994, the Minnesota Legislature established several energy resource and other commitments for NSP to obtain the Prairie Island temporary nuclear fuel storage facility approval. The commitments, which can be met by building, purchasing or, in the case of biomass, converting generation resources, are:

Power Type               Megawatts Required                Contract Deadline
----------------------------------------------------------------------------
 Wind                    100     (Additional)                  12/31/96
 Wind                    100     (Additional)                  12/31/98
 Wind                    200     (Additional)                  12/31/02
       Total Wind        400

 Biomass                  50     (Additional)                  12/31/98
 Biomass                  75     (Additional)                  12/31/98
                          --
       Total Biomass     125

The Company is complying with the requirements of these resource commitments as follows:

Power Type      Developer                         Megawatts    Operation Date
--------------------------------------------------------------------------------
Wind        Lake Benton Power Partners LLC (1)      107.25       June 1998   (2)
Wind        Northern Alternative Energy, Inc.        22.65       Oct. 1998   (2)
Wind        Lake Benton Power Partners II LLC       100.50        Mid-1999   (3)
Wind        Woodstock Wind Farm, LLC                 10.20       Oct. 1998   (2)
                                                   -------
   Total Wind                                       240.60


Biomass     Minnesota Valley Alfalfa Producers (4)   75.00     Dec. 2001     (5)
Biomass     District Energy St. Paul Inc.            25.00     Summer 2002   (6)
Biomass     Lindroc Energy                           25.00     Summer 2002   (6)
                                                   -------
   Total Biomass                                    125.00

(1)               Formerly Zond Minnesota Development Corporation II
(2)               Approved by MPUC
(3)               Selected after a competitive negotiation process
(4)               Formerly Minnesota Agri-Power Project
(5)               Agreement signed
(6)               Selected after a competitive bid process

In 1994, the Company received Minnesota legislative approval for additional on-site temporary storage facilities at NSP's Prairie Island plant, provided the Company satisfies certain requirements. Seventeen dry cask containers, each of which can store approximately one-half year's used fuel, were approved to become available. The first four casks were available in 1994. In late 1996, the MEQB certified that NSP has met the requirements necessary to use the sixth through ninth casks at the Prairie Island nuclear generating facility. The final eight casks become available in 1999 unless the above resource commitments are not met and the Minnesota Legislature revokes its approval. As of Dec. 31, 1997, the Company had loaded seven casks.

Other commitments established by the Legislature include a discount for low-income electric customers, required conservation improvement expenditures and various study and reporting requirements to a legislative electric energy task force. In 1995, the MPUC approved the Company's low-income discount programs in accordance with the statute. The Company has implemented programs to begin meeting the other legislative commitments. The Company's capital commitments, disclosed below, include the known effects of the 1994 Prairie Island legislation. The impact of the legislation on power purchase commitments and other operating expenses is not yet determinable.

GUARANTEES In 1997 and 1996, the Company sold a portion of its other receivables, consisting of energy loans made to customers, to a third party. The portion of the receivables sold consisted of customer loans to local government entities for energy efficiency improvements under various conservation programs offered by the Company. Under the sale agreements, the Company is required to guarantee repayment to the third party of the remaining loan balances. At Dec. 31, 1997, the outstanding balance of the loans was approximately $28 million. Based on prior collection experience of these loans, the Company believes that losses under the loan guarantees, if any, would have an immaterial impact on the results of operations.

LEASES Rentals under operating leases were approximately $32 million, $29 million and $27 million for 1997, 1996 and 1995, respectively. Future commitments under these leases generally decline from current levels.

FUEL CONTRACTS NSP has contracts providing for the purchase and delivery of a significant portion of its current coal, nuclear fuel and natural gas requirements. These contracts, which expire in various years between 1998 and 2013, require minimum purchases and deliveries of fuel, and additional payments for the right to purchase coal in the future. In total, NSP is committed to the minimum purchase of approximately $341 million of coal, $29 million of nuclear fuel and $291 million of natural gas and related transportation, or to make payments in lieu thereof, under these contracts. In addition, NSP is required to pay additional amounts depending on actual quantities shipped under these agreements. As a result of FERC Order 636, NSP has developed a mix of gas supply, transportation and storage contracts designed to meet its needs for retail gas sales. The contracts are with several suppliers and for various periods of time. Because NSP has other sources of fuel available and suppliers are expected to continue to provide reliable fuel supplies, risk of loss from nonperformance under these contracts is not considered significant. In addition, NSP's risk of loss, in the form of increased costs, from market price changes in fuel is mitigated through the cost-of-energy adjustment provision of the ratemaking process, which provides for recovery of nearly all fuel costs.

POWER AGREEMENTS The Company has executed several agreements with the Manitoba Hydro-Electric Board (MH) for hydroelectricity. A summary of the agreements is as follows:

                                                      Years        Megawatts
Participation Power Purchase                       1998-2005          500
Seasonal Diversity Exchanges:
   Summer exchanges from MH                        1998-2014          150
                                                   1998-2016          200
   Winter exchanges to MH                          1998-2014          150
                                                   1998-2015          200
                                                   2015-2017          400
                                                   2018               200

The cost of the 500-megawatt participation power purchase commitment is based on 80 percent of the costs of owning and operating the Company's Sherco 3 generating plant, adjusted to 1993 dollars. The future annual capacity costs for the 500-megawatt MH agreement is estimated to be approximately $55 million. There are no capacity payments for the diversity exchanges. These commitments to MH represent about 17 percent of MH's system capability in 1998 and account for approximately 10 percent of NSP's 1998 electric system capability. The risk of loss from nonperformance by MH is not considered significant, and the risk of loss from market price changes is mitigated through cost-of-energy rate adjustments.

The Company has an agreement with Minnkota Power Cooperative for the purchase of summer season capacity and energy. From 1998 through 2001, the Company will buy 150 megawatts of summer season capacity for $12 million annually. From 2002 through 2015, the Company will purchase 100 megawatts of capacity for $10 million annually. Under the agreement, energy will be priced at the cost of fuel consumed per megawatt-hour at the Coyote Generating Station in North Dakota. The Company also has a seasonal (summer) purchase power agreement with Minnesota Power for the purchase of 173 megawatts, including reserves, from 1998-2000.
The annual cost of this capacity will be approximately $2 million.

The Company has agreements with several nonregulated power producers to purchase electric capacity and associated energy. The 1998 cost of these commitments for nonregulated capacity is approximately $46 million for 360 megawatts of summer capacity. This commitment is expected to remain at this level until 2012, at which time it will decrease to approximately $39 million annually and then gradually decrease to approximately $26 million in the year 2027 due to the expiration of existing agreements.

NUCLEAR INSURANCE The Company's public liability for claims resulting from any nuclear incident is limited to $8.9 billion under the 1988 Price-Anderson amendment to the Atomic Energy Act of 1954. The Company has secured $200 million of coverage for its public liability exposure with a pool of insurance companies. The remaining $8.7 billion of exposure is funded by the Secondary Financial Protection Program, available from assessments by the federal government in case of a nuclear accident. The Company is subject to assessments of up to $79 million for each of its three licensed reactors to be applied for public liability arising from a nuclear incident at any licensed nuclear facility in the United States. The maximum funding requirement is $10 million per reactor during any one year.

The Company purchases insurance for property damage and site decontamination cleanup costs with coverage limits of $1.5 billion for each of the Company's two nuclear plant sites. The coverage consists of $500 million from Nuclear Mutual Limited (NML) and $1.0 billion from Nuclear Electric Insurance Limited (NEIL).

NEIL also provides business interruption insurance coverage, including the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units. Premiums billed to NSP from NML and NEIL are expensed over the policy term. All companies insured with NML and NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML and NEIL to the extent that the Company would have no exposure for retrospective premium assessments in case of a single incident under the business interruption and the property damage insurance coverages. However, in each calendar year, the Company could be subject to maximum assessments of approximately $4.6 million for business interruption insurance (five times the amount of its annual premium) and $19.0 million for property damage insurance (generally five times the amount of its annual premium) if losses exceed accumulated reserve funds.

ENVIRONMENTAL CONTINGENCIES Other long-term liabilities include an accrual of $34 million, and other current liabilities include an accrual of $6 million at Dec. 31, 1997, for estimated costs associated with environmental remediation. Approximately $31 million of the long-term liability and $4 million of the current liability relate to a DOE assessment for decommissioning a federal uranium enrichment facility, as discussed in Note 13. Other estimates have been recorded for expected environmental costs associated with manufactured gas plant sites formerly used by the Company, and other waste disposal sites, as discussed below.

These environmental liabilities do not include accruals recorded, and collected from customers in rates, for future nuclear fuel disposal costs or decommissioning costs related to the Company's nuclear generating plants. (See
Note 13 for further discussion.)

The Environmental Protection Agency (EPA) or state environmental agencies have designated the Company as a "potentially responsible party" (PRP) for 15 waste disposal sites to which the Company allegedly sent hazardous materials. Ten of these 15 sites have been remediated and, consistent with settlements reached with the EPA and other PRPs, the Company has paid $1.7 million for its share of the remediation costs. While these remediated sites will continue to be monitored, the Company expects that future remediation costs, if any, will be immaterial. Under applicable law, the Company, along with each PRP, could be held jointly and severally liable for the total remediation costs of PRP sites. Of the five unremediated sites, the total remediation costs are currently estimated to be approximately $11 million. If additional remediation is necessary or unexpected costs are incurred, the amount could be higher. The Company is not aware of the other parties' inability to pay, nor does it know if responsibility for any of the sites is in dispute. For these five sites, neither the amount of remediation costs nor the final method of their allocation among all designated PRPs has been determined. However, the Company has recorded an estimate of approximately $750,000 for its share of future costs for these five sites, including $700,000 that is expected to be paid in 1998. While it is not feasible to determine the ultimate impact of PRP site remediation at this time, the amounts accrued represent the best current estimate of the Company's future liability. It is the Company's practice to vigorously pursue and, if necessary, litigate with insurers to recover incurred remediation costs whenever possible. Through litigation, the Company has recovered a portion of the remediation costs paid to date. Management believes remediation costs incurred, but not recovered, from insurance carriers or other parties should be allowed recovery in future ratemaking. Until the Company is identified as a PRP, it is not possible to predict the timing or amount of any costs associated with sites, other than those discussed above.

The Wisconsin Company potentially may be involved in the cleanup and remediation at four sites. Three sites are solid and hazardous waste landfill sites in Eau Claire, Rice Lake and Amery, Wis. The Wisconsin Company contends that it did not dispose of hazardous wastes in these landfills during the time period in question. Because neither the amount of cleanup costs nor the final method of their allocation among all designated PRPs has been determined, it is not feasible to predict the outcome of these matters at this time. The Wisconsin Department of Natural Resources (WDNR) named the Wisconsin Company as one of three Responsible Parties for creosote and coal tar contamination at a fourth site in Ashland, Wis. WDNR's consultant is preparing a remedial option study for the entire Ashland site, which includes the Wisconsin Company's portion and two other adjacent portions. Until this study is completed and more information is known concerning the extent of the final remediation required by the WDNR, the remediation method selected, the related costs, the various parties involved, and the extent of the Wisconsin Company's responsibility, if any, for sharing the costs, the ultimate cost to the Wisconsin Company and timing of any payments related to the Ashland site are not determinable. At Dec. 31, 1997, the Company had recorded an estimated liability of $880,000 for future remediation costs associated with the Wisconsin Company-owned portion of the Ashland site. Through Dec. 31, 1997, the Wisconsin Company has incurred approximately $646,000 in actual expenditures to date. Based on a recent Public Service Commission of Wisconsin decision to allow recovery of incremental costs incurred for this site beginning in 1997, the Wisconsin Company has recorded a regulatory asset for the accrued and actual expenditures related to the Ashland site. The ultimate cleanup and remediation costs at the Eau Claire, Amery, Rice Lake and Ashland sites and the extent of the Wisconsin Company's responsibility, if any, for sharing such costs are not known at this time, but may be significant.

The Company also is continuing to investigate various properties, which it presently or previously owned. The properties were formerly sites of gas manufacturing, gas storage plants or gas pipelines. The purpose of this investigation is to determine if waste materials are present, if they are an environmental or health risk, if the Company has any responsibility for remedial action and if recovery under the Company's insurance policies can contribute to any remediation costs. The Company has already remediated one site, which continues to be monitored. The Company has paid $2.5 million to remediate this site and expects to incur in the future only immaterial monitoring costs related to this remediated site. Another 14 gas sites remain under investigation, and the Company is actively taking remedial action at four of the sites. In addition, the Company has been notified that two other sites eventually will require remediation, and a study was initiated in 1996 to determine the cost and method of cleanup at these two sites, which began in 1997. As of Dec. 31, 1997, the Company has paid $8.1 million for the six active sites and has recorded an estimated liability of approximately $3.0 million for future costs, with payment expected over the next 10 years. This estimate is based on prior experience and includes investigation, remediation and litigation costs. As for the eight inactive sites, no liability has been recorded for remediation or investigation because the present land use at each of these sites does not warrant a response action. While it is not feasible to determine at this time the ultimate costs of gas site remediation, the amounts accrued represent the best current estimate of the Company's future liability for any required cleanup or remedial actions at these former gas operating sites. Environmental remediation costs may be recovered from insurance carriers, third parties, or in future rates. The MPUC allowed the Company to defer certain remediation costs of four active sites in 1994 and the Company requested, in its December 1997 gas rate case, recovery of these accumulated costs. In January 1998, the MPUC allowed the recovery of these gas site remediation costs in the interim gas rates that went into effect in February 1998. Accordingly, the Company has recorded an environmental regulatory asset for these costs (see Note 9). The Company may request recovery of costs to remedy the other two active sites following the completion of preliminary investigations.

The Clean Air Act, including the Amendments of 1990 (the Clean Air Act), calls for reductions in emissions of sulfur dioxide and nitrogen oxides from electric generating plants. These reductions, which will be phased in, began in 1995. The majority of the rules implementing this complex legislation have been finalized. NSP has invested significantly over the years to reduce sulfur dioxide emissions at its plants. No additional capital expenditures are anticipated to comply with the sulfur dioxide emission limits of the Clean Air Act. NSP is still evaluating how best to implement the nitrogen oxides standards. The Company's capital expenditures include some costs for ensuring compliance with the Clean Air Act's other emission requirements; other expenditures may be necessary upon EPA's finalization of remaining rules. Because NSP is still in the process of implementing some provisions of the Clean Air Act, its total financial impact is unknown at this time. Capital expenditures for opacity compliance are considered in the capital expenditure commitments disclosed previously. The depreciation of these capital costs will be subject to regulatory recovery in future rate proceedings.

Several of NSP's facilities have asbestos-containing material, which represents a potential health hazard to people who come in contact with it. Governmental regulations specify the timing and nature of disposal of asbestos-containing materials. Under such requirements, asbestos not readily accessible to the environment need not be removed until the facilities containing the material are demolished. Although the ultimate cost and timing of asbestos removal is not yet known, it is estimated that removal under current regulations would cost $45 million in 1997 dollars. Depending on the timing of asbestos removal, such costs would be recorded as incurred as operating expenses for maintenance projects, capital expenditures for construction projects, or removal costs for demolition projects.

Environmental liabilities are subject to considerable uncertainties that affect NSP's ability to estimate its share of the ultimate costs of remediation and pollution control efforts. Such uncertainties involve the nature and extent of site contamination, the extent of required cleanup efforts, varying costs of alternative cleanup methods and pollution control technologies, changes in environmental remediation and pollution control requirements, the potential effect of technological improvements, the number and financial strength of other potentially responsible parties at multi-party sites and the identification of new environmental cleanup sites. NSP has recorded and/or disclosed its best estimate of expected future environmental costs and obligations, as discussed previously.

LEGAL CLAIMS In the normal course of business, NSP is a party to routine claims and litigation arising from prior and current operations. NSP is actively defending these matters and has recorded an estimate of the probable cost of settlement or other disposition.

15. Segment Information


                                                                  Year Ended December 31
                                                        ---------------------------------------
(Thousands of dollars)                                     1997              1996          1995
-----------------------------------------------------------------------------------------------
Utility operating income before income taxes
  Electric                                                $456 489       $469 321      $444 687
  Gas                                                       50 122         58 133        48 340
-----------------------------------------------------------------------------------------------
   Total utility operating income before income taxes     $506 611       $527 454      $493 027
===============================================================================================

Utility depreciation and amortization
  Electric                                                $299 226       $279 828      $266 231
  Gas                                                       26 654         26 604        23 953
-----------------------------------------------------------------------------------------------
   Total utility depreciation and amortization            $325 880       $306 432      $290 184
===============================================================================================

Utility capital expenditures
  Electric                                                $305 292       $323 532      $317 750
  Gas                                                       71 386         42 225        37 215
  Common                                                    19 927         20 898        31 057
-----------------------------------------------------------------------------------------------
   Total utility capital expenditures                     $396 605       $386 655      $386 022
===============================================================================================

Identifiable utility assets
  Electric                                              $4 845 306     $4 735 330    $4 751 650
  Gas                                                      675 030        649 218       600 738
-----------------------------------------------------------------------------------------------
   Total identifiable utility assets                    $5 520 336     $5 384 548    $5 352 388
Other corporate assets *                                 1 623 730      1 252 352       876 197
-----------------------------------------------------------------------------------------------
   Total assets                                         $7 144 066     $6 636 900    $6 228 585
===============================================================================================

* Includes equity investments for nonregulated energy projects outside of the United States of $517 million in 1997, $295 million in 1996 and $185 million in 1995.

Note:  The gas utility segment includes Viking.

16. Summarized Quarterly Financial Data (Unaudited)


                                                                            Quarter Ended
------------------------------------------------------------------------------------------------------------------
(Thousands of dollars)                       March 31, 1997      June 30, 1997*  Sept. 30,1997       Dec. 31, 1997*
------------------------------------------------------------------------------------------------------------------
Utility operating revenues                         $742 496           $594 323        $697 443             699 484
Utility operating income                             88 456             65 586         118 540              89 174
Net income                                           65 773             18 253          87 912              65 382
Earnings available for common stock                  61 816             15 882          85 541              63 010
Earnings per average common share:
Basic                                                 $0.90              $0.23           $1.23               $0.85
Assuming dilution                                     $0.90              $0.23           $1.23               $0.85
Dividends declared per common share                  $0.690             $0.705          $0.705              $0.705
Stock prices---high                                 $49 1/8                $52       $52 15/16             $58 7/8
            ---low                                  $45 1/2            $44 1/2             $48            $48 7/16

                                                                            Quarter Ended
------------------------------------------------------------------------------------------------------------------
(Thousands of dollars)                       March 31, 1996      June 30, 1996  Sept. 30, 1996       Dec. 31, 1996
------------------------------------------------------------------------------------------------------------------
Utility operating revenues                         $718 709           $592 258        $633 258            $709 981
Utility operating income                             89 277             70 801         105 456             100 510
Net income                                           67 210             43 382          84 239              79 708
Earnings available for common stock                  64 149             40 321          81 178              76 646
Earnings per average common share:
  Basic                                               $0.94              $0.59           $1.18               $1.12
  Assuming dilution                                   $0.94              $0.59           $1.18               $1.11
Dividends declared per common share                  $0.675             $0.690          $0.690              $0.690
Stock prices---high                                 $53 3/8            $49 5/8         $49 3/4             $49 1/8
            ---low                                  $47 5/8            $45 1/2         $44 1/2             $45 1/2


* 1997 results include two nonrecurring items: a $29 million pretax charge, which reduced second quarter earnings by 25 cents per share, for the write-off of merger costs; and a $9 million pretax charge, which reduced fourth quarter earnings by 8 cents per share, for the write-down of an NRG cogeneration project.

REPORTS OF MANAGEMENT AND INDEPENDENT ACCOUNTANTS

REPORT OF MANAGEMENT

Management is responsible for the preparation and integrity of NSP's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some amounts that are based on management's estimates and judgment.

To fulfill its responsibility, management maintains a strong internal control structure, supported by formal policies and procedures that are communicated throughout NSP. Management also maintains a staff of internal auditors who evaluate the adequacy of and investigate the adherence to these controls, policies and procedures.

Our independent public accountants have audited the financial statements and have rendered an opinion as to the statements' fairness of presentation, in all material respects, in conformity with generally accepted accounting principles. During the audit, they obtained an understanding of NSP's internal control structure, and performed tests and other procedures to the extent required by generally accepted auditing standards.

The Board of Directors pursues its oversight role with respect to NSP's financial statements through the Audit Committee, which is comprised solely of nonmanagement directors. The Committee meets periodically with the independent public accountants, internal auditors and management to assure that all are properly discharging their responsibilities. The Committee approves the scope of the annual audit and reviews the recommendations the independent public accountants have for improving the internal control structure. The Board of Directors, on the recommendation of the Audit Committee, engages the independent public accountants, subject to shareholder approval.

Both the independent public accountants and the internal auditors have unrestricted access to the Audit Committee.


/s/
James J. Howard
Chairman of the Board, President
and Chief Executive Officer


/s/
Edward J. McIntyre
Vice President and Chief
Financial Officer




NORTHERN STATES POWER COMPANY
MINNEAPOLIS, MINNESOTA
FEB. 2, 1998

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF NORTHERN STATES POWER COMPANY:

In our opinion, the accompanying consolidated balance sheets and statements of capitalization and the related consolidated statements of income, of common stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Northern States Power Company, a Minnesota corporation, and its subsidiaries at Dec. 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/
PRICE WATERHOUSE LLP
MINNEAPOLIS, MINNESOTA
FEB. 2, 1998

[LOGO] NSP                 NORTHERN STATES POWER COMPANY              PROXY FORM
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

Please sign EXACTLY as your name(s) appear(s) on this form. Attorneys, executors, administrators, trustees, or guardians should so indicate when signing. For joint accounts, one joint owner may sign.

Signature______________________________________ Date_____________________, 1998

Signature______________________________________ Date_____________________, 1998

                                                               [GRAPHIC OMITTED]
                                                           Ovals to be filled in





IMPORTANT: THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE REVIEW THE ENCLOSED PROXY STATEMENT, COMPLETE THIS PROXY FORM AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE MEETING, PLEASE REVIEW THE MEETING GUIDELINES, SIGN THE TICKET REQUEST FORM BELOW AND RETURN IT WITH YOUR PROXY FORM.

                    (CONTINUE AND TO BE VOTED ON OTHER SIDE)

================================================================================

[LOGO] NSP               1998 ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply for NSP's Annual Meeting of Shareholders on Wednesday, April 22, 1998 at 10:00 a.m. at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota.

1. To gain entrance to the meeting, you must present an admission ticket or evidence of ownership of NSP stock. To obtain an admission ticket, complete the request form below and return it to NSP by April 10, 1998.

2. You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.

3. The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the Proxy Form in the envelope provided. If you wish to change your vote or have not voted by proxy, a ballot will be distributed to you at the meeting.

4. Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company Representative, and the Company will respond as soon as possible after the meeting.

6. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

================================================================================

[LOGO] NSP                NORTHERN STATES POWER COMPANY
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

                                                    ANNUAL MEETING ADMISSION AND
                                                     PARKING TICKET REQUEST FORM

IMPORTANT: If you plan to attend the Annual Meeting, you must sign this form and return it to NSP by April 10, 1998. Your Tickets will be mailed to you approximately one week prior to the meeting along with parking instructions.

--------------------------------------------------------------------------------
                                                                      THIS IS
                                                                        NOT
                                                                      A PROXY
--------------------------------------------------------------------------------

I (We) will attend NSP's Annual Meeting, and I (we) have read and understand the Meeting Guidelines and security procedures. NOTE: Sign and return ONLY if you plan to attend the meeting.

Signature______________________________________ Date_____________________, 1998

Signature______________________________________ Date_____________________, 1998

--------------------------------------------------------------------------------

[LOGO] NSP                NORTHERN STATES POWER COMPANY               PROXY FORM
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

The undersigned appoints Edward J. McIntyre, John P. Moore, Jr. and Gary R. Johnson, or any of them, each with full power of substitution, to represent and vote the shares of stock held by the undersigned at the Annual Meeting of Shareholders on Wednesday, April 22, 1998 at 10 a.m., and any adjournments thereof, as follows. If you want, you can indicate your vote and your Proxy will be voted as indicated. Be sure to follow the instructions below for marking your Proxy to assure that your vote is counted. If no markings are made, your proxy will be voted "FOR" Proposals 1,2,3,4 and 5 and "AGAINST" Proposal 6.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

     1. Election of three Directors in Class III. (If you wish to withhold authority to vote for any of the Directors, strike out the appropriate name(s)):

          H. Lyman Bretting    David A. Christensen    Margaret R. Preska

                                       |_| FOR     |_| WITHHOLD

     2. Approval to amend the Company's Restated Articles of Incorporation to increase the number of authorized Common Stock shares from 160 million shares to 350 million shares.

                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     3. Approval of Amendments to the Company's Executive Long-Term Incentive Award Stock Plan.

                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     4.   Approval of the Company's Executive Annual Incentive Award Plan.

                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     5.   Approval of appointment of Price Waterhouse as Independent Auditors.

                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

     6. Shareholder resolution on conversion of Prairie Island Nuclear Plant to Natural Gas Plant.

                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     7. In their discretion to transact such other business as may properly come before the meeting.


                          (TO BE SIGNED ON OTHER SIDE)

================================================================================

INSTRUCTIONS FOR MARKING YOUR VOTING DIRECTIVE

Your vote is important! Please follow the instructions below for marking your choices:

          CORRECT MARK                  INCORRECT MARKS
             |_|                       |_|  |_|  |_|  |_|

          *    Use a No. 2 pencil or blue or black ink pen only.
          *    Do not use pens with ink that soaks through the paper.
          *    Make solid marks that fill the oval completely.
          *    Make no stray marks on the directive.
          *    Do not fold, tear or mutilate the directive.

THANK YOU FOR VOTING.

[LOGO] NSP                 NORTHERN STATES POWER COMPANY              PROXY FORM
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401



Please sign EXACTLY as your name(s) appear(s) on this form. Attorneys, executors, administrators, trustees, or guardians should so indicate when signing. For joint accounts, one joint owner may sign.

Signature______________________________________ Date_____________________, 1998

Signature______________________________________ Date_____________________, 1998







IMPORTANT: THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE REVIEW THE ENCLOSED PROXY STATEMENT, COMPLETE THIS PROXY FORM AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE MEETING, PLEASE REVIEW THE MEETING GUIDELINES, SIGN THE TICKET REQUEST FORM BELOW AND RETURN IT WITH YOUR PROXY FORM.

                    (CONTINUE AND TO BE VOTED ON OTHER SIDE)


================================================================================

[LOGO] NSP               1998 ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply for NSP's Annual Meeting of Shareholders on Wednesday, April 22, 1998 at 10:00 a.m. at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota.

1. To gain entrance to the meeting, you must present an admission ticket or evidence of ownership of NSP stock. To obtain an admission ticket, complete the request form below and return it to NSP by April 10, 1998.

2. You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.


3. The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the Proxy Form in the envelope provided. If you wish to change your vote or have not voted by proxy, a ballot will be distributed to you at the meeting.


4. Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company representative, and the Company will respond as soon as possible after the meeting.

6. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

================================================================================

[LOGO] NSP                NORTHERN STATES POWER COMPANY
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

                                                    ANNUAL MEETING ADMISSION AND
                                                     PARKING TICKET REQUEST FORM


IMPORTANT: If you plan to attend the Annual Meeting, you must sign this form and return it to NSP by April 10, 1998. Your Tickets will be mailed to you approximately one week prior to the meeting along with directions and parking instructions.


--------------------------------------------------------------------------------

                                                                      THIS IS
                                                                        NOT
                                                                      A PROXY

--------------------------------------------------------------------------------

I (We) will attend NSP's Annual Meeting, and I (we) have read and understand the Meeting Guidelines and security procedures. NOTE: Sign and return ONLY if you plan to attend the meeting.

Signature______________________________________ Date_____________________, 1998

Signature______________________________________ Date_____________________, 1998

--------------------------------------------------------------------------------

[LOGO] NSP                NORTHERN STATES POWER COMPANY               PROXY FORM
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401


The undersigned appoints Edward J. McIntyre, John P. Moore, Jr. and Gary R. Johnson, or any of them, each with full power of substitution, to represent and vote the shares of stock held by the undersigned at the Annual Meeting of Shareholders on Wednesday, April 22, 1998, at 10 a.m., and any adjournments thereof, as follows. If you want, you can indicate your vote and this Proxy will be voted as indicated. If no markings are made, the proxy will be voted "FOR" Proposals 1,2,3,4 and 5 and "AGAINST" Proposal 6.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

     1. ELECTION OF THREE DIRECTORS IN CLASS III. (If you wish to withhold authority to vote for any of the Directors, strike out the appropriate name(s)):

          H. Lyman Bretting    David A. Christensen    Margaret R. Preska

                                       |_| FOR     |_| WITHHOLD


     2. APPROVAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 160 MILLION SHARES TO 350 MILLION SHARES.


                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     3. APPROVAL OF AMENDMENTS TO THE COMPANY'S EXECUTIVE LONG-TERM INCENTIVE AWARD STOCK PLAN.

                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     4.   APPROVAL OF THE COMPANY'S EXECUTIVE ANNUAL INCENTIVE AWARD PLAN.

                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     5.   APPROVAL OF APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT AUDITORS.

                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.


     6. SHAREHOLDER RESOLUTION ON CONVERSION OF PRAIRIE ISLAND NUCLEAR PLANT TO NATURAL GAS PLANT.


                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     7. IN THEIR DISCRETION TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


                          (TO BE SIGNED ON OTHER SIDE)

================================================================================

[LOGO] NSP                NORTHERN STATES POWER COMPANY              ESOP VOTING
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401       DIRECTIVE


Please sign EXACTLY as your name appears on this form.

Signature______________________________________ Date_____________________, 1998


[GRAPHIC OMITTED]
Ovals to be filled in


IMPORTANT: This Voting Directive is solicited by the Board of Directors. Please review the enclosed Proxy Statement, complete this Voting Directive and return it promptly in the enclosed envelope. If you plan to attend the meeting, please review the meeting guidelines, complete the Ticket Request Form below and return it with your Voting Directive.


                    (CONTINUED AND TO BE VOTED ON OTHER SIDE)

================================================================================

[LOGO] NSP               1998 ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply for NSP's Annual Meeting of Shareholders on Wednesday, April 22, 1998 at 10:00 a.m. at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota.

1. To gain entrance to the meeting, you must present an admission ticket or evidence of ownership of NSP stock. To obtain an admission ticket, complete the request form below and return it to NSP by April 10, 1998.

2. You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.


3. The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the ESOP Voting Directive in the envelope provided. If you wish to change your vote or have not voted, a ballot will be distributed to you at the meeting.


4. Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.


5. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company Representative, and the Company will respond as soon as possible after the meeting.


6. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

================================================================================

[LOGO] NSP                NORTHERN STATES POWER COMPANY
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

                                                    ANNUAL MEETING ADMISSION AND
                                                     PARKING TICKET REQUEST FORM


IMPORTANT: Because of limited seating capacity at the Annual Meeting, employees are urged to forego attending so that other shareholder groups may attend. However, if you want to attend, the time away from your work would be personal time. In keeping with Company Policy you must obtain your Supervisor's permission to take a Vacation or MAT day. To request an Admission Ticket and Parking Ticket, you and your Supervisor must sign below. Return the completed form to NSP by April 10, 1998. Your Tickets will be mailed to you approximately one week prior to the meeting along with directions and parking instructions.


--------------------------------------------------------------------------------

                                                                  THIS IS
                                                                     NOT
                                                                  A VOTING
                                                                 DIRECTIVE

I will attend NSP's Annual Meeting, and have read and understand the Meeting Guidelines and security procedures. NOTE: Sign and return ONLY if you plan to attend the meeting.

Signature of ESOP Participant_______________________  Date________________, 1998

Signature of Supervisor_____________________________  Date________________, 1998

--------------------------------------------------------------------------------

[LOGO] NSP                NORTHERN STATES POWER COMPANY              ESOP VOTING
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401       DIRECTIVE


The undersigned hereby instructs First Trust N.A. St. Paul, Minnesota, Trustee of the Northern States Power Company Employee Stock Ownership Trust to vote the common stock shares allocated to the Account of the undersigned in said Trust, either directly or by designation of proxies, at the Annual Meeting of Shareholders on Wednesday, April 22, 1998, at 10 a.m., and any adjournments thereof, as follows. If you want, you can indicate your vote and your Directive will be voted as indicated. Be sure to follow the instructions below for marking your Directive to assure that your vote is counted. If no markings are made, your Directive will be voted "FOR" Proposals 1,2,3,4 and 5 and "AGAINST" Proposal 6.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

     1. ELECTION OF THREE DIRECTORS IN CLASS III. (If you wish to withhold authority to vote for any of the Directors, strike out the appropriate name(s)):

          H. Lyman Bretting    David A. Christensen    Margaret R. Preska

                                        |_| FOR     |_| WITHHOLD


     2. APPROVAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON STOCK SHARES FROM 160 MILLION SHARES TO 350 MILLION SHARES.


                                        |_| FOR     |_| AGAINST     |_| ABSTAIN

     3. APPROVAL OF AMENDMENTS TO THE COMPANY'S EXECUTIVE LONG-TERM INCENTIVE AWARD STOCK PLAN.

                                        |_| FOR     |_| AGAINST     |_| ABSTAIN

     4.   APPROVAL OF THE COMPANY'S EXECUTIVE ANNUAL INCENTIVE AWARD PLAN.

                                        |_| FOR     |_| AGAINST     |_| ABSTAIN

     5.   APPROVAL OF APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT AUDITORS.

                                        |_| FOR     |_| AGAINST     |_| ABSTAIN

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.


     6. SHAREHOLDER RESOLUTION ON CONVERSION OF PRAIRIE ISLAND NUCLEAR PLANT TO NATURAL GAS PLANT.


                                       |_| FOR     |_| AGAINST      |_| ABSTAIN

     7. IN THEIR DISCRETION TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                          (TO BE SIGNED ON OTHER SIDE)

================================================================================

INSTRUCTIONS FOR MARKING YOUR VOTING DIRECTIVE

Your vote is important! Please follow the instructions below for marking your choices:


         CORRECT MARK                   INCORRECT MARKS
             |_|                       |_|  |_|  |_|  |_|

          *    Use a No. 2 pencil or blue or black ink pen only.
          *    Do not use pens with ink that soaks through the paper.
          *    Make solid marks that fill the oval completely.
          *    Make no stray marks on the directive.
          *    Do not fold, tear or mutilate the directive.

THANK YOU FOR VOTING.